UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

United States Cellular Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

UNITED STATES CELLULAR CORPORATION
8410 West Bryn Mawr Avenue Chicago, Illinois 60631 Phone: (773) 399-8900

April 5, 2022

Dear Fellow Shareholders:
You are cordially invited to attend the 2022 annual meeting of shareholders ("2022 Annual Meeting") of United States Cellular Corporation ("UScellular") on Tuesday, May 17, 2022, at 8:30 a.m., central time, at UScellular Plaza, 8410 W. Byrn Mawr Avenue, Chicago, Illinois. Due to health and safety considerations related to COVID-19, in-person attendance at the 2022 Annual Meeting will require proof of either vaccination or a negative COVID-19 test result from within 72 hours of the commencement of the 2022 Annual Meeting. At the meeting, we will report on the accomplishments and plans of UScellular.
The Notice of the 2022 Annual Meeting of Shareholders and 2022 Proxy Statement ("2022 Proxy Statement") of our board of directors is attached. Also enclosed is our 2021 Annual Report to shareholders ("2021 Annual Report"). At the 2022 Annual Meeting, shareholders are being asked to take the following actions:
1.     elect the director nominees named in the attached 2022 Proxy Statement;
2.     ratify the selection of independent registered public accounting firm for the current fiscal year;
3.     approve the United States Cellular Corporation 2022 Long-Term Incentive Plan which would authorize 7 million Common Shares for issuance under the plan; and
4.     approve, on an advisory basis, the compensation of our named executive officers as disclosed in the attached 2022 Proxy Statement (commonly known as "Say-on-Pay").
Your board of directors unanimously recommends a vote "FOR" its nominees for election as directors, "FOR" the proposal to ratify accountants, "FOR" the Long-Term Incentive Plan, and "FOR" the Say-on-Pay proposal.
Although we intend to hold the meeting in person, we are actively monitoring the COVID-19 situation and are sensitive to the public health and travel concerns of our shareholders. In the event that it is not possible or advisable to hold the meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing the notice as Definitive Additional Materials with the Securities and Exchange Commission.
We would like to have as many shareholders as possible represented at the 2022 Annual Meeting. Therefore, whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card(s), or vote on the Internet in accordance with the instructions set forth on the proxy card(s).

Very truly yours,

LeRoy T. Carlson, Jr. Chairman	Laurent C. Therivel President and Chief Executive Officer

UNITED STATES CELLULAR CORPORATION

Dear Shareholders,
At UScellular our mission is and always has been to keep customers connected to the people and places that matter most to them. This mission guides all of our activities, and I’m proud of the progress we made towards it in 2021, as well as the steps we took to position the business for 2022 and beyond.
In 2021, UScellular grew total service revenues, including core postpaid revenues, and generated positive momentum in the growth areas of our business—business and government, prepaid, and fixed wireless. Frontline associates persevered through a very challenging environment due to the ongoing pandemic and the associated requirements and restrictions. We made significant investments in our network to ensure we are providing high-quality connections in all our markets, especially those underserved by other carriers. As part of this effort, we made successful bids to accumulate mid-band spectrum to enable our 5G growth strategy and now own 100 MHz of mid-band spectrum that will cover 80% of our customers. We also launched our “America’s Locally Grown Wireless” branding campaign, which is gaining traction and will continue to evolve.
Our plan to win in 2022 is supported by a strategy to drive revenue growth and increase our return on capital over time. The key pillars of that strategy are:
Continued Focus on Growth In 2022, UScellular is focused on growing revenue in several areas of the business. We are looking to grow our postpaid and prepaid business, concentrating our efforts on improving our value proposition and digital experience, as well as a continued focus on customer lifecycle management. Also, we will leverage our regionalization strategy to further enable a community-focused go-to-market approach and drive a deeper understanding of our customers.
We continue to expand our high-speed internet products, as we roll out 5G fixed wireless access to more markets and continue to grow our existing 4G LTE product. We will also continue to invest in business and government, with an emphasis on new distribution opportunities and ramping up sales efforts. Lastly, we will continue to drive strong revenue growth in our tower business to further leverage these strategic assets.
Advance the Network Network performance remains a key driver of customer satisfaction and a hallmark of UScellular's strategic positioning. Our multi-year network modernization program is on track as we offer 5G in portions of substantially all of our markets and will further expand our 5G footprint in 2022.
Invest in our Team The culture at UScellular is based upon the fundamental belief that UScellular’s long-term success is inextricably tied to associate engagement and high ethical standards. In 2022, we are focused on the further integration of diversity, equity, and inclusion in all our people processes. UScellular regularly surveys its associates, and those surveys have consistently shown that associates have strong engagement and high overall job satisfaction.
Expand Return on Capital In addition to our continued focus on growing revenues, maintaining expense discipline through operational efficiency is crucial in achieving better returns on capital. We will continue our multi-year program to realize efficiencies in capital expenditures and operating costs.
Optimize Infrastructure Programs Bringing connectivity to the underserved has been a foundational goal of UScellular since our company began. Our 5G network is well-positioned to meet increasing traffic demand and expand broadband services to help bridge the digital divide in our local communities. Our work deploying 5G millimeter wave technology positions us as an industry leader in delivering affordable high-speed connectivity to rural America while presenting exciting new business opportunities for UScellular. In addition, we will aggressively pursue infrastructure, state, and local funding as part of our desire to bring better connectivity to underserved customers.
We thank our associates for their dedication to our customers and communities. We also want to recognize their hard work, resilience, and innovation in providing outstanding service to UScellular customers, in exceptionally challenging circumstances. Thank you to our shareholders and debt holders for your continuing support of our long-term plans and strategies.

Sincerely,

LeRoy T. Carlson, Jr. Chairman	Laurent C. Therivel President and Chief Executive Officer

UNITED STATES CELLULAR CORPORATION
2022 PROXY STATEMENT

Proxy Statement Summary
The following is a summary of the actions being taken at the 2022 Annual Meeting and does not include all the information that may be important to you. You should carefully read this entire Proxy Statement and not rely solely on the following summary.
Proposal 1—Election of Directors
Under the terms of UScellular's Restated Certificate of Incorporation ("Restated Charter"), the terms of all incumbent directors will expire at the 2022 Annual Meeting.
The holders of Common Shares are entitled to elect three directors. Your board of directors has nominated the following persons for election as directors by the holders of Common Shares: J. Samuel Crowley, Gregory P. Josefowicz and Cecelia D. Stewart.
Telephone and Data Systems, Inc. ("TDS"), as the sole holder of Series A Common Shares, is entitled to elect eight directors. Your board of directors has nominated the following persons for election as directors by the holder of Series A Common Shares: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Deirdre C. Drake, Harry J. Harczak, Jr., Esteban C. Iriarte, Michael S. Irizarry, Laurent C. Therivel and Vicki L. Villacrez.
Our 2022 Director Nominees

Name	Age	Gender	Race/ Ethnicity	Director Since	Independent	Principal Occupation
LeRoy T. Carlson, Jr.**	75	M	W	1984		President and CEO, TDS
Walter C. D. Carlson**	68	M	W	1989		Partner at Sidley Austin LLP
J. Samuel Crowley*	71	M	W	1998	X	Former Executive at Gold's Gym International, Inc.
Deirdre C. Drake**	56	F	B	2021		Executive Vice President - Chief People Officer
Harry J. Harczak, Jr.**	65	M	W	2003	X	Managing Director of Sawdust Capital, LLC
Esteban C. Iriarte**	49	M	H	N/A	X	Executive Vice President and Chief Operating Officer, Latin America, Millicom International Cellular S.A.
Michael S. Irizarry**	60	M	H	2020		Executive Vice President and Chief Technology Officer
Gregory P. Josefowicz*	69	M	W	2009	X	Former Chairman, CEO and President of Borders Group, Inc.
Cecelia D. Stewart*	63	F	W	2013	X	Former President of U.S. Consumer and Commercial Banking of Citigroup Inc.
Laurent C. Therivel**	47	M	W	2020		President and CEO
Vicki L. Villacrez**	60	F	W	N/A		Senior Financial Advisor and Incoming Executive Vice President and Chief Financial Officer of TDS
*To be elected by Common Shares **To be elected by Series A Common Shares
M - Male; F - Female; W - White; B - Black or African American; H - Hispanic or Latinx
Proposal 2—Ratification of Independent Registered Public Accounting Firm
As in prior years, shareholders are being asked to ratify PricewaterhouseCoopers LLP ("PwC") as the company's independent registered public accounting firm for the year ending December 31, 2022.
Proposal 3—2022 Long-Term Incentive Plan
Shareholders are being asked to approve the UScellular 2022 Long-Term Incentive Plan which would authorize 7 million additional Common Shares for issuance under the plan.
Proposal 4—Advisory Vote to Approve Executive Compensation or "Say-on-Pay"
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), shareholders are being asked to approve, on an advisory basis, the compensation of our named executive officers for 2021.

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT
TO THE SHAREHOLDERS OF
UNITED STATES CELLULAR CORPORATION
We will hold the 2022 annual meeting of the shareholders ("2022 Annual Meeting") of United States Cellular Corporation ("UScellular"), a Delaware corporation at UScellular Plaza, 8410 W. Bryn Mawr Avenue, Chicago, Illinois, on Tuesday, May 17, 2022, at 8:30 a.m., central time. At the meeting, we are asking shareholders to take the following actions:
1.     To elect the director nominees named in this proxy statement.
2.     To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022.
3.     To approve the United States Cellular Corporation 2022 Long-Term Incentive Plan which would authorize 7 million additional Common shares for issuance under the plan.
4.     To approve, on an advisory basis, the compensation of our named executive officers as disclosed herein (commonly known as "Say-on-Pay").
5.     To transact such other business as may properly come before the meeting or any postponement, adjournment or recess thereof.
Your board of directors recommends a vote "FOR" each of the nominees for election as directors, "FOR" the proposal to ratify accountants, "FOR" approval of the Long-Term Incentive Plan, and "FOR" approval of the Say-on-Pay proposal.
We have fixed the close of business on March 22, 2022, as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2022 Annual Meeting or any postponement, adjournment or recess thereof.
We are first sending this Notice of the 2022 Annual Meeting of Shareholders and Proxy Statement, together with our 2021 Annual Report, on or about April 5, 2022, to shareholders who are receiving a paper copy of the proxy materials. We have made arrangements to commence mailing a Notice of Internet Availability of Proxy Materials on or about April 5, 2022 to other shareholders as discussed below.
Due to health and safety considerations related to COVID-19, in-person attendance at the 2022 Annual Meeting will require proof of either vaccination or a negative COVID-19 test result from within 72 hours of the commencement of the 2022 Annual Meeting.
Although we intend to hold the meeting in person, we are actively monitoring the COVID-19 situation and are sensitive to the public health and travel concerns of our shareholders. In the event that it is not possible or advisable to hold the meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing the notice as Definitive Additional Materials with the Securities and Exchange Commission.

VOTING INFORMATION
What matters are being presented at the 2022 Annual Meeting?
A summary of the matters being presented and important voting information is provided below:

Voting Matters	Board's Recommendations	Voting Options	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes	Page Reference
1. Election of Directors • Three director nominees elected by holders of Common Shares • Eight director nominees elected by holders of Series A Common Shares	FOR all nominees	For or Withhold authority to vote for such director nominee	*	No effect	No effect	6
2. Ratify independent registered public accountants	FOR	For, Against, or Abstain	**	Will count as a vote against	N/A	20
3. Approve 2022 Long-Term Incentive Plan	FOR	For, Against, or Abstain	**	Will count as a vote against	No effect	23
4. Approve, on an advisory basis, the compensation of named executive officers ("Say on Pay")	FOR	For, Against, or Abstain	**	Will count as a vote against	No effect	30
* Directors will be elected by a plurality of the votes cast by the class or group of shareholders entitled to vote in the election of such directors which are present in person or represented by proxy at the meeting.
** The approvals of Proposals 2, 3 and 4 will require the affirmative vote of the holders of stock having a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or represented by proxy at the meeting.
Voting Rights
Under the Restated Charter, each Series A Common Share is entitled to ten votes on all matters, and each Common Share is entitled to one vote on all matters. The holders of Common Shares, voting as a separate class, are entitled to elect 25% of the directors (rounded up to the nearest whole number), and the holders of Series A Common Shares are entitled to elect the remaining 75% of the directors (rounded down to the nearest whole number).
What is the record date for the meeting?
The close of business on March 22, 2022.
Shareholders must contact UScellular's Corporate Secretary to make arrangements to view the complete list of shareholders entitled to vote at the 2022 Annual Meeting. This examination by any shareholder, for any purpose germane to the 2022 Annual Meeting, will only be during the 2022 Annual Meeting or during normal business hours in the ten-day period prior to the 2022 Annual Meeting.
How can I contact UScellular's Corporate Secretary?
You can contact her at Jane W. McCahon, Corporate Secretary, UScellular, 8410 West Bryn Mawr Avenue, Chicago, Illinois 60631 or by email at jane.mccahon@tdsinc.com.
What shares of stock entitle holders to vote at the meeting?
We have the following classes or series of stock outstanding, each of which entitles holders to vote at the meeting:
•Common Shares; and
•Series A Common Shares.
The Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "USM."
No public market exists for the Series A Common Shares, but the Series A Common Shares are convertible on a share-for-share basis into Common Shares.

On the record date, UScellular had outstanding 52,605,559 Common Shares, par value $1.00 per share (excluding 2,462,442 Common Shares held by UScellular and a subsidiary of UScellular), and 33,005,877 Series A Common Shares, par value $1.00 per share.
What is the voting power of the outstanding shares in the election of directors?
The following shows information relating to the outstanding shares and voting power of such shares in the election of directors as of the record date:

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Total Number of Directors Elected by Class or Series
Series A Common Shares	33,005,877	10	330,058,770	8
Common Shares	52,605,559	1	52,605,559	3
Total Directors				11
TDS, as the sole holder of Series A Common Shares, is entitled to elect eight directors and the holders of Common Shares are entitled to elect three other directors.
Director Voting Sunset Provision.
As noted above, the holders of Series A Common Shares and holders of Common Shares vote separately in the election of directors. However, pursuant to UScellular's Restated Charter, if the number of Series A Common Shares issued and outstanding at any time falls below 12.5% of the number of outstanding shares of common stock, because of the conversion of Series A Common Shares into Common Shares or otherwise, the holder of Series A Common Shares would lose the right to vote as a separate class, and thereafter the holder of Series A Common Shares, with ten votes per share, and the holders of Common Shares, with one vote per share, would vote as a single class in the election of all directors.
What is the voting power of the outstanding shares in matters other than the election of directors?
The following shows information relating to the outstanding shares and voting power of such shares in matters other than the election of directors as of the record date.

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Percent
Series A Common Shares	33,005,877	10	330,058,770	86.3%
Common Shares	52,605,559	1	52,605,559	13.7%
			382,664,329	100.00%
Voting Power Sunset Provision.
Each Series A Common Share has ten votes per share in all matters and, as a result, the Series A Common Shares have a substantial majority of votes in matters other than the election of directors. However, this percentage could decrease. For instance, this could occur if TDS converts Series A Common Shares into Common Shares for any reason. Accordingly, the Restated Charter effectively has a sunset provision for voting in matters other than the election of directors because, if a sufficient number of Series A Common Shares are converted into Common Shares, the voting power of Series A Common Shares could decline below 50%.
How does TDS intend to vote?
TDS is the sole holder of Series A Common Shares and on the record date held 33,005,877 Series A Common Shares. By reason of such holding, TDS has the voting power to elect all of the directors to be elected by the Series A Common Shares. TDS also held 37,782,826 Common Shares on the record date, representing approximately 71.8% of the voting power with respect to the election of the directors to be elected by the holders of Common Shares. TDS has approximately 96.1% of the voting power with respect to matters other than the election of directors.
TDS has advised us that it intends to vote:
•FOR the board of directors' nominees for election by the Series A Common Shares and Common Shares,
•FOR the proposal to ratify the selection of PwC,
•FOR the Long-Term Incentive Plan, and
•FOR the Say-on-Pay proposal.

How do I vote?
Proxies are being requested from the holders of Common Shares in connection with the election of three directors, the ratification of PwC, and the Say-on-Pay proposal. Please sign, date and mail your proxy card(s) in the enclosed self-addressed envelope to Proxy Services, c/o Computershare Investor Services, P.O. Box 505000, Louisville, KY 40233-5000, or vote on the Internet using the control/identification number on your proxy card in accordance with the instructions set forth on the proxy card. You have the power to revoke your proxy at any time before it is voted. If you have not already voted your shares in advance of the meeting, or if you wish to change your prior vote, you will be able to vote your shares electronically during the annual meeting by clicking on the “Cast Your Vote” link on the Meeting Center site.
How will proxies be voted?
All properly voted and unrevoked proxies received in time for the 2022 Annual Meeting will be voted in the manner directed.
If no direction is made, a properly submitted proxy by a shareholder will be voted FOR the election of each of the named director nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.
How will my shares be voted if I own shares through a broker?
If you are the beneficial owner of shares held in "street name" by a broker, bank, or other nominee ("broker"), such broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.
In the event that there are no contested matters at the meeting, the broker may be entitled to vote the shares on your behalf with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case such shares will be treated as "broker non-votes"). In general, the ratification of auditors is considered a discretionary item. Matters such as the election of directors and votes on Say-on-Pay are non-discretionary items. In such cases, if your broker does not have specific or standing instructions, your shares will be treated as broker non-votes and will not be voted on such matters.
Accordingly, we urge you to provide instructions to your broker so that your votes may be counted on all matters. If your shares are held in street name, your broker will include a voting instruction form with this 2022 Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction form. Please return your voting instruction form to your broker and/or contact your broker to ensure that your shares are voted on your behalf.
What constitutes a quorum for the meeting?
A quorum is the minimum number of shares that must be represented at the Annual Meeting to conduct business at the Annual Meeting. A majority of the voting power of shares of capital stock in matters other than the election of directors and entitled to vote, present in person or represented by proxy, will constitute a quorum to permit the 2022 Annual Meeting to proceed. Withheld votes, abstentions and any broker non-votes will be counted in establishing a quorum for the meeting. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2022 Annual Meeting, such shares will constitute a quorum. In addition, where a separate vote by a class or group is required with respect to a proposal, a quorum is also required with respect to such proposal for the vote to proceed.
In the election of directors, where a separate vote by a class or voting group is required, the holders of a majority of the votes of the stock of such class or voting group, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2022 Annual Meeting, such shares will constitute a quorum with respect to the eight directors to be elected by the Series A Common Shares and the three directors to be elected by the Common Shares.
The holders of a majority of the votes of the stock issued and outstanding and entitled to vote with respect to the other proposals, present in person or represented by proxy, will constitute a quorum at the 2022 Annual Meeting in connection with such other proposals. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2022 Annual Meeting, such shares will constitute a quorum in connection with such proposals.
What does it mean if I receive more than one proxy card?
If you hold multiple series of shares, or hold shares in multiple registrations, you will receive a proxy card for each such account. Please sign, date, and return all proxy cards you receive to ensure all of your shares are counted. If you choose to vote by Internet, please vote each proxy card you receive. Only your latest dated proxy for each account will be voted at the 2022 Annual Meeting.
Can I change my vote or revoke my proxy?
Yes. You can change your vote or revoke your proxy at any time before it is voted at the 2022 Annual Meeting by written notice to the Secretary of UScellular, by voting a later-dated proxy or by voting by ballot at the meeting. Only the latest dated proxy card you vote will be counted for voting purposes.

PROPOSAL 1
ELECTION OF DIRECTORS
The terms of all incumbent directors will expire at the 2022 Annual Meeting. The board of directors' nominees for election as directors are identified in the table below. The term of office of each director elected at the 2022 Annual Meeting shall expire at the next annual meeting of shareholders in 2023, and each director elected shall serve until his or her successor shall be elected and qualify, or until his or her earlier death, resignation, removal or disqualification. Each of the nominees has consented to be named and serve if elected. All of the nominees are incumbent directors except for Mr. Iriarte and Ms. Villacrez. The age of the following persons is as of the date of this 2022 Proxy Statement.
To be Elected by Holders of Common Shares

Name	Age	Position with UScellular and Principal Occupation	Served as Director since
J. Samuel Crowley	71	Director of UScellular, Former executive at Gold's Gym International, Inc., Michaels Stores, Inc. and CompUSA, Inc.	1998
Gregory P. Josefowicz	69	Director of UScellular, Former Chairman, Chief Executive Officer and President of Borders Group, Inc. and former Chief Executive Officer of the Jewel-Osco division of American Stores Company	2009
Cecelia D. Stewart	63	Director of UScellular, Former President of U.S. Consumer and Commercial Banking of Citigroup Inc.	2013
To be Elected by Holder of Series A Common Shares

Name	Age	Position with UScellular and Principal Occupation	Served as Director since
LeRoy T. Carlson, Jr.	75	Chairman and Director of UScellular and Director and President and Chief Executive Officer of TDS, the parent of UScellular	1984
Walter C. D. Carlson	68	Director of UScellular and Partner, Sidley Austin LLP, Chicago, Illinois and Director of TDS	1989
Deirdre C. Drake	56	Executive Vice President - Chief People Officer and Head of Communications of UScellular	2021
Harry J. Harczak, Jr.	65	Director of UScellular, Managing Director of Sawdust Capital, LLC and former Executive Vice President at CDW Corporation	2003
Esteban C. Iriarte	49	Executive Vice President and Chief Operating Officer, Millicom International Cellular S.A.	N/A
Michael S. Irizarry	60	Director of UScellular, Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology of UScellular	2020
Laurent C. Therivel	47	Director of UScellular and President and Chief Executive Officer of UScellular	2020
Vicki L. Villacrez	60	Senior Financial Advisor and Incoming Executive Vice President and Chief Financial Officer of TDS	N/A
Your board of directors unanimously recommends a vote "FOR" the above nominees.

The board of directors does not have any specific, minimum qualifications that must be met by a nominee, or any specific qualities or skills that are necessary for directors to possess. The UScellular board believes that substantial judgment, diligence and care are required to identify and select qualified persons and it does not believe that it would be appropriate to place limitations on its own discretion.
The board of directors has consistently sought to nominate eminently qualified individuals that can provide substantial benefit and guidance. UScellular also believes that it is desirable to have diverse backgrounds, experience, skills and other characteristics. In addition, the conclusion of which persons should serve is based in part on the fact that UScellular is a controlled company with a capital structure in which different classes of stock vote for different directorships. In particular, because TDS owns 100% of the Series A Common Shares, nominations of directors for election by the holder of the Series A Common Shares are based on the recommendation of TDS. In addition, the board of directors may consider the recommendations of large shareholders, including TDS, in nominating persons for election as directors by the holders of Common Shares.
Board composition supports long-term strategy
UScellular exists to provide exceptional wireless communications services which enhance consumers' lives, increase the competitiveness of local businesses and improve the efficiency of government operations in mid-sized and rural markets we serve. UScellular's board of directors has broad experiences, qualifications, attributes and skills that support its long-term strategy.
Nominees for Election by Holders of Common Shares

J. Samuel Crowley Independent Director		Age: 71
Current Role: Director; Private Investor		Director since: 1998

Mr. Crowley has significant experience with UScellular and the wireless industry, in addition to his many years of Board, Audit and Long-Term Incentive Compensation Committee experience. He brings substantial experience in retail management and operations. Mr. Crowley also has expertise in areas of strategy, technology, new concept development, customer service culture and operational structure and efficiency. In 2013, the National Association of Corporate Directors (NACD) named Mr. Crowley a NACD Fellow recognizing his commitment to the highest standards of boardroom leadership. Mr. Crowley also brings cyber-risk oversight experience to the board since he completed the NACD Cyber-Risk Oversight program and earned the CERT Certificate in Cybersecurity Oversight. Mr. Crowley received an undergraduate degree from Rice University and an MBA from the University of Texas at Dallas.

Board Committees:
Audit Committee, Chairperson since 2001, Designated financial expert
Long-Term Incentive Compensation Committee
Prior Business and other Experience:
Chief Operating Officer, Gold’s Gym (2005-2007)
Senior Vice President-New Ventures, Michaels, Stores, Inc. (2002-2003)
Business Strategy Consultant, Insider Marketing (2000-2002)
Multiple operating roles at CompUSA (1989-2000)

Current Public Company Boards None	Former Public Company Boards Vois, Inc. (2010-2011) Goodman Networks (2014-2016), Audit Committee, Chairperson and designated financial expert

Gregory P. Josefowicz Independent Director	Age: 69
Current Role: Director; Private Investor	Director since: 2009

Mr. Josefowicz has significant experience with UScellular and the wireless industry, in addition to his many years of Board, Long-Term Incentive Compensation, Audit and Technology Advisory Committee experience. He has substantial experience in retail marketing, merchandising and general management, along with service as a public company board member. He also has extensive executive leadership experience from leading large retail operations. In addition, he has substantial experience as a result of serving on multiple Audit, Compensation, and Nominating and Governance Committees. Mr. Josefowicz holds a BA in Marketing from Michigan State University and an MBA from Northwestern University’s J. L. Kellogg Graduate School of Management.

Board Committees:
Audit Committee
Long-Term Incentive Compensation Committee, Chairperson since 2017
Technology Advisory Group
Prior Business and other Experience:
True Value Company (2010-2018); Vice Chairman
Borders Group, Inc. (1999-2006), President and Chief Executive Officer
Tops Holding Corporation (2008-2013). Board member
President, Albertson’s Inc.(1999)
Jewel-Osco division of American Stores (1974-1999), including several executive leadership positions and ending as its President

Current Public Company Boards Empire Company Limited, since 2016; Human Resources Committee
Former Public Company Boards
Borders Group, Inc., Chairperson (2002-2006)
PetSmart, Inc. (2004-2015); Chairperson; Lead Director; Compensation Committee; Nomination and Governance Committee
Roundy’s, Inc. (2012-2015); Audit Committee; Compensation Committee; Nominating and Corporate Governance; Lead Director
Ryerson, Inc. (1999-2006); Audit Committee, Chairperson
Spartan Stores (2001-2005); Compensation Committee
TDS (2007-2009)
Winn-Dixie Stores, Inc. (2006-2012); Audit Committee, designated financial expert; Lead Director

Cecelia D. Stewart Independent Director		Age: 63
Current Role: Director; Private Investor		Director since: 2013

Ms. Stewart has significant experience with UScellular and the wireless industry, in addition to her many years of Board, Long-Term Incentive Compensation, Audit and Technology Advisory Group Committee experience. She has more than 30 years of experience in the consumer banking industry. She also has extensive executive leadership experience from leading large, global financial services firms. Further, her background and attributes bring diversity to the board. Ms. Stewart has an MBA from Winthrop University’s Executive MBA program and she was awarded an Honorary Doctorate Degree from Winthrop University in 2014.

Board Committees:
Audit Committee
Long-Term Incentive Compensation Committee
Technology Advisory Group Committee
Prior Business and other Experience:
President, U.S. Consumer and Commercial Banking of Citigroup Inc. (2011-2014)
Morgan Stanley, President of Retail Banking Group and Chief Executive Officer of the Private Bank Division (2009-2011)
Wachovia Corporation (1978-2008), several leadership positions including Executive Vice President and head of retail and small business banking

Current Public Company Boards First Horizon National Corporation, since 2014; Audit Committee; Information Technology Committee, Chairperson	Former Public Company Boards None
Your board of directors unanimously recommends a vote "FOR" each of the above nominees for election by the holders of Common Shares.

Nominees for Election by Holders of Series A Common Shares

LeRoy T. Carlson, Jr. Chairman of the Board and Non-Independent Director		Age: 75
Current Role: Director; TDS President, since 1981, and TDS Chief Executive Officer, since 1986		Director since: 1984

Mr. Carlson brings substantial experience with respect to the wireless industry as a result of his many years as an investor in TDS, a trustee of the TDS Voting Trust, a director and President and Chief Executive Officer of TDS, and a director and Chairman of UScellular. As the senior executive officer of UScellular and of its parent, the board of directors considers it essential that Mr. Carlson serve on the UScellular board. Also, because he is a director and officer of TDS, the largest shareholder of UScellular, his participation on the board permits him to represent the long-term interest of UScellular shareholders. He also has experience as chairperson of the Technology Advisory Group Committee and as a member of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson has a bachelor's degree from Harvard College and an MBA from Harvard Graduate School of Business.
LeRoy T. Carlson, Jr. is the brother of Walter C. D. Carlson.
Board Committee: Technology Advisory Group Committee, Chairperson Prior Business and other Experience: Trustee of the TDS Voting Trust
Current Public Company Boards: TDS, since 1968	Former Public Company Boards: Aerial Communications American Paging

Walter C. D. Carlson Non-Independent Director		Age: 68
Current Role: Director; Partner of the law firm Sidley Austin LLP for more than five years		Director since: 1989

Mr. Carlson brings substantial experience with respect to UScellular and the wireless industry as a result of his many years as an investor in TDS, as a trustee of the TDS Voting Trust, as a director of TDS and Chairman of the TDS Board. Also, because he is a director of TDS, the largest shareholder of UScellular, his Board participation permits him to represent the long-term interests of UScellular shareholders. Mr. Carlson is an experienced litigator and has represented many public and private corporate clients. He also has experience as a member and the chairperson of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson has a bachelor’s degree from Yale University and a J.D. from Harvard University.
Walter C. D. Carlson is the brother of LeRoy T. Carlson, Jr.
Prior Business and other Experience: Trustee of the TDS Voting Trust
Current Public Company Boards: TDS, since 1981	Former Public Company Boards: Aerial Communications, Inc.

Deirdre C. Drake Non-Independent Director		Age: 56
Current Role: Executive Vice President - Chief People Officer and Head of Communications of UScellular		Director since: 2021

Ms. Drake has significant experience with UScellular and the wireless industry having served as a senior officer since 2014. She was appointed Executive Vice President - Chief People Officer in September 2020. Prior to that, she was Executive Vice President and Chief Human Resources Officer since May 2018. She joined UScellular as Senior Vice President - Chief Human Resources Officer in 2014. Ms. Drake is responsible for all aspects of the human resources organization and for communications at UScellular. Further, her background and attributes bring diversity to the board. Ms. Drake has a bachelor of science degree in business administration from Central Michigan University and an MBA from St. Joseph's University.

Prior Business and other Experience:
Bank of Montreal Financial Group, Managing Director and Chief Human Resources Officer, BMO Capital Markets, (2012-2014); Senior Vice President, Human Resources, U.S. (2006-2012)
Aramark Corporation (1995-2006), several executive leadership roles including Senior Vice President, Human Resources, Healthcare and Education Division

Current Public Company Boards: None	Former Public Company Boards: None

Harry J. Harczak Independent Director		Age: 65
Current Role: Director; Managing Director of Sawdust Capital, LLC, since 2008		Director since: 2003

Mr. Harczak has significant experience with UScellular and the wireless industry, in addition to his many years of Board and Audit Committee experience. He brings substantial experience in finance, sales, operations and management as a result of his executive leadership positions at CDW. He also has significant experience in accounting and auditing as a result of being a chief financial officer and a former partner at PricewaterhouseCoopers. Mr. Harczak is a Certified Public Accountant (inactive). Mr. Harczak has a bachelor of science degree in accounting from DePaul University and an MBA from the University of Chicago.

Board Committee:
Audit Committee, Designated financial expert
Prior Business and other Experience:
CDW Corporation (1994-2007), including several executive leadership positions most recently as Chief Financial Officer and Executive Vice President of Sales, Marketing and Business Development
PricewaterhouseCoopers LLP

Current Public Company Boards: None	Former Public Company Boards: Tech Data Corporation (2008-2020); Audit Committee, Chairperson; Cybertech Committee

Esteban C. Iriarte Independent Director		Age: 49
Current Role: Executive Vice President and Chief Operating Officer of Millicom International Cellular S.A.		Director since: N/A

Mr. Iriarte has significant leadership experience in the wireless and cable industries having served in several executive leadership positions with Millicom International Cellular S.A. (Millicom) since 2009. Millicom provides cable and mobile services dedicated to emerging markets in Latin America. Since 2016, Mr. Iriarte has been Executive Vice President and Chief Operating Officer of Millicom, where he currently leads operations in nine different Latin American markets each with its own competitive context, product and management teams. Previously, Mr. Iriarte was Chief Executive Officer of Millicom’s Colombian businesses and prior to this was head of Millicom’s regional Home and B2B divisions. From 2009 to 2011, he was CEO of Amnet Inc., a leading service provider in Central America for broadband, cable TV, fixed line and data services that was bought by Millicom in 2008. He also brings significant experience successfully competing against large incumbent competitors in Latin America. Further, his background and attributes bring diversity to the board, in addition to his work in emerging markets in Latin America. Mr. Iriarte has a bachelor degree from Universidad Católica Argentina, Ciudad de Buenos Aires, Argentina and an MBA from Universidad Austral, Ciudad de Buenos Aires, Argentina.

Mr. Iriarte was recommended by a third-party search firm.

Prior Business and other Experience:

Board Member, SURA Asset Management S.A. de C.V (2016-present), a privately owned investment manager and subsidiary of Grupo de Inversiones Suramericana S.A.

Manager, Operations, Cablevision Inc. (2006-2009)

Current Public Company Boards: None	Former Public Company Boards: None

Michael S. Irizarry Non-Independent Director		Age: 60
Current Role: Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology of UScellular		Director since: 2020

Mr. Irizarry has significant experience with UScellular and the wireless industry having served as an executive officer of UScellular since 2002. He was appointed Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology in 2021. Prior to that he was Executive Vice President and Chief Technology Officer-Engineering and Information Services since 2011. Prior to that, he was Executive Vice President-Engineering and Chief Technology Officer since 2003. He joined UScellular as Executive Vice President and Chief Technology Officer in 2002. He is responsible for the company’s information systems and technology, as well as all of the wireless technological advancements. He is also on the board of the Next Generation Mobile Networks Alliance. Further, his background and attributes bring diversity to the board. He has a bachelor's degree in engineering from World College, a master of science in information management and an MBA from the International School of Information Management, a Ph.D. in Communications Technology from Capella University's School of Business and Technology and a Ph.D. in Computer Science and Enterprise Information Management from Colorado Technical University.
Prior Business and other Experience: Verizon Wireless (2000-2002) Vice President Network Engineering Bell Atlantic Mobile (1996-2000) Executive Director Network PageNet (1988-1995)
Current Public Company Boards: None	Former Public Company Boards: None

Laurent C. Therivel Non-Independent Director		Age: 47
Current Role: President and CEO of UScellular		Director since: 2020

Mr. Therivel brings substantial experience, expertise and qualifications to UScellular and its subsidiaries as a result of his leadership role at UScellular. Mr. Therivel brings over 15 years of experience in the telecommunications industry, including more than 10 years at AT&T. Mr. Therivel has experience in wireless and wireline operations, strategy and finance. He served as the Chief Operating Officer at IPcelerate, a VoIP applications provider, and as a strategy consultant at Bain & Co. He also served as a Communications Officer in the U.S. Marine Corps. Therivel holds bachelor's degrees in business administration and marketing from Texas A&M University and an MBA from Harvard Business School.

Prior Business and other Experience

Significant leadership and operational experience with AT&T (2008-June 2020) including CFO of AT&T Business Solutions; senior vice president of AT&T Small Business Solutions and most recently CEO of AT&T Mexico.

Chief Operating Officer for IPcelerate, Inc. (2006-2008)

Bain & Company (2003-2006)

United States Marine Corps (1997-2001)

Current Public Company Boards TDS, since 2020	Former Public Company Boards None

Vicki L. Villacrez Non-Independent Director		Age: 60
Current Role: Senior Financial Advisor and Incoming Executive Vice President and Chief Financial Officer of TDS		Director since: N/A

Ms. Villacrez has significant experience with the telecommunications industry as a result of her over thirty years at the TDS enterprise. She has substantial experience in finance, accounting, financial planning and strategic analysis. Ms. Villacrez is currently Senior Financial Advisor of TDS and in May 2022 she will become TDS’ Executive Vice President and CFO. She was previously TDS Telecom’s Senior Vice President Finance and CFO since 2017 and prior to that TDS Telecom’s Vice President Finance and CFO since 2012. Prior to that Ms. Villacrez held several financial leadership positions with growing responsibility at TDS, including leading Financial Analysis and Strategic Planning. Further, her background and attributes will bring diversity to the board. Ms. Villacrez has a bachelor's degree in accounting from Upper Iowa University and an MBA from Edgewood College. She is also a CPA.
Prior Business and other Experience Significant leadership and operational experience with TDS and its subsidiary TDS Telecom (1989-present), most recently TDS Telecom's Senior Vice President and CFO
Current Public Company Boards None	Former Public Company Boards None

Your board of directors unanimously recommends a vote "FOR" each of the above nominees for election by the holders of Series A Common Shares.

CORPORATE GOVERNANCE
Board of Directors
The business and affairs of UScellular are managed by or under the direction of the board of directors. The board of directors consists of eleven members. Holders of Common Shares elect 25% of the directors rounded up to the nearest whole number, or three directors based on a board size of eleven directors. TDS, as the sole holder of Series A Common Shares, elects the remaining eight directors.
Board Leadership Structure
Under our leadership structure, the same person does not serve as both the chairman of the board and chief executive officer. LeRoy T. Carlson, Jr. serves as Chairman and, in that capacity, sets the agenda and presides over board of directors' meetings, and assesses the performance of UScellular. Laurent C. Therivel serves as President and Chief Executive Officer and is responsible for day-to-day leadership and performance and, in that capacity, regularly confers and consults with the Chairman with respect to important strategic, operating and financial activities and decisions.
This leadership structure is set forth in the Bylaws. UScellular has determined that this leadership structure is appropriate given that it is controlled by TDS. Additionally, UScellular believes that its leadership structure facilitates risk oversight because the role of the President and Chief Executive Officer, who has primary operating responsibility to assess and manage UScellular's exposure to risk, is separated from the role of the Chairman of the Board, who sets the agenda for and presides over board of directors' meetings at which the UScellular board exercises its oversight responsibility with respect to risk.
Board Role in Risk Oversight
The UScellular board of directors is primarily responsible for oversight of the risk assessment and risk management process. Although the board of directors can delegate this responsibility to board committees, the UScellular board of directors has not done so. Instead the actual risk assessment and risk management is carried out by the President and Chief Executive Officer and other officers and then reported to the board of directors.
As part of its oversight responsibilities, the board of directors reviews the Enterprise Risk Management (ERM) program which applies to TDS and all of its business units, including UScellular. This program was designed with the assistance of an outside consultant and is integrated into TDS' existing management and strategic planning processes, including such processes of UScellular. The ERM program provides a common enterprise-wide language and discipline around risk identification, quantification and mitigation.
Although the UScellular board of directors has ultimate oversight authority over risk, certain committees have responsibilities relating to risk. Under NYSE listing standards, and as set forth in its charter, the Audit Committee is required to discuss policies with respect to risk assessment and risk management. Accordingly, the Audit Committee discusses UScellular's major financial and operational risk exposures and the steps management has taken to monitor and control such exposures in connection with its review of financial statements and related matters on a quarterly basis.
In addition, as part of the ERM program, the Audit Committee, while not solely responsible for ERM, discusses guidelines and policies to govern the process by which risk assessment and risk management are handled. The Audit Committee receives updates and discusses policies with respect to risk assessment and risk management on a regular basis.
In addition, the Long-Term Incentive Compensation Committee (LTICC), which has responsibilities relating to the equity compensation of the executive officers, and the Chairman of UScellular, who in effect functions as the compensation committee for non-equity compensation for the executive officers other than himself, consider risks relating to compensation of executive officers, as discussed in the Compensation Discussion and Analysis and Risks from Compensation Policies and Practices.
Furthermore, TDS has established a Technology Advisory Group (TAG) for TDS and its business units, including UScellular. The TAG enhances the Board’s risk oversight through its review of technologies the Company is investing in and through discussion of potential technology disruptions. Related to this, the UScellular board of directors established a TAG Committee of the board of directors that consists of directors who participate in the TAG.

Board Oversight of Cybersecurity
UScellular believes oversight of cybersecurity risks is the responsibility of the full board of directors and the board of directors receives annual updates regarding UScellular's assessment of threats and mitigation plans and updates as warranted. The Audit Committee also exercises oversight for the control-related cybersecurity risks and mitigation plans and receives updates at least semiannually. The Audit Committee oversees the Company’s processes over internal controls and financial reporting that includes controls and procedures that are designed to ensure that significant cybersecurity incidents are communicated to both management and the Audit Committee. Cybersecurity is also discussed at the Technology Advisory Group as warranted.
J. Samuel Crowley, chairperson of the UScellular Audit Committee, completed the NACD Cyber-Risk Oversight program and earned the CERT Certificate in Cybersecurity Oversight issued by Software Engineering Institute at Carnegie Mellon University. The program is designed to help directors enhance their cybersecurity literacy and strengthen the board's role in overseeing the organization's cyber preparedness.
Human Capital Management
The culture at UScellular starts with taking care of its people. UScellular provides a competitive wage and benefits package, a safe workplace, and an environment where associates feel engaged and included. UScellular periodically surveys its associates and those surveys have consistently shown that associates have strong engagement and high overall job satisfaction.
UScellular adheres to equal opportunity, which leads to greater diversity of thoughts, ideas and the innovation needed to move the business forward. UScellular strives to support an inclusive and diverse workforce and wants its associates to feel supported without regard to race, color, religion, national origin, age, genetic information, sex, gender identity or expression, sexual orientation, marital status, disability, protected veteran status, or any other characteristics protected by applicable federal, state or local law. UScellular is committed to demonstrating equity and fairness through the inclusion of diverse associates, customers, and suppliers. Additionally, UScellular supports various associate resource groups to promote diverse and inclusive experiences that align with UScellular’s vision and values, increase associate engagement and empowerment, and support professional development.
Since its founding, UScellular has been committed to associate development, which is critical to its success. UScellular provides job specific, diversity and inclusion, safety, and fraud and IT security awareness training for all associates – and also offers programs to further develop its associates including educational assistance, developmental assignments, and mentoring programs.
UScellular is committed to supporting and enhancing the communities it serves through local and philanthropic initiatives that enrich the lives of those living where it operates and where its associates live, work and play. UScellular encourages associates to volunteer and support local organizations and community groups. Local communities are at the center of UScellular’s business, and it takes great pride in giving back to the people and places that contribute to its sustainability and long-term success.
Commitment to Diversity and Inclusion
UScellular held a three-day 2021 Inclusion Summit featuring UScellular leaders, associates, and guest speakers from across the country who shared what Diversity, Equity, and Inclusion looks like in the future. The theme, Rise Up, asked attendees to consider how to individually and collectively Rise Up to take that next step and move from talking to taking action. Mr. Therivel kicked off the summit and spoke about UScellular's commitment to Diversity, Equity, and Inclusion.
This was UScellular's second annual inclusion summit.
COVID-19 Response
UScellular recognizes its responsibility of providing critical communications and services that its customers and communities depend on. This recognition led the full Board of UScellular to take responsibility for the oversight of COVID-19 actions and impacts. Throughout the crisis, management has continually updated the Board on its programs to keep its associates and customers safe, performance of the network and treasury initiatives to ensure financially flexibility. UScellular also supported its communities with donations.
Associate safety and well-being throughout the COVID-19 pandemic has remained a top priority, and enhanced safety protocols have been established using the Center for Disease Control and Prevention (CDC) guidelines. Frontline associates have been supported through allocation of Personal Protective Equipment (PPE), facilities changes to enhance safety and social distancing, and adherence to cleaning and safety protocols, while non-customer-facing associates have continued to be supported in a remote work environment.

Director Independence and New York Stock Exchange Listing Standards
UScellular Common Shares are listed on the NYSE. Under NYSE listing standards, UScellular is a "controlled company" because over 50% of the voting power for the election of directors is held by TDS. Accordingly, UScellular is exempt from certain listing standards under the rules of the NYSE that require listed companies that are not controlled companies to (i) have a board composed of a majority of directors who qualify as independent, (ii) have a compensation committee composed entirely of directors who qualify as independent, and (iii) have a nominating/corporate governance committee composed entirely of directors who qualify as independent.
As discussed below under "Audit Committee," the following members of the Audit Committee qualify as independent under the NYSE listing standards: J. Samuel Crowley (chairperson), Harry J. Harczak, Jr., Gregory P. Josefowicz and Cecelia D. Stewart. In addition to the four independent directors on the Audit Committee, incumbent Ronald E. Daly and director nominee Esteban C. Iriarte qualify as independent directors under the listing standards of the NYSE. As a result, both before and after the 2022 Annual Meeting, five of the eleven directors, or 45% of the directors, have been determined to qualify as independent under the listing standards.
Meetings of Board of Directors
Our board of directors held seven meetings during 2021. Each director attended at least 75% of the total number of meetings and at least 75% of the total number of committee meetings on which such person was a member of the committee (during the period such person was a director).
Corporate Governance Best Practices
The following identifies a number of the good corporate governance best practices adopted and followed by UScellular:
•Annual election of directors.
•UScellular has adopted Corporate Governance Guidelines that are intended to reflect good corporate governance and other best practices.
•The positions of (i) Chairman of the Board and (ii) President and Chief Executive Officer are separated.
•The Audit Committee, which is comprised entirely of independent directors as required, operates under a charter and in a manner that is intended to reflect good corporate governance and other best practices.
•The UScellular Chairman, who is the CEO of the controlling shareholder (TDS), approves executive compensation, other than long-term equity-based compensation, ensuring the interests of shareholders are represented in compensation matters.
•Although not required to do so as a controlled company, UScellular has established a LTICC, comprised solely of independent directors, with responsibility for long-term equity-based compensation.
•The LTICC operates under a charter and in a manner that is intended to reflect good corporate governance and other best practices.
•The LTICC uses market compensation information supplied by our compensation consultant, Willis Towers Watson, as one factor in making executive officer long-term equity-based compensation decisions.
•Annual self-assessment of board.
•UScellular holds an annual "Say-on-Pay" vote.
•At least once per year, independent directors will meet without non-independent directors and management
•Non-management directors meet at regularly scheduled executive sessions without management
•The UScellular Charter and Bylaws can be amended by a simple majority vote.
Corporate Governance Guidelines
UScellular's corporate governance guidelines address (i) board of directors structure, (ii) director qualification standards, (iii) director responsibilities, orientation and continuing education, (iv) director compensation, (v) board resources and access to management and independent advisors, (vi) annual performance evaluation of the board and committees, (vii) board committees, (viii) management succession and (ix) periodic review of the guidelines.
These Guidelines provide that, once each year, the board of directors will discuss corporate governance, including the allocation of seats between independent and non-independent directors.

A copy of such guidelines is available on UScellular's website, www.uscellular.com, Investor Relations—Corporate Governance—Governance Documents—Governance Guidelines.
Management Succession Planning
Our Board recognizes that one of its most important duties is to oversee the development of executive talent and ensure continuity at UScellular. The Executive Vice President – Chief People Officer and Head of Communications takes the lead in overseeing succession planning and assignments to key leadership positions, and regularly reports to the full Board during executive sessions.
Board Self-Assessment
Pursuant to these Guidelines, under the leadership of the Chairman, the board of directors performed a self-assessment and evaluated its performance and effectiveness as a board in 2021. This self-assessment covered matters relating to board meetings, board composition, committees, board oversight, and other matters.

Audit Committee
Meetings in Fiscal 2021: 8, including joint meetings with TDS Audit Committee
Members: J. Samuel Crowley (Chair)[FE], Gregory P. Josefowicz, Cecelia D. Stewart, Harry J. Harczak[FE]
Responsible for:
● Assisting the board of directors of UScellular in its oversight of the:
• the integrity of financial statements
• compliance with legal and regulatory requirements
• qualifications and independence of our registered public accounting firm
• performance of the internal audit function and registered public accounting firm
• cybersecurity
● Preparing an audit committee report
● Reviewing related party transactions
● Performing functions outlined in the UScellular Audit Committee Charter
[FE] - Audit Committee Financial Expert as defined by the SEC
Each member qualifies as independent under the NYSE standards and Section 10A-3 that is applicable only to Audit Committee members.
A copy of the committee charter is available on UScellular’s website, www.uscellular.com, Investor Relations - Corporate Governance - Governance Documents - Audit Committee.
Pre-Approval Procedures
The Audit Committee has adopted a policy pursuant to which all audit and non-audit services provided by UScellular's principal independent registered public accounting firm must be pre-approved by the Audit Committee, consistent with the requirements of the Sarbanes Oxley Act of 2002 and rules issued thereunder.
Compensation Committee
Under NYSE listing standards, UScellular is a controlled company and not required to have an independent compensation committee. As a result, UScellular does not have a formal compensation committee and instead LeRoy T. Carlson, Jr. functions as the compensation committee for all matters not within the authority of the LTICC. Mr. Carlson does not operate with a charter. Laurent C. Therivel, in consultation with Mr. Carlson, reviews and sets the cash compensation for Named Executive Officers (NEOs) other than himself. See "Compensation Discussion and Analysis" and "Compensation Committee Interlocks and Insider Participation" for further information.
Long-term equity compensation for executive officers is approved by the LTICC.

Long-Term Incentive Compensation Committee
Meetings in Fiscal 2021: 2
Members: Gregory P. Josefowicz (Chair), J. Samuel Crowley, Ronald E. Daly, Cecelia D. Stewart
Responsible for:
● Assisting the board of directors of UScellular in its oversight of the:
• review and recommendation of Long-Term Incentive Plans and programs for the employees of the Company
• review and recommended changes to the Company's Long-Term Incentive Plans and programs
• interpretation and administration of the Company's Long-Term Incentive Plans and programs
• reviewing disclosures regarding long-term equity-based compensation made in the Company's annual proxy statement
A copy of the committee charter is available on UScellular’s website, www.uscellular.com, under Investor Relations - Corporate Governance - Governance Documents - Long-Term Incentive Compensation Committee.
UScellular has a LTICC comprised solely of directors who qualify as independent. None of such members receive any compensation from UScellular, TDS or any other member of the TDS consolidated group ("TDS Consolidated Group"), except permitted compensation for services as a UScellular director and committee member. Additionally, none of such members are affiliated with the TDS Consolidated Group by reason of being an executive officer, or the beneficial owner of more than 10% of any class of voting equity security, of any member of the TDS Consolidated Group. See Compensation Committee Interlocks and Insider Participation for further information.
UScellular's Human Resources Department supports the UScellular Chairman and the LTICC in their functions. UScellular also utilizes the services of a compensation consultant. See Compensation Discussion and Analysis below for information about UScellular's compensation consultant.
It is the view of the UScellular board of directors that director compensation should be the responsibility of the full board of directors. Therefore, director compensation is approved by the full board of directors rather than by a committee of the board of directors. UScellular does not have any stock ownership guidelines for directors.

Technology Advisory Group (TAG) Committee
Meetings is Fiscal 2021: 3
Members: LeRoy T. Carlson Jr. (Chair), Ronald E. Daly, Gregory P. Josefowicz and Cecelia D. Stewart
● Responsible for reviewing, monitoring and informing the Board on technology and related matters affecting UScellular and its customers
● TAG does not have authority to take action with respect to any technology matter, but serves solely in an informational and advisory role
● TAG Committee members are also members of the Technology Advisory Group which includes representatives of management and employees of TDS and UScellular and the TAG Committee of TDS
The TAG Committee does not have a charter. The responsibilities of the TAG Committee, as generally described above, are set forth in full in the resolutions of the Board establishing such committee.
Director Nomination Process
As a controlled company, UScellular is exempt from the requirement to have a corporate governance and nominating committee comprised solely of independent directors. UScellular does not have a corporate governance and nominating committee or charter. Instead, the TDS Corporate Governance and Nominating Committee develops selection objectives and makes recommendations for qualified individuals to serve on the board. The entire board of directors participates in the consideration of director nominees.
In its annual board self-assessment, the full board of directors considers its composition, and the composition of each of its committees, and discusses expertise that may be needed in the future. In connection with the nominations of directors for election, the board of directors considers the tenure, qualifications and expertise of all of the incumbent directors. The UScellular board of directors does not have any specific, minimum qualifications that it believes must be met by a nominee.
The UScellular board of directors does not have a formal policy with regard to the consideration of director candidates recommended by shareholders. Because TDS has sole voting power in the election of directors elected by the holder of Series A Common Shares and a majority of the voting power in the election of directors elected by holders of Common Shares, nominations of directors for election by the holders of Series A Common Shares and Common Shares are generally based on the recommendation of TDS. With respect to candidates to be elected by the holders of Common Shares, the UScellular board may from time to time informally consider candidates recommended by shareholders who hold a significant number of Common Shares, in addition to the recommendation of TDS. Shareholders who desire to nominate directors must follow the procedures set forth in UScellular's Bylaws.

Considering the importance of Federal Communications Commission ("FCC") licenses to UScellular, the UScellular Bylaws provide that a candidate will not be eligible for election or continued service as a director unless he or she is eligible to serve as a director of a company that controls licenses granted by the FCC, as determined by the board of directors with the advice of counsel. Another qualification requirement provides that a candidate will not be eligible for election or continued service as a director if he or she is or becomes affiliated with, employed by or a representative of, or has or acquires a material personal involvement with, or material financial interest in, a Business Competitor (as defined in the UScellular Bylaws), as determined by the board of directors. Another qualification requirement provides that a candidate will not be eligible for election or continued service as a director if, as determined by the board of directors with the advice of counsel, (i) such candidate's election as a director would violate federal, state or foreign law or applicable stock exchange requirements (other than those related to independence) or (ii) such candidate has been convicted, including a plea of guilty or nolo contendere, of any felony, or of any misdemeanor involving moral turpitude.
The Bylaws provide that a person properly nominated by a shareholder for election as a director shall not be eligible for election as a director unless he or she signs and returns to the Secretary of UScellular, within fifteen days of a request therefor, written responses to any questions posed by the Secretary, that are intended to (i) determine whether such person may qualify as independent and would qualify to serve as a director under rules of the FCC, and (ii) obtain information that would be disclosed in a proxy statement with respect to such person as a nominee for election as a director and other material information about such person.
As reflected in its Code of Business Conduct, UScellular values diversity and does not discriminate on the basis of gender, age, race, color, sexual orientation, religion, ancestry, national origin, marital status, disability, military or veteran status or citizenship status. In addition, in considering whether to nominate individuals as director candidates, the board of directors takes into account all facts and circumstances, including diversity. For this purpose, diversity broadly means a variety of backgrounds, experience, skills, education, attributes, perspectives and other differentiating characteristics. UScellular believes that it is desirable for a board to have directors who can bring the benefit of diverse backgrounds, experience, skills and other characteristics to permit the board to have a variety of views and insights. Accordingly, the board of directors considers how director candidates can contribute to board diversity as one of the many factors it considers in identifying nominees for director.
In general, in determining whether to nominate incumbent directors for re-election, the board of directors considers all facts and circumstances. Potential candidates are initially screened by the Chairman and by other persons whom the Chairman designates. Following this process, when appropriate, information about the candidate is presented to and discussed by the full board of directors.
In 2021 and 2022 UScellular paid a fee to an executive search firm to identify and evaluate or assist in identifying and evaluating potential candidates for election as directors.
Shareholder Communication with Directors
Shareholders or other interested parties may send communications to the UScellular board of directors, to the non-management directors, to the independent directors or to specified individual directors of UScellular at any time. Shareholders or other interested parties should direct their communication to such persons or group in care of the Corporate Secretary of UScellular, 8410 West Bryn Mawr Avenue, Chicago, Illinois 60631 or by email at jane.mccahon@tdsinc.com. Any germane shareholder or other communications related to proper board business that are addressed to the board of directors, the non-management directors, the independent directors or specified individual directors will be delivered by the Secretary to such persons or group.
Information on communicating with directors is available on UScellular's website, www.uscellular.com, Investor Relations—Corporate Governance—Contact the Board.
Non-Management Directors
As required by the NYSE listing standards, the non-management directors of UScellular meet at regularly scheduled executive sessions without management. Walter C. D. Carlson, who is a non-management director, presides at all meetings of the non-management directors. In addition, the independent directors of UScellular meet at least once per year in an executive session without management or directors who are not independent.
UScellular Policy on Attendance of Directors at Annual Meeting of Shareholders
All directors are invited and encouraged to attend each annual meeting of shareholders, which is normally followed by a meeting of the board of directors. In general, all directors attend each annual meeting of shareholders unless they are unable to do so because of unavoidable commitments or intervening events. Due to COVID-19, the 2021 annual meeting was conducted virtually and all of the persons serving as directors at that time attended the 2021 annual meeting virtually.

EXECUTIVE OFFICERS
The below list does not include LeRoy T. Carlson, Jr., Deirdre C. Drake, Michael S. Irizarry or Laurent C. Therivel who are also UScellular incumbent board members to the board and included in the disclosure above under "Election of Directors".

Name	Age	Position with UScellular
Douglas W. Chambers	52	Executive Vice President, Chief Financial Officer and Treasurer
Douglas W. Chambers. Douglas W. Chambers was appointed Executive Vice President, Chief Financial Officer and Treasurer in September, 2020. Prior to that he was Senior Vice President, Chief Financial Officer and Treasurer since June, 2019. Prior to that he was Senior Vice President-Finance and Chief Accounting Officer for TDS since May, 2018. Prior to that he was Vice President and Controller at UScellular since 2017. Prior to that he was Vice President and Controller for TDS since 2015 and Assistant Controller at TDS since 2012.

Codes of Business Conduct and Ethics Applicable to Directors and Officers
UScellular has adopted a Code of Business Conduct and Ethics for Officers and Directors. The foregoing code can be found on UScellular's website, www.uscellular.com, Investor Relations—Corporate Governance—Governance Documents—Code of Business Conduct and Ethics for Officer and Directors.
In addition, UScellular has adopted a broad Code of Business Conduct that is applicable to all officers and employees of UScellular and its subsidiaries. The culture at UScellular is based upon the fundamental belief that our company’s long-term success is inextricably tied to associate engagement and high ethical standards. UScellular's Code of Conduct publicly sets forth expectations for ethical behavior across the enterprise that all associates must abide by in all business dealings. The foregoing code can also be found on UScellular's website, www.uscellular.com, Investor Relations—Corporate Governance—Governance Documents—Code of Conduct.
UScellular intends to disclose any amendments to any of the foregoing codes, by posting such information to UScellular's website. Any waivers of any of the foregoing codes for directors or executive officers will be approved by UScellular's board of directors or an authorized committee thereof, as applicable, and disclosed on either the website or in a Form 8-K. There were no such waivers in 2021.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022
What am I being asked to vote on in Proposal 2?
In Proposal 2, we are requesting shareholders to ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
How does the board of directors recommend that I vote on this proposal?
The board of directors and the audit committee unanimously recommends a vote FOR the approval of the ratification of PwC.
We anticipate continuing the services of PwC for the 2022 fiscal year. Representatives of PwC will be available at the Annual Meeting with an opportunity to make a statement at the Annual Meeting and respond to appropriate questions from shareholders.
Is this vote binding on the board of directors?
This vote is an advisory vote only and, therefore, it will not bind UScellular or our board of directors or Audit Committee. We are not required to obtain shareholder ratification of the selection of PwC as our independent registered public accounting firm by our Bylaws or otherwise. However, we have elected to seek such ratification by the affirmative vote of the holders of a majority of the votes cast by shares entitled to vote with respect to such matter at the 2022 Annual Meeting.
Under the Intercompany Agreement with TDS, UScellular has agreed to engage the firm of independent registered public accountants selected by TDS for purposes of auditing UScellular's financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. TDS has engaged PwC for such purposes.
Should the shareholders fail to ratify the selection of PwC, the Audit Committee will review whether to retain such firm for the fiscal year ending December 31, 2022, subject to UScellular's obligations under the Intercompany Agreement.
Your board of directors unanimously recommends a vote "FOR" the approval of Proposal 2.

FEES PAID TO PRINCIPAL ACCOUNTANTS
The following sets forth the aggregate fees (including expenses) billed by UScellular's principal accountants, PwC, for 2021 and 2020:

	2021	2020
Audit Fees(1)	$2,154,552	$2,286,000
Audit Related Fees(2)	292,100	287,600
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees(5)	$2,446,652	$2,573,600

(1)Represents the aggregate fees billed for professional services rendered for the audit of the financial statements included in UScellular's Annual Report on Forms 10-K and Forms 10-Q, including the attestation and report relating to internal control over financial reporting. Also includes fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, subsidiary audits, attest services, consents, and review of documents filed with the SEC.
(2)Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of UScellular's financial statements that are not reported under Audit Fees, if any. In 2021 and 2020, this amount represents fees billed for audits of subsidiaries and partnerships in which certain subsidiaries have a partnership interest.
(3)Represents the aggregate fees billed for tax compliance, tax advice, and tax planning, if any.
(4)Represents the aggregate fees billed for services other than services described in Note (1), (2), or (3), if any.
(5)Amounts do not include fees billed directly to TDS. Although TDS bills UScellular an overall allocation of costs pursuant to the Intercompany Agreement, TDS does not specifically identify and allocate fees of PwC to UScellular.
See www.uscellular.com, "Corporate Governance—Governance Documents—Audit Committee" for the Audit Committee's charter.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of four members of the board of directors who are "independent" as defined by the New York Stock Exchange. The Audit Committee has a written charter that has been approved by the board of directors, a copy of which is available on the website, www.uscellular.com, under Investor Relations—Corporate Governance—Governance Documents—Audit Committee. The charter was recently updated in December 2021.
Management is responsible for UScellular's internal controls and the financial reporting process. UScellular utilizes services from the TDS internal audit staff, which performs testing of internal controls and the financial reporting process. UScellular's independent registered public accounting firm is responsible for performing an independent audit of UScellular's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
In this context, the Audit Committee reviewed and discussed the audited financial statements, as of and for the year ended December 31, 2021, with management, the internal audit staff and representatives of PwC, UScellular's independent registered public accounting firm. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions with PwC also included the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, relating to information regarding the scope and results of the audit. The Audit Committee also received from PwC written disclosures and a letter regarding its independence as required by applicable requirements of the PCAOB and this information was discussed with PwC. The Audit Committee also considered and concluded that the provision of non-audit services by PwC to UScellular during 2021 was compatible with their independence.
Based on and in reliance upon these reviews and discussions, the Audit Committee recommended to the board of directors that the audited financial statements as of and for the year ended December 31, 2021 be included in UScellular's Form 10-K for the year ended December 31, 2021.
The Audit Committee holds quarterly regularly scheduled meetings to review and approve the financial results for the immediately preceding period. The Audit Committee reviews UScellular's Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's agenda for meetings is established by the Audit Committee's chairperson with input from other Committee members and the TDS Vice President—Internal Audit.

At its regularly scheduled meetings in 2021, the Audit Committee reviewed UScellular's policies and procedures with respect to risk assessment and risk management. The overall adequacy and effectiveness of UScellular's legal, regulatory and ethical compliance programs, including UScellular's Code of Business Conduct, anti-Harassment policy and Whistleblower hotline activity were also reviewed. In addition, at each of its regularly scheduled meetings, the Audit Committee spoke with senior members of UScellular's financial management team, its General Counsel, TDS's Vice President - Internal Audit and representatives of PwC at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place. UScellular's Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology and members of the technology team meet with the Audit Committee at least twice a year to discuss cybersecurity issues and concerns.
The Audit Committee is updated periodically on management's process to assess the adequacy of UScellular's system of internal control over financial reporting, the framework used to make the assessment and management's conclusions on the effectiveness of its internal control over financial reporting. The Audit Committee also discussed with PwC UScellular's internal control assessment process and management's assessment as well as PwC's evaluation of UScellular's system of internal control over financial reporting.
The Audit Committee evaluates the performance of PwC and the senior audit engagement team, provides feedback to the senior audit engagement team on the firm’s performance and determines whether to reengage PwC or consider other audit firms, subject to UScellular's obligations under the Intercompany Agreement with TDS. The Audit Committee considers the quality and efficiency of the services provided by the auditors and its dialogue with the Committee, the auditors' capabilities and the auditors' technical expertise and knowledge of UScellular's operations and industry. Based on this evaluation, the Audit Committee intends to engage PwC as UScellular's independent registered public accountants for the year ending December 31, 2022. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, UScellular anticipates that it will continue to request shareholders to ratify the selection of the independent registered public accounting firm at annual meetings of shareholders.
UScellular has engaged PwC since 2002 which leads UScellular to consider tenure. Based on the quality of PwC’s services and the mandated rotation of PwC’s lead engagement partner, the Audit Committee is confident that UScellular is receiving quality, independent public accounting services and that continued retention of PwC is in the best interest of the UScellular and its shareholders. The current engagement partner has served in that role for TDS since 2018 and is required to rotate after conclusion of the 2022 audit. The Committee chair and representatives of Management interviewed potential replacement candidates and the Committee has selected the planned replacement engagement partner.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and PwC the audited financial statements of UScellular, including the quality, not just the acceptability, of the financial reporting, the reasonableness of significant accounting judgments and estimates, the clarity of disclosures in the financial statements, and the assessment of UScellular's internal controls over financial reporting. In performing all of these functions, the Audit Committee acts in an oversight capacity and relies on UScellular's management and PwC.
By the members of the Audit Committee of the board of directors of UScellular:

J. Samuel Crowley Chairperson	Harry J. Harczak, Jr.	Gregory P. Josefowicz	Cecelia D. Stewart

PROPOSAL 3
APPROVAL OF UNITED STATES CELLULAR CORPORATION 2022 LONG-TERM INCENTIVE PLAN
Under the United States Cellular Corporation 2013 Long-Term Incentive Plan, as amended (the “2013 Incentive Plan”), a total of 11 million United States Cellular Corporation (“UScellular”) Common Shares, par value $1.00 per share (“Common Shares”) are reserved for issuance.
As of December 31, 2021, approximately 3 million Common Shares had been issued under the 2013 Incentive Plan. As a result, there were approximately 8 million Common Shares available for issuance under the 2013 Incentive Plan as of December 31, 2021.
However, as of December 31, 2021, approximately 4 million Common Shares were subject to outstanding stock option awards, restricted stock unit (“RSU”) awards, performance awards and deferred bonus and employer match awards. As a result, as of December 31, 2021, approximately 4 million Common Shares remained available to be awarded under the 2013 Incentive Plan.
The 2013 Incentive Plan will expire per its terms in 2023. In addition, UScellular desires to increase the number of shares available for long-term incentive awards. In connection therewith, the UScellular Board of Directors (the “Board”) has adopted the United States Cellular Corporation 2022 Long-Term Incentive Plan (the “2022 Incentive Plan”), subject to approval by shareholders. The 2022 Incentive Plan would replace the 2013 Incentive Plan. A total of 7 million Common Shares would be reserved for issuance under the 2022 Incentive Plan. On March 22, 2022, the closing sale price per Common Share as reported on the NYSE was $29.74.
The proposed 2022 Incentive Plan is attached hereto as Exhibit A. The Board unanimously recommends approval of the 2022 Incentive Plan, which is being submitted for approval by the shareholders at the 2022 Annual Meeting pursuant to this Proposal 3. If approved by shareholders, the 2022 Incentive Plan will be effective on the date of such approval and no new awards will be granted under the 2013 Incentive Plan following such date, other than with respect to bonus deferrals and employer match awards for calendar years commencing prior to January 1, 2023.
The following is a description of the proposed 2022 Incentive Plan.
Description of 2022 Incentive Plan
Types of Awards. Under the 2022 Incentive Plan, UScellular is authorized to grant incentive stock options (“ISOs”), nonqualified stock options, stock appreciation rights (“SARs”), including tandem and free-standing SARs, bonus stock awards, restricted stock awards, RSU awards, other stock-based awards (including, without limitation, dividend equivalents, deferred stock units and stock purchase rights) and performance awards, as described below.
Incentive Plan Stock. As discussed above, a total of 7 million Common Shares would be reserved for issuance under the 2022 Incentive Plan, of which (i) no more than 7 million Common Shares in the aggregate can be issued under the 2022 Incentive Plan in connection with ISOs and (ii) no more than 350,000 Common Shares in the aggregate can be issued under the 2022 Incentive Plan in connection with bonus stock awards. Such numbers are subject to adjustment in the event of a stock split, stock dividend, merger or other event described in “Adjustment” below. To the extent that Common Shares subject to an outstanding award under the 2022 Incentive Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award, (ii) the settlement of the award in cash or (iii) the withholding by UScellular of Common Shares to pay all or a portion of the purchase price of such award, if any, or to satisfy all or a portion of the tax withholding obligations relating to such award, then those Common Shares again will be available under the 2022 Incentive Plan, except that Common Shares subject to an award under the 2022 Incentive Plan will not again be available under the 2022 Incentive Plan if such shares are shares that were subject to a stock-settled SAR and were not issued or delivered upon the net settlement of such SAR.
Effective Date and Termination. If approved by our shareholders at the 2022 Annual Meeting, the 2022 Incentive Plan will become effective as of the date of such approval, and will terminate as of the first annual meeting of our shareholders to occur on or after the tenth anniversary of the date of such approval, unless terminated earlier by the Board. Following the effective date of the 2022 Incentive Plan, no Common Shares that would otherwise be available for grant under the 2013 Incentive Plan or any similar plan maintained by UScellular for the benefit of employees or officers under which equity compensation awards remain outstanding as of the effective date of the 2022 Incentive Plan (the “Prior Plans”) will be available for future grant under the Prior Plans or the 2022 Incentive Plan, other than grants under the Prior Plans with respect to bonus deferrals and employer match awards for calendar years commencing prior to January 1, 2023.

Purposes. The purposes of the 2022 Incentive Plan are to:
•align the interests of the shareholders of UScellular and the recipients of awards under the 2022 Incentive Plan by increasing the proprietary interest of such recipients in UScellular’s growth and success;
•advance the interests of UScellular by attracting and retaining officers and other employees of UScellular and certain of its affiliates; and
•motivate such persons to act in the long-term best interests of UScellular and UScellular’s shareholders.
Eligibility. Certain employees of UScellular, and of affiliates of UScellular approved by the Board, who are selected by the Committee (as defined below under “Administration”), are eligible to participate in the 2022 Incentive Plan. As of December 31, 2021, approximately 4,854 employees would have been eligible to be selected by the Committee to receive awards under the 2022 Incentive Plan if the plan had been in effect. However, as of December 31, 2021, the Committee had selected only approximately 1,087 of such employees to receive awards under the 2013 Incentive Plan.
Amendments. The Board may amend the 2022 Incentive Plan at any time, provided that no amendment to the 2022 Incentive Plan may be effective without the approval of the shareholders of UScellular if:
a.shareholder approval is required by applicable law, rule or regulation, including any rule of the principal stock exchange on which Common Shares are then traded; or
b.such amendment seeks to modify the prohibition on repricing of stock options and SARs, as described below.
In addition, no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.
Administration. The 2022 Incentive Plan is administered by a committee (for purposes of this description, the “Committee”) selected by the Board and made up of two or more members of the Board, each of whom is intended to be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.
Subject to the terms of the 2022 Incentive Plan, the Committee is authorized to select employees for participation in the 2022 Incentive Plan and to determine the form, amount and timing of each award and, as applicable, the number of Common Shares subject to each award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award, and all other terms and conditions of the award, including without limitation, the form of the agreement evidencing the award. The Committee also has the authority to interpret the 2022 Incentive Plan and establish any rules and procedures necessary or desirable for the administration of the 2022 Incentive Plan. In addition, the Committee may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities, and may accelerate the exercisability or vesting of outstanding awards. The Committee may determine that the delivery of Common Shares or cash upon settlement of an award shall be deferred or may permit in its discretion deferral elections made by award holders. The determinations of the Committee are binding on all parties.
Except in the event of a stock split, stock dividend, merger or other event described in “Adjustment” below, or in the event of a “Change in Control” as defined below, the Committee may not, without shareholder approval, (i) reduce the purchase price or base price of an outstanding stock option or SAR; (ii) cancel an outstanding stock option or SAR in exchange for another stock option or SAR with a lower purchase price or base price; or (iii) cancel an outstanding stock option or SAR in exchange for cash or another award if the purchase price of the stock option or the base price of the SAR exceeds the fair market value of a Common Share on the date of such cancellation.
Delegation. To the extent legally permissible, the Committee may delegate some or all of its power and authority under the 2022 Incentive Plan to the Board (or to any member(s) thereof) or to the President and Chief Executive Officer or other executive officer of UScellular as it deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the President and Chief Executive Officer or other executive officer of UScellular regarding the selection for participation in the 2022 Incentive Plan of an officer of UScellular or other person subject to Section 16 of the Securities Exchange Act of 1934, as amended, or decisions concerning the timing, pricing or number of shares subject to an award granted to such an officer or other person.

Performance Measures. In the case of any awards under the 2022 Incentive Plan that are subject to performance-based conditions, the Committee will establish specific performance goals that may be based on any one or more performance measures, including without limitation measures relating to the following (which may be determined on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of UScellular, or on an individual basis): the attainment by a Common Share of a specified fair market value for a specified period of time; earnings per share; return to stockholders (including dividends); increase in stockholder value; return on or net assets; return on equity; return on capital or invested capital; earnings or income before or after taxes and/or interest; return on investments; interest expense; cash flow, cash flow per share, cash flow margin or free cash flow; revenues; sales; costs; expenses; economic value created; operating profit or margin; gross profit or margin; net income before or after taxes; earnings before interest, depreciation and/or amortization; earnings before interest, taxes, depreciation, amortization and/or accretion; operating earnings either before or after interest expense and either before or after incentives; market share; attainment of cost or expense reduction goals; customer count; cost per gross or net customer addition; revenue per customer; customer turnover rate; return on operating costs; net cash provided by operations; price-to-earnings growth; ratios of employees to volume of business measures and population in licensed or operating markets; financing costs; ratios of capital spending and investment to volume of business measures; and strategic business criteria, consisting of one or more objectives based on meeting specified goals related to market penetration, geographic business expansion, cost targets, customer acquisition, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency, acquisitions or divestitures; any combination thereof; or such other goals as the Committee may determine, whether or not listed herein. Each such goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of UScellular (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof.
Performance measures may be amended or adjusted to include or exclude any applicable components, including, without limitation, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting UScellular or its financial statements or changes in law or accounting principles.
Stock Options. The 2022 Incentive Plan provides for the grant of ISOs and nonqualified stock options and specifies that the Committee will determine the number of Common Shares subject to a stock option and the purchase price per Common Share subject to a stock option, provided that such purchase price per share may not be less than 100% of the fair market value of a Common Share on the date of grant of the stock option. The exercise of a stock option entitles the holder thereof to receive (subject to withholding tax, if applicable) whole Common Shares, and prior to the exercise of a stock option, the holder of such stock option will have no rights as a UScellular shareholder with respect to the Common Shares subject to such stock option. To the extent that the aggregate fair market value (determined as of the date the stock option is granted) of the Common Shares with respect to which stock options designated as ISOs are exercisable for the first time by the option holder during any calendar year (under the 2022 Incentive Plan or any other plan of UScellular or any related corporation, including its subsidiaries) exceeds the amount (currently $100,000) established by the Internal Revenue Code, such stock options shall be nonqualified stock options. The Committee will determine the period during which a stock option may be exercised, provided that a stock option granted under the 2022 Incentive Plan may not be exercised later than ten years from the date of grant. In the case of an eligible employee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of UScellular or any related corporation, including its subsidiaries, the purchase price per share of an ISO granted under the 2022 Incentive Plan to such employee may not be less than 110% of the fair market value of a Common Share on the date of grant, and the exercise period may not exceed five years from the date of grant. A stock option holder will not be entitled to receive dividend equivalents with respect to the Common Shares subject to such stock option.
Stock Appreciation Rights. The 2022 Incentive Plan provides for the grant of SARs, which may be free-standing or granted in tandem with a stock option. Any tandem SAR will be granted on the same day that the related stock option is granted. The number of SARs subject to an award will be determined by the Committee. The base price of a free-standing SAR will be determined by the Committee, provided that the base price per SAR may not be less than 100% of the fair market value of a Common Share on the date of grant. The base price of a tandem SAR shall equal the purchase price per share subject to the related stock option. The Committee will determine the period during which an SAR may be exercised, provided that an SAR may not be exercised later than ten years from the date of grant and a tandem SAR may not be exercised later than the expiration, cancellation, forfeiture or other termination of the related stock option. The exercise of an SAR entitles the holder thereof to receive (subject to withholding taxes, if applicable) whole Common Shares, cash or a combination thereof (as determined by the Committee and set forth in the agreement evidencing the SAR) with a value equal to the difference between the fair market value of a Common Share on the exercise date and the base price of the SAR, multiplied by the number of SARs exercised. An SAR holder will not be entitled to receive dividend equivalents with respect to the Common Shares subject to such SAR.

Bonus Stock, Restricted Stock, RSU and Other Stock Awards. The 2022 Incentive Plan provides for the grant of bonus stock awards, which are vested upon grant. As noted above, no more than 350,000 Common Shares in the aggregate may be issued under the 2022 Incentive Plan in connection with bonus stock awards. The 2022 Incentive Plan also provides for the grant of restricted stock awards and RSU awards, which are subject to a restriction period, as well as Other Stock Awards (as described below). An RSU is a right to receive, contingent upon termination of the restriction period, a Common Share or cash equal to the fair market value of a Common Share, as specified by the agreement evidencing the award.
The number of Common Shares subject to an award of bonus stock or restricted stock or an Other Stock Award and the number of RSUs subject to an RSU award, the restriction period or performance period (if any) applicable to the award, any performance measures applicable to the award and the other terms of the award will be determined by the Committee. Unless otherwise determined by the Committee, shares of restricted stock and RSUs will be subject to forfeiture if the holder does not remain continuously employed by UScellular or an affiliate during the restriction period or, if the restricted stock or RSU is subject to performance measures, if such performance measures are not attained during the performance period.
Unless otherwise set forth in an award agreement and subject to the terms and conditions of a restricted stock award, the holder of a restricted stock award shall have all the rights as a shareholder of UScellular, including but not limited to, voting rights, the right to receive dividends or other distributions and the right to participate in any capital adjustment applicable to all holders of Common Shares. However, a dividend or distribution with respect to Common Shares subject to a restricted stock award, including a regular cash dividend, will be deposited with UScellular and will be subject to the same restrictions as the Common Shares with respect to which such dividend or distribution was made.
Prior to the settlement of an RSU award in Common Shares, the holder of such RSU award will have no rights as a shareholder of UScellular with respect to the Common Shares subject to the award. However, the agreement for the award may allow the holder of the RSU award to receive, on a current or deferred basis, dividend equivalents on the RSU award and may also provide interest on, or the deemed reinvestment of, any deferred dividend equivalents. Any dividend equivalents with respect to RSU awards will be subject to the same vesting conditions as the RSU awards.
In addition, the 2022 Incentive Plan provides for the grant of other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares (collectively, “Other Stock Awards”), including without limitation dividend equivalents, deferred stock units, stock purchase rights and Common Shares issued in lieu of obligations of UScellular to pay cash under any compensatory plan or arrangement, subject to such terms as may be determined by the Committee. The Committee will determine the terms and conditions of Other Stock Awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Any distributions, dividends or dividend equivalents with respect to Other Stock Awards will be subject to the same vesting conditions as the underlying awards. Prior to the settlement of an Other Stock Award in Common Shares, the holder of such award will have no rights as a UScellular shareholder with respect to the Common Shares subject to such award.
Performance Awards. The 2022 Incentive Plan provides for the grant of performance awards. Each performance award is a right, contingent upon the attainment of specified performance measures within a specified performance period, to receive a payment in cash or in Common Shares (which may be restricted stock), as specified by the agreement evidencing the award. The amount of a performance award, the applicable performance measures and performance period, and the other terms of a performance award will be determined by the Committee. Unless otherwise determined by the Committee, if the specified performance measures are not attained during the applicable performance period, then the award recipient will forfeit the performance award.
Prior to the settlement of a performance award in Common Shares (if applicable), the holder of such performance award will have no rights as a shareholder of UScellular with respect to the Common Shares subject to the award. However, the agreement for the award may allow the holder of the performance award to receive, on a current or deferred basis, dividend equivalents on the performance award and may also provide interest on, or the deemed reinvestment of, any deferred dividend equivalents. Any dividend equivalents with respect to performance awards will be subject to the same restrictions as the performance awards.
Adjustment
In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of Common Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under the 2022 Incentive Plan, the maximum aggregate number of securities that may be issued under the 2022 Incentive Plan in connection with ISOs, the maximum aggregate number of securities that may be issued under the 2022 Incentive Plan in connection with bonus stock awards and the terms of each outstanding award (including the number and class of securities subject thereto and in the case of a stock option or SAR, the purchase price or base price per share) will be appropriately adjusted by the Committee (such adjustments to be made, in the case of outstanding stock options and SARs, in accordance with Section 409A of the Internal Revenue Code). In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of UScellular, such adjustments described above may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment will be final, binding and conclusive.

Change in Control
Notwithstanding any other provision in the 2022 Incentive Plan or any agreement (but subject to the following paragraph), in the event of a Change in Control (as defined below), the Board (as constituted prior to the Change in Control) may in its discretion, but shall not be required to, make such adjustments to outstanding awards under the 2022 Incentive Plan as it deems appropriate, including without limitation:
•(i) causing some or all outstanding stock options and SARs to become exercisable in full, either immediately or upon a subsequent termination of employment; (ii) causing some or all outstanding restricted stock awards to become nonforfeitable and the restriction periods applicable to some or all outstanding restricted stock awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iii) causing some or all outstanding RSU awards to become nonforfeitable, and to the extent permissible under Section 409A of the Internal Revenue Code, causing the restriction periods applicable to some or all outstanding RSU awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iv) causing some or all outstanding performance awards to become nonforfeitable, and to the extent permissible under Section 409A of the Internal Revenue Code, causing the performance periods applicable to some or all outstanding performance awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (v) causing some or all outstanding Other Stock Awards to become nonforfeitable, and to the extent permissible under Section 409A of the Internal Revenue Code, causing the restriction periods applicable to some or all outstanding Other Stock Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; and (vi) causing the performance measures applicable to some or all outstanding performance awards, restricted stock awards, RSU awards or Other Stock Awards (if any) to be deemed to be satisfied at the target, maximum or any other level, as determined by the Board (as constituted prior to such Change in Control), either immediately or upon a subsequent termination of employment; and/or
•substituting for some or all of the Common Shares available under the 2022 Incentive Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding Common Share shall be converted pursuant to such Change in Control, with an appropriate and equitable adjustment to such award as determined by the Board (as constituted prior to such Change in Control) in accordance with the terms of the 2022 Incentive Plan; and/or
•requiring that outstanding awards, in whole or in part, be surrendered to UScellular in exchange for a payment of cash, shares of capital stock of the company resulting from or succeeding to the business of UScellular in connection with the Change in Control or the parent thereof, or a combination of cash and shares.
Notwithstanding the foregoing, if an award under the 2022 Incentive Plan is not continued or assumed by a surviving or acquiring company in a Change in Control (including by reason of the surviving or acquiring company not being publicly traded in the United States), a pro-rata portion of such award will immediately vest and become exercisable or nonforfeitable (as applicable), and the award recipient will receive a cash payment in exchange therefor (with any applicable performance measures generally being deemed satisfied based on the greater of actual achievement through the date of the Change in Control and target achievement). If an award under the 2022 Incentive Plan is continued or assumed by a surviving or acquiring company in a Change in Control, but, within two years following the Change in Control, the award recipient’s employment is terminated without “Cause” or by the award recipient for “Good Reason” (each as defined in the 2022 Incentive Plan), then upon such termination the award will immediately vest and become fully exercisable or nonforfeitable (as applicable), with any performance measures applicable to the award at the time of such employment termination generally being deemed satisfied at target.
Under the 2022 Incentive Plan, a “Change in Control” is generally defined as the occurrence of any one of the following events: (i) certain acquisitions of the outstanding securities of UScellular either having sufficient voting power to elect at least 50% or more of Board members or having 50% or more of the combined voting power of UScellular’s then outstanding voting securities; (ii) certain changes in the majority composition of the Board; (iii) consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of UScellular (with certain exceptions); or (iv) approval by UScellular shareholders of a plan of complete liquidation or dissolution of UScellular.
Termination of Employment
All of the terms relating to the treatment of an award upon an employee’s termination of employment with UScellular and its affiliates, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in the agreement evidencing the award. Notwithstanding the foregoing, if an employee ceases to be employed by UScellular and its affiliates because of the employee’s negligence or willful misconduct, then the award shall terminate immediately upon such termination of employment.
Clawback
Awards granted under the 2022 Incentive Plan, and any cash or shares delivered pursuant to such awards, are subject to forfeiture, recovery by UScellular or other action pursuant to any clawback or recoupment policy which UScellular may adopt or as otherwise required by law.

Transferability
No ISO is transferable other than pursuant to a beneficiary designation effective on the award recipient’s death
Other awards are not transferable other than:
•pursuant to a beneficiary designation effective on the award recipient’s death; or
•pursuant to a court order entered in connection with a dissolution of marriage or child support; or
•in the case of nonqualified stock options, SARs and restricted stock awards, by gift to a permitted transferee (as defined under the 2022 Incentive Plan), to the extent permitted under securities laws and the award agreement.
Except as permitted by the preceding sentences, upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder will immediately become null and void.
Federal Income Tax Consequences
The following is a brief summary of certain federal income tax consequences, pursuant to the tax laws in effect as of the date of this Proxy Statement, of awards made under the 2022 Incentive Plan. Federal income tax laws are complex and subject to different interpretations, and the following summary is not a complete description of the possible federal income tax consequences of awards made under the 2022 Incentive Plan. The following also does not address the state, local, foreign or other tax consequences of awards made under the 2022 Incentive Plan. The following should not be interpreted as tax advice.
Nonqualified Stock Options. An award recipient will not recognize taxable income at the time of grant of a nonqualified stock option. An award recipient will recognize compensation taxable as ordinary income at the time of exercise of a nonqualified stock option in an amount equal to the excess of the fair market value on the date of exercise of the shares purchased over their exercise price.
Incentive Stock Options. An award recipient will not recognize taxable income at the time of grant of an ISO. Except for purposes of the alternative minimum tax, an award recipient will not recognize taxable income at the time of exercise of an ISO. If the shares acquired by exercise of an ISO are not disposed of during the period ending on the later of: (i) two years from the date the ISO was granted and (ii) one year from the date the ISO was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss. If, however, such shares are disposed of within such two or one year period, then in the year of such disposition, the award recipient will realize compensation taxable as ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares purchased on the date of exercise over their exercise price or (ii) the amount of gain realized. Any gain recognized by the award recipient on the disposition of such shares in excess of the amount taxable as ordinary income will be treated as capital gain, long or short-term depending on whether the stock has been held for more than one year.
SARs. An award recipient will not recognize taxable income at the time of grant of an SAR. An award recipient will recognize compensation taxable as ordinary income at the time of exercise of an SAR in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by UScellular.
Bonus Stock. An award recipient will recognize compensation taxable as ordinary income at the time shares of bonus stock are awarded in an amount equal to the excess of the fair market value of such shares at such time over the amount, if any, paid for such shares.
Restricted Stock. An award recipient generally will not recognize taxable income at the time of grant of shares subject to a substantial risk of forfeiture (“restricted stock”), unless the award recipient makes an election under Section 83(b) of the Internal Revenue Code to be taxed at the time the shares of restricted stock are granted. If such election is made, the award recipient will recognize compensation taxable as ordinary income at the time of grant in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the award recipient will recognize compensation taxable as ordinary income at the time the restrictions constituting a substantial risk of forfeiture on the shares lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. In addition, an award recipient receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions on the shares lapse will recognize compensation taxable as ordinary income, rather than dividend income, in an amount equal to the dividends paid.
Restricted Stock Units. An award recipient will not recognize taxable income at the time of grant of an RSU. An award recipient will recognize compensation taxable as ordinary income at the time the award is settled in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by UScellular.

Performance Awards. An award recipient will not recognize taxable income at the time of grant of a performance award. Upon the settlement of a performance award in the form of unrestricted shares, cash or a combination of both, the award recipient will recognize compensation taxable as ordinary income in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by UScellular. Upon the settlement of a performance award in the form of restricted stock, the federal income tax consequences associated with such restricted stock shall be determined in accordance with the section above titled “Restricted Stock.”
General. Any compensation taxable as ordinary income with respect to an award recipient will generally be subject to applicable federal, state and local income tax withholding. UScellular generally will be entitled to a corresponding corporate income tax deduction at the time that ordinary income is recognized by the award recipient, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply. Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's Chief Executive Officer and Chief Financial Officer and the corporation's three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer (the “Covered Employees”), as well as certain persons who previously were Covered Employees.
New Plan Benefits
Disclosure cannot be made of the future benefits or amounts that would be received by or allocated to any participants under the 2022 Incentive Plan because the benefit or amount is not determinable until awarded.
Your board of directors unanimously recommends a vote “FOR” approval of the 2022 Incentive Plan, which would authorize 7 million Common Shares for issuance under the 2022 Incentive Plan.

PROPOSAL 4
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
What am I being asked to vote on in Proposal 4?
We are providing shareholders with an opportunity to vote, on an advisory basis, on the compensation of our named executive officers (NEOs) as disclosed in this 2022 Proxy Statement as required, including Compensation Discussion and Analysis, compensation tables and discussions. This vote is required to be submitted to shareholders pursuant to SEC rules adopted under provisions in the Dodd-Frank Act. The advisory vote on executive compensation described in this proposal is commonly referred to as a "Say-on-Pay" vote.
UScellular is required to request shareholders to vote, on an advisory basis, on the frequency of holding Say-on-Pay votes, commonly referred to as a "Say-on-Frequency" vote, at least once every six years. UScellular held a Say-on-Frequency vote at the 2017 Annual Meeting and the shareholders voted by a substantial majority to hold a Say-on-Pay vote every year. Based on the Say-on-Frequency votes in 2017, the UScellular board of directors adopted a policy to hold the Say-on-Pay vote every year. Accordingly, UScellular is holding a Say-on-Pay vote every year unless and until this policy is changed and it will submit the next Say-on-Frequency proposal to shareholders at the 2023 Annual Meeting.
This proposal gives our shareholders the opportunity to express their views on the overall compensation of our NEOs and the compensation philosophy, policies and practices.
How does the board of directors recommend that I vote on this proposal?
The board of directors unanimously recommends a vote FOR approval of the Say-on-Pay proposal.
UScellular believes that its executive compensation program is reasonable, competitive and strongly focused on pay for performance. UScellular's compensation objectives for executive officers are to support the overall business strategy and objectives, attract and retain high-quality management, link compensation to both individual and company performance, and provide compensation that is both competitive and consistent with our financial performance.
Consistent with these goals, the Chairman and the LTICC have developed and approved an executive compensation philosophy to provide a framework for UScellular's executive compensation program featuring the policies and practices described in the Compensation Discussion and Analysis.
Is this vote binding on the board of directors?
The Say-on-Pay vote is an advisory vote only and, therefore, will not bind UScellular, our board of directors, the Chairman or the LTICC. However, the board of directors, the Chairman and the LTICC will consider the voting results as appropriate when making future decisions regarding executive compensation.
Your board of directors unanimously recommends a vote "FOR" the approval of Proposal 4.

EXECUTIVE AND DIRECTOR COMPENSATION
The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation Table and other tables included below, as well as our financial statements and management's discussion and analysis of financial condition and results of operations included in our Form 10-K for the year ended December 31, 2021.
Compensation Discussion and Analysis
The Compensation Discussion and Analysis ("CD&A") describes the Company's executive compensation programs and explains compensation decisions for the following Named Executive Officers (NEOs) in 2021:

Named Executive Officer	Position with the Company During 2021
Laurent C. Therivel	Director, President and Chief Executive Officer
Douglas W. Chambers	Executive Vice President, Chief Financial Officer and Treasurer
Michael S. Irizarry	Director, Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology
Deirdre C. Drake	Director, Executive Vice President and Chief People Officer and Head of Communications
LeRoy T. Carlson, Jr., Chairman of UScellular, receives no compensation directly from UScellular and is compensated by TDS in connection with his services for TDS and TDS subsidiaries, including UScellular. A portion of the compensation expense incurred by TDS for Mr. Carlson was allocated to UScellular by TDS, along with the allocation of other compensation expense and other expenses of TDS. There is no identification or quantification of the compensation of Mr. Carlson, or of any other allocated expense in this allocation of cost to UScellular.
Although UScellular does not have an independent compensation committee for all executive compensation, long-term equity compensation of executive officers is approved by the fully independent Long-Term Incentive Compensation Committee (LTICC), as discussed below.
With respect to the NEOs other than the President and CEO, the Chairman reviews the President and CEO's evaluation of the performance of such NEOs and in consultation with the President and CEO sets the annual base salary and bonus compensation levels for such NEOs, and recommends long-term equity compensation to the LTICC, based on such performance evaluations and compensation principles as discussed below.
2021 Elements of Compensation

Annual Cash Compensation	Equity Compensation	Other Benefits Available to Named Executives	Other Generally Applicable Benefits and Plans
• Salary	• Restricted Stock Units	• Deferred Compensation	• Tax-Deferred Savings Plan
• Bonus	• Performance Share Units	• Supplemental Executive Retirement Plan ("SERP")	• Welfare Benefits
		• Perquisites	• Pension Plan
We use our compensation programs to attract, motivate and retain the executives who lead UScellular. Our compensation programs and practices are designed to pay for performance and to align management's interests with those of UScellular's shareholders. We believe that our compensation programs help drive UScellular performance by providing a significant amount of compensation in the form of equity, by utilizing both short-term and long-term incentives that are tied to UScellular performance, and by making efforts to balance fixed (base salary) and variable (annual cash bonus and equity incentives) compensation.
Executive Compensation Process
The process of approving or recommending the elements of compensation begins with an evaluation of the appropriate compensation elements for each NEO, based on the particular duties and responsibilities of the NEO, as well as compensation elements for comparable positions at other companies.
The Chairman and LTICC have access to numerous performance measures and financial statistics prepared by UScellular. The financial information includes the audited financial statements of UScellular, as well as internal financial reports such as budgets and actual results, operating statistics and other analyses. The Chairman and LTICC also may consider such other factors that they deem appropriate in making their compensation recommendations or decisions. Ultimately, it is the informed judgment of the Chairman and/or the LTICC, after considering all of the foregoing factors, and considering the recommendation of the President and CEO and/or Chairman, that determines the elements of compensation for NEOs.

Annually, the President and CEO recommends the base salaries for the NEOs other than himself, and the Chairman reviews and approves such base salaries and determines the base salary of the President and CEO.
In addition, the President and CEO recommends the annual bonuses for the NEOs other than himself, and the Chairman reviews and approves such bonuses and determines the bonus of the President and CEO.
The LTICC annually determines long-term equity compensation awards to the NEOs under the UScellular Long-Term Incentive Plan ("LTIP"), which awards generally include performance share units and/or restricted stock units. The NEOs may also elect to defer all or a portion of their bonus and receive bonus match units on a portion of the amount deferred.
The NEOs received an award of restricted stock units in 2021 based in part on the achievement of certain levels of individual performance in 2020 as discussed below.
The NEOs also received an award of performance share units in 2021 based in part on the achievement of certain levels of individual performance in 2020.
Grants of equity awards to the President and CEO and the other executive officers are generally made at the same time each year. Current practice is to grant equity awards other than bonus match units on the first Monday in April. UScellular grants bonus match units on the date that annual bonus amounts are paid each year. UScellular also may grant equity awards during other times of the year as it deems appropriate, such as in connection with a new hire, promotion or retention.
The Chairman and the LTICC do not consider an officer's outstanding equity awards or stock ownership levels when determining such officer's compensation. The Chairman and LTICC evaluate compensation based on performance for a particular year and other considerations as described herein and do not consider stock ownership to be relevant.
Compensation Principle
We believe that equity-based compensation aligns executives' interests with shareholders, drives performance and facilitates retention of superior talent. In 2021, annual equity awards consisted of performance share units (PSUs) and restricted stock units (RSUs).
•PSUs are paid in Company stock based on the outcome of the performance goals that are set for a three-year performance period starting with the 2021 annual grants, assuming the NEO remains employed through the three-year cliff vesting date. The metric was Return on Capital (ROC) (weighted 100%) for the performance period January 1, 2021 through December 31, 2023.
•PSUs awarded in 2020 were adjusted based on performance against the metrics set for this cycle. The LTICC reviewed and certified the results. PSU awards were adjusted by 107.8% in March of 2021 based on 2020 performance.
•The RSUs granted in 2021 are time-vested awards that will be paid in Company stock at the end of the three year holding period, assuming the NEO remains employed through the vesting date.
Incentive Compensation links compensation with goal attainment. The Chairman and the President and CEO continue to believe that linking compensation to certain performance metrics results in a performance driven culture. The majority of compensation awarded to NEOs is dependent upon Company performance. In 2021, the Chairman and the President and CEO set performance goals they believed to be challenging in connection with the annual bonus awarded to NEOs under the Officer Annual Incentive Plan.
•The following metrics were used to calculate 70% of the NEO's bonus award under the Officer Annual Incentive Plan: Consolidated Total Service Revenues (35% weighting), Consolidated Operating Cash Flow (28% weighting) and Consolidated Capital Expenditures (7% weighting).
•The Chairman's Assessment on Strategic Initiatives (10% weighting) and Individual Performance measures (20% weighting) were used to calculate 30% of the final bonus award.
President and CEO Incentive Compensation: The President and CEO participates in the Officer Annual Incentive Plan with the other NEOs. The Chairman evaluates the President and CEO's achievement with respect to the Individual Performance measures applicable to him under the Officer Annual Incentive Plan, based on his individual performance, on a short-term and long-term basis, with respect to his leadership of the Company, the development and maintenance of effective working relationships across the enterprise, his stated personal objectives and his other duties and responsibilities.

Fixed compensation (base salary) represents a smaller portion of total target compensation than variable compensation. The Company makes efforts to appropriately balance fixed (base salary) and variable (annual cash bonus and equity incentives) compensation to each NEO.
•In 2021, fixed compensation (base salary) represented 13% and variable compensation (annual cash bonus and equity incentives) represented 87% of Mr. Therivel's total target compensation; and
•For the remaining NEOs, 2021 fixed compensation represented 25% (on average) and variable compensation represented 75% (on average) of total target compensation.
The following chart summarizes total target compensation established for each NEO in 2021:
Summary of 2021 NEO Target Compensation

Named Executive Officer	2021 Annual Base Salary (1)	2021 Annual Incentive Target Value	2021 Long-Term Incentive Award Target Value (2)	2021 Total Target Compensation
Laurent C. Therivel	$787,000	$865,700	$4,500,000	$6,152,700
Douglas W. Chambers	$535,600	$294,580	$1,205,130	$2,035,310
Michael S. Irizarry	$738,000	$479,700	$1,660,500	$2,878,200
Deirdre C. Drake	$545,900	$300,245	$1,228,300	$2,074,445

(1)The amounts listed in the column reflect the March 1, 2021 base salary for all NEOs.
(2)Expressed as the aggregate target grant date value of RSUs and PSUs.
The Chairman, and the President and CEO along with the LTICC believe that this approach to our compensation program, along with our market positions and structural competitive advantages, has allowed our Company to continue to be successful in an extremely competitive environment.
Executive Compensation Programs Support UScellular Goals and Objectives
UScellular is committed to providing the very best in customer satisfaction, achieving long-term profitable growth, and building the high-quality teams required to make this possible. As such, we focus on operating in a fiscally responsible manner, and on recruiting and retaining talented employees who believe in the Company's values and long-term perspective.
The objectives of UScellular's compensation programs for its executive officers generally are to:
•support UScellular's overall business strategy and objectives;
•attract and retain high quality management;
•link individual compensation with attainment of UScellular objectives and individual performance goals; and
•provide competitive compensation opportunities consistent with the financial performance of UScellular.
The primary financial focus of UScellular is the increase of long-term shareholder value through growth, measured in such terms as return on capital, service revenues, cash flow and capital expenditures. Compensation decisions are made considering these performance measures, as well as all other appropriate facts and circumstances, including factors such as customer growth and employee engagement.
UScellular's compensation policies for executive officers are intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the performance of UScellular, utilizing good governance practices and other best practices. UScellular's compensation programs are designed to reward the performance of UScellular on both a short-term and long-term basis.
UScellular's policies establish incentive compensation performance goals for NEOs based on factors over which such officers are believed to have substantial control and which are believed to be important to UScellular's long-term success. Management believes compensation should be related to the performance of UScellular and should be sufficient to enable UScellular to attract and retain individuals possessing the talents required for long-term successful performance. Nevertheless, although performance driven metrics are key inputs to compensation and awards, the Chairman and LTICC may consider other facts to ensure alignment with UScellular's goals. Officers do not become entitled to any compensation or awards solely as a result of the achievement of performance levels.

Maintaining Best Practices Regarding Executive Compensation
The Chairman, the President and CEO and the LTICC maintain policies and procedures for establishing compensation for the UScellular executives, including the NEOs, and consider many of these to represent best practices in corporate governance.

What We Do
☑ Pay for Performance: A significant portion of NEO total target compensation is tied to Company performance.	☑ Limited Perquisites: We provide few perquisites ("perks") to our officers.
☑ Maximum Payouts on Incentives: Annual cash incentive awards are capped at 184.5% and PSUs are capped at 200%.
☑ Independent Long-Term Incentive Compensation Committee: The long-term equity-based compensation of executive officers is reviewed and approved by our LTICC comprised solely of independent directors. Other executive compensation is approved by UScellular's Chairman, who is also a director and President and Chief Executive Officer of TDS, the majority shareholder of UScellular.

☑ Compensation Consultant: Willis Towers Watson advises the Company and LTICC on executive compensation matters.
☑ Clawback Policy: UScellular would intend to seek to adjust or recover awards or payments if performance measures are restated or otherwise adjusted under certain circumstances.

What We Don't Do
☒ No Hedging or Pledging: Officers are prohibited from hedging, pledging or otherwise encumbering shares of UScellular's common stock, including holding shares in a margin account.	☒ Limited Tax Gross-Ups: NEOs and other executive officers are not entitled to tax gross-ups except in limited circumstances.
☒ Repricing of Stock Options: Repricing of stock options without stockholder approval is prohibited (except in the event of certain corporate events).
Results of the 2021 Say-on-Pay Vote
In 2021, we sought an advisory vote from our stockholders on NEO compensation (commonly referred to as "Say-on-Pay"). The Chairman, the President and CEO and the LTICC considered the fact that shareholders overwhelmingly voted at the 2021 annual meeting FOR the Say-on-Pay proposal with respect to 2020 NEO compensation. Even with this strong endorsement of the Company's pay practices, the Chairman and President and CEO along with the LTICC believe that it is essential to regularly review the executive compensation program. In 2021, the Chairman and the President and CEO along with the LTICC concluded that the compensation program provides awards that they believe motivate our NEOs to maximize long-term shareholder value and encourage long-term retention. The Chairman, the President and CEO and the LTICC intend to consider the results of the annual Say-on-Pay votes in their future compensation policies and decisions.
Changes to Compensation Policies
There were no material changes made to the executive compensation programs in 2021 in response to the 2021 Say-on-Pay Vote.
Maintaining a Competitive Compensation Program—Benchmarking Compensation Data
In 2021, for the NEOs other than the President and CEO, Willis Towers Watson completed a job specific market analysis with respect to base salary, target annual incentive opportunities and target total cash compensation. Executive officer positions were compared and matched to survey positions based on current role responsibilities. The source of market data was a Willis Towers Watson database of approximately 841 companies.

When setting long-term incentive awards, the LTICC considers market compensation data provided by Willis Towers Watson as follows:
•The multiples used to calculate the long-term incentive awards granted in 2021 were determined by the LTICC considering market compensation data with a weighting of:
o    50% of the total based generally on data from general industry companies (with revenue of $2B to $8B); and
o    50% of the total based generally on data from a peer group of telecom and customer-focused companies and/or based on a similar ownership structure (as identified below).
•The 2021 Custom Peer Group:
o    Must share at least one of the following characteristics: 1) wireless telecommunications services or technology and software company 2) has customer satisfaction as a part of its core business strategy and/or 3) single owner of 40% or more of its outstanding equity.

CDK Global, Inc.	Frontier Communications Corporation	Ryerson Holding Corporation
Columbia Sportswear Co.	Harley Davidson, Inc.	Teradata Corporation
CommScope Holding Company, Inc.	Hertz Global Holdings, Inc.	The Hershey Co.
Crown Castle International Corp. (REIT)	Hilton Worldwide Holdings, Inc.	Wyndham Destinations, Inc.
Darden Restaurants, Inc.	Keurig Dr Pepper Inc.
Diebold Nixdorf, Incorporated	NCR Corporation
Note: This group was selected by the LTICC with the assistance of Willis Towers Watson.
•The multiples that were approved for the NEOs are presented in "Long-Term Equity Compensation" below.
The Chairman, President and CEO and LTICC compared the base salaries, target annual cash incentives, target total long-term incentives and total target compensation of each of UScellular's NEOs, other than the President and CEO, to the compensation data provided by Willis Towers Watson. The comparison was made to help determine whether UScellular's compensation practices fell in line with competitive market data.
UScellular believes that compensation decisions are complex and require a deliberate review of UScellular performance, peer compensation levels, experience of individual executives, and individual performance, among other factors. In determining executive compensation, the Chairman, President and CEO and LTICC consider all forms of compensation to review the value delivered by each component of compensation to each executive. Accordingly, the Chairman, President and CEO and LTICC may determine that, with respect to any individual, it is appropriate for total target compensation or any particular element of compensation to meet, exceed or fall below the 50th percentile of the market data. The factors that might influence the amount of compensation awarded include market competition for a particular position, retention considerations, an individual's performance, possession of a unique skill or knowledge set, proven leadership capabilities or other business experience, tenure with the Company, internal pay equity and other relevant considerations.
Types and Amounts of NEO Compensation Awarded in 2021
Summary of Executive Compensation Elements
UScellular provided both fixed (base salary) and variable (annual cash bonus and equity incentives) compensation to the NEOs in 2021. The majority of compensation is at risk to each NEO because the variable compensation that is actually paid may vary from the target compensation that was established by the Chairman, the President and CEO and/or the LTICC. In the case of annual cash incentives and PSUs, the payment is dependent in significant part upon UScellular's performance and, in the case of equity incentives, the value also is dependent on future share prices. The amount of total target compensation at risk was significantly more than the amount of base salary for each NEO. Also, the majority of total target compensation awarded in 2021 to each NEO was in the form of equity.

The following charts summarize the material elements of the Company's 2021 executive compensation programs for NEOs. Percentages below are rounded. Further details regarding each of the elements are provided in the discussion that follows the charts.
CEO

All Other NEOs

Note: Compensation included as "All Other Compensation" in the Summary Compensation Table is not considered in the graphs above, because the Company views it as de minimis.

Executive Compensation Program

	Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2021 Decisions
Fixed	Base Salary	Fixed Cash Compensation	To attract, retain and motivate superior talent	Based on individual performance, proven leadership capabilities, other business experience, possession of a unique skill or knowledge set, internal pay equity, tenure or retention and other factors	Annual base salary merit increases ranged from 3.0% - 4.2%.
Pay-At-Risk	Annual Cash Incentive Awards (Bonus)	Variable Cash Compensation Percentage of base earnings based on the achievement of annual company performance goals, individual performance and the Chairman's assessment of strategic initiatives	To align overall Company performance directly with cash compensation	The target percentage of base earnings is determined based on job scope, market data, internal pay equity and other factors Actual payouts based on achievement can range from 0% to 184.5%	Company performance resulted in a 100.6% payout

The Chairman's Assessment on Strategic Initiatives resulted in a 126.0% payout

Individual performance was paid based on the President's (or Chairman's, with respect to the President and CEO) assessment of individual performance
Performance Share Unit Awards (PSUs)	Equity Compensation

Number of shares paid based on original target adjusted by company achievement during the three-year performance period and released at the end of the three-year cliff vesting period (assuming continued employment)

		Value of PSUs is variable based on company performance and the long-term stock price performance	To encourage retention and focus management on long-term stock price performance To align management's interest with shareholders' interests To support our business strategy	Based on job scope, market data and individual performance Actual payouts based on company achievement of the three-year performance goals can range from 0% to 200% of target	One half of the value of the total target equity award was granted in the form of PSUs Based on Return on Capital (ROC) (100%) for the period January 1, 2021 through December 31, 2023.
	Restricted Stock Unit Awards (RSUs)	Equity Compensation Time-vested at end of three-year cliff vesting period (assuming continued employment) Value of RSUs is variable based on long-term stock price performance	To encourage retention and focus management on long-term stock price performance To align management's interests with shareholders' interests To support our business strategy	Based on job scope, market data and individual performance	One-half of the value of the total target equity award was granted in the form of RSUs

Compensation Provided to NEOs in 2021
Base Salary
Annually, the Chairman determines the President and CEO's base salary. With respect to the other NEOs, the President and CEO recommends and the Chairman approves annually each such NEO's base salary. In setting 2021 base salary levels, the Chairman and/or President and CEO considered market data, Company performance and the individual performance of each NEO. In 2021, each of the NEOs received an annual base salary merit increase ranging from 3.0% - 4.2%.
Base salary is determined based on an evaluation of the performance of UScellular and each NEO and such other facts and circumstances as the Chairman and/or the President and CEO may deem relevant. Some facts and circumstances that are considered in approving base salaries of the NEOs are as follows: UScellular's status as a public and controlled company, and the fact that UScellular is primarily a regional competitor and that some of its competitors are national or global telecommunications companies that are much larger than UScellular, possess greater resources, possess more extensive coverage areas and more spectrum within some coverage areas, and market other services with their communications services that UScellular does not offer. The base salary of each NEO is set at a level considered to be appropriate in the subjective judgement of the Chairman and/or the President and CEO based on assessment of the responsibilities and performance of such NEO, taking into account the facts and circumstances discussed above. No specific performance measures are determinative in the base salary compensation decisions for NEOs. Ultimately, it is the informed judgement of the Chairman based on the recommendation of the President and CEO (in the case of the other NEOs) that determines the base salaries based on the total mix of information rather than on any specific measures of performance.
NEO Base Salary

Named Executive Officer	2021	2020	% Increase
Laurent C. Therivel (1)	$787,000	$755,000	4.2%
Douglas W. Chambers (1)	$535,600	$520,000	3.0%
Michael S. Irizarry (1)	$738,000	$716,500	3.0%
Deirdre C. Drake (1)	$545,900	$530,000	3.0%

(1)The pay adjustments for all NEOs were effective on March 1, 2021.
Annual Bonus
The Chairman and the President and CEO believe that annual bonus awards reinforce a pay-for-performance culture because the payment is based on UScellular's financial results along with the Chairman's assessment of strategic initiatives and individual performance. Annually, the Chairman, considering the recommendation of the President and CEO sets the percentage of base earnings used to determine each NEO's target bonus, as well as performance goals for UScellular.
The Chairman and the President and CEO believe that the target bonuses were competitive compared to the market data. The target percentage of base salary/earnings for each NEO's bonus in 2021 was:
NEO Bonus Targets

Named Executive Officer	Percentage of Base Salary/Earnings
Laurent C. Therivel	110%
Douglas W. Chambers	55%
Michael S. Irizarry	65%
Deirdre C. Drake	55%
All of our NEOs participated in the 2021 Officer Annual Incentive Plan. Under that plan, the Chairman and the President and CEO set minimum, target and maximum annual company performance goals used to determine 70% of each NEO's 2021 annual bonus award. The goals were based on the following metrics: Consolidated Total Service Revenues (50% weighting), Consolidated Operating Cash Flow (40% weighting) and Consolidated Capital Expenditures (10% weighting). The Chairman's Assessment on Strategic Initiatives (10% weighting) and Individual Performance (20% weighting) measures were used to calculate 30% of the final award. The Chairman and the President and CEO believe that these metrics focus executives on maximizing profitability and the customer experience. Under the annual incentive program, the actual annual incentive payouts based on the achievement of performance goals established for the year may range from 0% to 184.5%.

The following provides additional detail on the performance measures considered for the purposes of the 2021 Officer Annual Incentive Plan.

	Component Weighting	Overall Plan Weighting	Maximum Percentage of Target
Consolidated Total Service Revenues	50%	35%	200.0%
Consolidated Operating Cash Flow	40%	28%	200.0%
Consolidated Capital Expenditures	10%	7%	150.0%
Company Performance	100%	70%
Chairman Assessment on Strategic Initiatives		10%	160.0%
Individual Performance		20%	160.0%
Total Overall Plan Weighting and Maximum Target Opportunity		100%	184.5%
The performance goals, at the minimum, target and maximum payout levels, were intended to be challenging and the performance goals at the maximum payout level were intended to require superior performance.
The Chairman and, with respect NEO's other than himself, the President and CEO determined the actual payout that each NEO received under the incentive plan.
Company Performance
For purposes of evaluating and determining bonus levels each year, UScellular calculates an overall percentage of performance based on measures set forth in its 2021 Officer Annual Incentive Plan.
The below table shows the calculation of the overall quantitative company performance percentage for 2021 based on the 2021 Officer Annual Incentive Plan. The below amounts are based on the performance metrics established specifically for bonus purposes and may not agree with UScellular's financial statements, which are based on accounting principles generally accepted in the United States of America ("GAAP"), or with other publicly disclosed measures. As compared to GAAP, the below bonus results and targets may be adjusted for amounts relating to items such as acquisitions and divestitures and other non-operating or non-core items. The below bonus results and targets are intended to reflect the core operating results over which UScellular officers have significant influence.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Performance Measures	Final Bonus Results for 2021	Final Target for 2021	Bonus Results as a % of Target	Minimum Threshold Performance (as a % of Target)	Maximum Performance (as a % of Target)	Interpolated % of Target Bonus Earned (if within Minimum and Maximum Range)	Weight	Weighted Avg % of Target Bonus
Formula
Consolidated Total Service Revenues (1)	$3,115 M	$3,118 M	99.9%	90.0%	110.0%	99.6%	50.0%	49.8%
Consolidated Operating Cash Flow (2)	$926 M	$936 M	99.0%	85.0%	115.0%	96.6%	40.0%	38.7%
Consolidated Capital Expenditures (3)	$780 M	$814 M	95.8%	105.0%	90.0%	121.0%	10.0%	12.1%
Overall Company Performance							100.0%	100.6%

(1)This represents total service revenues determined on a consolidated company-wide basis and in a manner consistent with UScellular's presentation of total service revenues for external reporting purposes.
(2)This represents operating cash flow determined on a consolidated company-wide basis and in a manner consistent with UScellular's presentation of adjusted OIBDA (Operating income before depreciation, amortization, accretion, gains and losses) for external reporting purposes, and further adjusted to remove expenses associated with the annual bonus and performance share unit plans.
(3)This represents capital expenditures determined on a consolidated company-wide basis and in a manner consistent with UScellular's presentation of capital expenditures for external reporting purposes.

If a metric does not meet the minimum threshold performance level, generally no bonus will be paid with respect to such metric. If maximum performance or greater is achieved, 200% (or 150% with respect to the Consolidated Capital Expenditures metric) of the target opportunity for that metric will be funded. As shown above, actual performance exceeded the minimum threshold but was below maximum performance. As a result, the payout level was interpolated for such measure as indicated above based on the formula included in the 2021 Officer Annual Incentive Plan.
As shown above, the quantitative company performance percentage for UScellular for 2021 was determined to be 100.6%.
Chairman Assessment on Strategic Initiatives
The assessment of strategic initiatives as determined in the subjective judgment of the Chairman was 126.0%. In arriving at this determination, the Chairman considered the following accomplishments of UScellular during 2021:
•Executed a regionalization strategy to test and optimize a wide range of actions including pricing, promotions and media mix;
•Completed foundational work to build business and government segment;
•Continued network modernization and 5G deployment;
•Continued advocacy efforts; and
•Continued our focus on leadership development and diversity, equity and inclusion.
Individual Performance Objectives and Accomplishments
In addition to UScellular performance, the Chairman, the President and CEO and members of the LTICC consider individual objectives and performance in determining executive compensation. There was no minimum level of achievement of any of those objectives before salary or other compensation could be increased or provided. The assessment of the achievement of such objectives is not formulaic, objective or quantifiable. Instead, individual performance considerations are factors, among others, that are generally taken into account in the course of making subjective judgments in connection with compensation decisions.
Mr. Therivel as the principal executive officer of UScellular is primarily responsible for the performance of UScellular. Each of the other executive officers was also considered to have made a significant contribution to the aforementioned performance achievements during the period. The portion of the bonus for individual performance is based on an individual performance assessment approved by the Chairman in his subjective judgment which, in the case of NEOs other than the President and CEO, considers the recommendation of the President and CEO. This individual performance assessment for 2021 is used as a factor in determining the amount of the cash bonus for 2021 performance paid in 2022 and the value of equity awards granted in 2022.
Annual Cash Compensation
Base Salary:
The following shows certain information relating to base salary in 2021 for Laurent C. Therivel.

Laurent C. Therivel
2020 Annual Base Salary:	$755,000
2021 Annual Base Salary:	$787,000
$ Increase in Annual Base Salary:	$32,000
% Increase in Annual Base Salary:	4.2%
Range per 2020 Willis Towers Watson survey (50th to 75th percentile):	$800,000 to $960,000
Effective January 1, 2021, Mr. Therivel's base salary was increased to $787,000 which is slightly below the 50th percentile of the range. This was the level considered to be appropriate in the subjective judgment of the Chairman.

The following shows certain information relating to base salary in 2021 for the other NEOs:

	Douglas W. Chambers	Michael S. Irizarry	Deirdre C. Drake
Base Salary level 3/1/20 - 2/28/21	$520,000	$716,500	$530,000
Base Salary level 3/1/21 - 2/28/22	$535,600	$738,000	$545,900
2021 Base Salary per Summary Compensation Table	$532,600	$733,867	$542,844
$ Increase in Base Salary on 3/1/2021	$15,600	$21,500	$15,900
% Increase in Base Salary	3.0%	3.0%	3.0%
The Chairman and the President and CEO review the base salary and bonus of the NEOs on an aggregate basis as described below.
Bonus:    The following table sets forth the amount paid to each NEO for the 2021 annual cash incentive award (the below amounts may be rounded):

		Formula	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Deirdre C. Drake
a	2021 base salary earnings		$787,000	$532,600	$733,867	$542,844
b	Target bonus percentage		110%	55%	65%	55%
c	Target bonus	a x b	$865,700	$292,930	$477,014	$298,564
d	Percentage of 2021 target bonus based on company performance		70%	70%	70%	70%
e	Target bonus for company performance	c x d	$605,990	$205,051	$333,909	$208,995
f	Calculation of amount reported under "Non-Equity Incentive Plan Compensation" column based on company performance in 2021	e x 100.6%	$609,626	$206,281	$335,913	$210,249
	Calculation of amount reported under "Bonus" column:
g	Portion of bonus based on assessment of strategic initiatives in 2021 (10% of target bonus opportunity), multiplied by percentage of achievement as determined by Chairman (126.0%)	c x 10% x 126.0%	$109,078	$36,909	$60,104	$37,619
h	Amount of discretionary bonus based on individual performance (20% of bonus opportunity) and rounding		$249,296	$73,210	$114,483	$71,632
i	Subtotal of amount reported under "Bonus" column	g + h	$358,374	$110,119	$174,587	$109,251
j	Total bonus for 2021 performance paid in 2022 (sum of amount reported under "Non-Equity Incentive Plan Compensation" column and amount reported under "Bonus" column)	f + i	$968,000	$316,400	$510,500	$319,500
Total Cash Compensation:    The following table shows information relating to total cash compensation in 2021.

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Deirdre C. Drake
Base Salary in 2021 (3/1/21 - 2/28/22)	$—	$535,600	$738,000	$545,900
Base Salary in 2021 (1/1/21 - 12/31/21)	$787,000	$—	$—	$—
2021 Bonus Paid in 2022	$968,000	$316,400	$510,500	$319,500
Total Cash Compensation for 2021	$1,755,000	$852,000	$1,248,500	$865,400
Total Target Cash Compensation per Willis Towers Watson Survey:
25th percentile	$1,350,000	$875,000	$550,000	$635,000
50th percentile	$1,685,000	$1,055,000	$730,000	$760,000
75th percentile	$2,095,000	$1,275,000	$945,000	$910,000
The Chairman and the President and CEO review the base salary and bonus of the NEOs on an aggregate basis. The amount reported above as Base Salary represents the NEO's rate of annual base salary for the period reported rather than the amount reported in the Summary Compensation Table, which reflects actual base salary paid during 2021.
The total cash compensation of the above officers is believed to be within the appropriate range identified for this element based on an assessment of the responsibilities and performance of such officers and other relevant factors in the judgment of the Chairman and the President and CEO.

Long-Term Equity Compensation
Long-term equity compensation is intended to compensate executives primarily for their contributions to long-term increases in shareholder value. The Chairman and the President and CEO, along with the LTICC, believe that equity awards both align management's interests with those of stockholders and reinforce a pay-for-performance culture.
Long-term compensation awards for NEOs are based, in part, on individual performance, with the intended goal of increasing long-term company performance and shareholder value. Performance share units (PSUs), restricted stock units (RSUs) and bonus match units generally vest over three years, to reflect the goal of relating long-term incentive compensation to increases in shareholder value over the same period.
The annual long-term compensation awards in 2021 were made under UScellular's 2013 Long-Term Incentive Plan ("2013 LTIP"). The target long-term incentive award value of each NEO's 2021 equity-based awards was comprised equally of PSUs (with the PSUs valued assuming achievement at the target performance level) and RSUs. These awards to the NEOs were granted on April 5, 2021.
2021 Target Long-Term Incentive Award

Named Executive Officer	Target Value of 2021 Equity Award
Laurent C. Therivel	$4,500,000
Douglas W. Chambers	$1,205,100
Michael S. Irizarry	$1,660,500
Deirdre C. Drake	$1,228,300
Under the 2013 LTIP, UScellular is authorized to grant stock options, stock appreciation rights, bonus stock awards, restricted stock awards, restricted stock unit awards, performance awards and employer match awards for deferred bonus.
The program now awards 50% of the target long-term incentive award in PSUs and 50% of the award in RSUs.
Mr. Therivel and the Company entered into a letter agreement on June 1, 2020, ("the Therivel Letter Agreement") relating to his appointment as President and CEO. The Therivel Letter Agreement provides that each calendar year it is anticipated that Mr. Therivel will receive annual equity grants with a target grant date value not less than $4,000,000, and that the Chairman would recommend an annual equity grant for 2021 with a target grant date value equal to $4,500,000. Consistent with that recommendation, Mr. Therivel’s 2021 grants had a target grant date value equal to $4,500,000.
Based in part considering information from Willis Towers Watson, the formula for determining the number of units awarded to the NEOs other than the President and CEO was the NEO's base salary on the grant date times the NEO's performance multiple for 2021, divided by the Company's closing share price on April 1, 2021 (i.e., the first trading day preceding the April 5, 2021 grant date). The product of this formula was then split 50% in PSUs and 50% in RSUs. This result was rounded to the closest whole unit.
Performance Share Units:    In 2021, one-half of the total target long-term incentive award value granted to Messrs. Therivel, Chambers, and Irizarry and Ms. Drake was made in the form of PSUs. The PSUs will be settled in shares of UScellular's common stock based on Company achievement against a Return on Capital (weighted 100%) goal during the performance period from January 1, 2021 through December 31, 2023, with payout ranging from 0% - 200% of the target award based on performance. The performance adjustment will be made within ninety days following the end of the performance period based on certification of the performance results by the LTICC. Shares subject to the award, as adjusted, will be paid following the April 5, 2024 vesting date, assuming the NEO remains employed with UScellular through that date.
Restricted Stock Units:    One-half of the total target long-term incentive award value was granted to the NEOs in 2021 in the form of RSUs. The RSUs will cliff vest at the end of the three-year vesting period on April 5, 2024 assuming the NEO remains employed through that date.
The target values in the tables below are calculated by UScellular using the formulas described above considering information provided by Willis Towers Watson.

As a result of the foregoing formulas and individual performance factors, the following performance share units and restricted stock units were granted on April 5, 2021 to the persons below who were NEOs at the time (the amounts may be rounded).

		Formula	Douglas W. Chambers	Michael S. Irizarry	Deirdre C. Drake
a	March 1, 2021 Base Salary		$535,600	$738,000	$545,900
b	Performance Multiple		2.25	2.25	2.25
c	Closing stock price on April 1, 2021		$36.80	$36.80	$36.80
d	Long Term Incentive Target Value	a x b	$1,205,100	$1,660,500	$1,228,275
e	PSU Target Value	d x 50%	$602,550	$830,250	$614,138
f	PSUs Granted (rounded)	e / c	16,374	22,561	16,689
g	RSU Target Value	d x 50%	$602,550	$830,250	$614,138
h	RSUs Granted (rounded)	g / c	16,374	22,561	16,689
The approach for granting long-term incentive awards to Laurent C. Therivel differed from the above approach for the other NEOs. The following performance share unit and restricted stock unit awards were granted to Mr. Therivel on April 5, 2021 using the formula outlined below (the amounts may be rounded):

		Formula	Laurent C. Therivel
a	Long Term Incentive Target Value based on information from Willis Towers Watson		$3,927,782
b	Total Award		$4,500,000
c	Closing stock price on April 1, 2021		$36.80
d	PSU Target Value	b x 50%	$2,250,000
e	PSUs Granted (rounded)	d / c	61,141
f	RSU Target Value	b x 50%	$2,250,000
g	RSUs Granted (rounded)	f / c	61,141
If a recipient of an award under the 2013 LTIP enters into competition with, or misappropriates confidential information of, UScellular or any affiliate thereof, including TDS and its affiliates, or violates non-solicitation and non-disparagement requirements, or the recipient's employment with UScellular or any affiliate thereof is terminated on account of the NEO's negligence or willful misconduct, then such award will terminate and be forfeited.
CEO Pay Ratio
UScellular compared our President and CEO's annual total compensation in fiscal year 2021 to that of all other UScellular employees for the same period.
Our calculation includes all active employees as of December 31, 2021.
We determined the compensation of our median employee (the "Median Employee") by: calculating the annual salary/wages for each of our active employees as of December 31, 2021; ranking the annual salaries/wages of all employees, except for the President and CEO, from lowest to highest; and then identifying the median employee.
The annualized total compensation for fiscal year 2021 for our President and CEO was $6,438,260 and for the Median Employee was $81,760. The resulting ratio of our CEO’s pay to the pay of our Median Employee for fiscal year 2021 is 78.7 to 1.
Other Benefit Plans Available to NEOs
The Chairman believes that UScellular's maintenance of the below-described plans is consistent with competitive pay practices and is an important element in attracting and retaining talent in a competitive market.
The NEOs participate in certain benefit plans, as described below.

Deferred Salary and Bonus:
The NEOs are permitted to defer salary and/or bonus into an interest-bearing arrangement under a deferred compensation plan. Pursuant to the plan, the NEO's deferred compensation account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average twenty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person. The portion of any interest that exceeds 120% of the applicable federal long-term rate "AFR" will be considered above market in accordance with SEC rules. The deferred compensation account of a NEO is paid at the time and in the form provided in the plan, which permits certain distribution elections by the officer.
The NEO is always 100% vested in, and entitled to receipt upon termination, of all salary and bonus amounts that have been deferred and any interest credited to his or her account. Such amounts are reported in the Nonqualified Deferred Compensation table and, because there would not be any increased benefit or accelerated vesting in the event of termination or change in control, are not included in the below Table of Potential Payments upon Termination or Change in Control.
Deferred Bonus under the Long-Term Incentive Plan:
In addition to being permitted to defer some or all of their bonuses into an interest-bearing arrangement as described immediately above, the NEOs are permitted to defer some or all of their bonuses pursuant to deferred bonus compensation agreements under the Company's LTIP. Deferred bonus under the long-term incentive plan will be deemed invested in UScellular Common Share Units. The NEOs receive a distribution of the deferred bonus account at the time and in the form provided in the plan, which permits certain distribution elections by the NEO.
Pursuant to the 2013 LTIP, each officer may elect to defer all or a portion of his or her annual bonus, and UScellular will allocate a related stock unit match award to the employee's deferred compensation account. For the bonus earned in 2021, the match equaled 33 1/3 % of the deferred bonus amount for the year. The stock unit match awards will be deemed invested in UScellular Common Share Units and will vest ratably at a rate of one-third per year over three years. The match becomes fully vested upon the executive's separation due to retirement or death or if the executive suffers permanent disability prior to his or her separation.
SERP
Each of the NEOs participates in a supplemental executive retirement plan, or SERP, which is a non-qualified defined contribution plan. The SERP is not intended to provide substantial benefits other than to replace the benefits which cannot be provided under the TDS Pension Plan as a result of tax law limitations on the amount and types of annual employee compensation which can be taken into account under a tax qualified pension plan or other limitations. The SERP is unfunded. Participants are credited with interest on balances of the SERP. Under the SERP, the deferred balance is credited with an assumed rate of earnings on all amounts other than the contributions for the current year equal to the yield on ten-year BBB rated industrial bonds for the last trading date of the prior year as quoted by Standard & Poor's. The interest rate under the SERP for 2021 was set as of the last trading date of 2020 at 1.997% per annum, based on the yield on ten-year BBB rated industrial bonds at such time.
A participant is entitled to distribution of his or her entire account balance under the SERP if the participant has a separation from service without cause, after either (a) his or her attainment of age 65; or (b) his or her completion of at least ten years of service. If a participant has a separation from service under circumstances other than those set forth in the preceding sentence, without cause, the participant will be entitled to distribution of 10% of his or her account balance for each year of service up to ten years. Upon a separation from service under circumstances that permit payments under the SERP, the participant will be paid his or her vested account balance in one of the following forms as elected by the participant prior to the first day of the plan year in which the participant commences participation in the SERP: (a) a single lump sum or (b) annual installments over a period of 5, 10, 15, 20, or 25 years. The SERP does not include any provision that would increase benefits or accelerate amounts upon any termination or change in control and, accordingly, no amount attributable to the SERP is included in the Table of Potential Payments upon Termination or Change in Control. Each NEO's SERP balance as of December 31, 2021 is set forth in the "Nonqualified Deferred Compensation" table below.
Perquisites
UScellular does not provide significant perquisites to its NEOs. UScellular has no formal plan, policy or procedure pursuant to which NEOs are entitled to any perquisites following termination or change in control. However, from time to time, UScellular may enter into employment, retirement, severance or similar agreements that may provide for perquisites.

Tax-Deferred Savings Plan - 401(k) plan
TDS sponsors the Tax-Deferred Savings Plan ("TDSP"), a tax-qualified defined contribution plan. This plan is available to employees of TDS and its subsidiaries which have adopted the plan, including UScellular. Employees contribute amounts from their compensation and UScellular makes matching contributions in part. UScellular makes matching contributions to the plan in cash equal to 100% of an employee's contributions up to the first 3% of such employee's compensation, and 40% of an employee's contributions up to the next 2% of such employee's compensation. Matching contributions under the Tax-Deferred Savings Plan are subject to a two-year graduated vesting schedule (34% vesting at one year of service and 100% vesting at two years of service). Employees have the option of investing their contributions and UScellular's contributions in a TDS Common Share fund, a UScellular Common Share fund and certain unaffiliated funds. Contributions into the company common stock funds are limited to no more than 20%, combined.
This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all employees, and benefits are not enhanced upon any termination (other than a termination by reason of death, total and permanent disability or after an employee attains age 65) or change in control. Accordingly, no amounts are reported in the Table of Potential Payments upon Termination or Change in Control.
Pension Plan
TDS sponsors a tax-qualified noncontributory defined contribution Pension Plan for the eligible employees of TDS and its participating subsidiaries, including UScellular. Under this plan, pension costs are calculated separately for each participant based on the applicable pension formula and are funded annually by TDS and its participating subsidiaries.
Benefits under the TDS Pension Plan are subject to a five year graduated vesting schedule (20% vesting at two years of service, 40% vesting at three years of service, 60% vesting at four years of service and 100% vesting at five years of service).
This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all employees, and benefits are not enhanced upon any termination (other than a termination by reason of death, total and permanent disability or a qualified retirement) or change in control. Accordingly, no amounts are reported in the Table of Potential Payments upon Termination or Change in Control.
Health and Welfare Benefits
TDS also provides customary health and welfare and similar plans for the benefit of employees of TDS and its subsidiaries, including UScellular. These group life, health, disability, medical reimbursement and/or similar plans do not discriminate in scope, terms or operation in favor of executive officers and are available generally to all employees, and benefits are not enhanced upon any termination or change in control. Accordingly, no amounts are reported in the below Table of Potential Payments upon Termination or Change in Control.
Impact of Accounting and Tax Treatments of Particular Forms of Compensation
The Chairman and the LTICC consider the accounting and tax treatments of particular forms of compensation. Accounting treatments do not significantly impact the determinations of the appropriate compensation for UScellular executive officers. The Chairman and the LTICC consider the accounting treatments primarily to be informed and to confirm that UScellular personnel understand and recognize the appropriate accounting that will be required with respect to compensation.
UScellular places more significance on the tax treatments of particular forms of compensation, because these may involve actual cash expense to UScellular or the executive.
UScellular generally does not have any arrangements with its executive officers pursuant to which it has agreed to "gross-up" payments due to taxes or to otherwise reimburse officers for the payment of taxes.
Policy on Stock Ownership by Executive Officers
UScellular does not have a formal policy relating to stock ownership by executive officers.
Anti-Hedging and Anti-Pledging
TDS' Policy Regarding Insider Trading and Confidentiality, which is applicable to UScellular's board of directors, officers and certain employees identified by UScellular's Chief Financial Officer, provides that persons subject to the earnings blackout policy may not, under any circumstances, trade options for, pledge, or sell "short," any securities of TDS or UScellular.

Compensation Committee Report

The Chairman, the President and CEO and the members of the UScellular board of directors oversee UScellular's compensation programs. In fulfilling their oversight responsibilities, the persons whose names are listed below reviewed and discussed with management the CD&A set forth above in this Proxy Statement.
In reliance on the review and discussions referred to above, the persons whose names are listed below recommended to the board of directors that the CD&A be included in UScellular's Form 10-K for the year ended December 31, 2021 and Proxy Statement related to the 2022 Annual Meeting.
The CD&A report is submitted by LeRoy T. Carlson, Jr., who functions as the compensation committee, except with respect to long-term equity-based compensation, and by the members of the LTICC, which has responsibility with respect to long-term equity-based compensation.
Because UScellular does not have a formal independent compensation committee except with respect to long-term equity-based compensation, the above CD&A is submitted by each member of the board of directors: LeRoy T. Carlson, Jr. (Chairman), Walter C. D. Carlson, J. Samuel Crowley, Ronald E. Daly, Deirdre C. Drake, Harry J. Harczak, Jr., Michael S. Irizarry, Gregory P. Josefowicz, Peter L. Sereda, Cecelia D. Stewart, and Laurent C. Therivel.

Compensation Tables
Summary of Compensation
The following table summarizes the compensation paid by UScellular to the NEOs for 2021, 2020, and 2019. The compensation actually realized by a NEO may be more or less than the amount reported in the below Summary Compensation Table depending on the performance of the UScellular stock price and other factors.

2021 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
			(a)	(b)		(c)	(d)	(e)
Laurent C. Therivel	2021	$785,894	$358,374	$4,638,653	$—	$609,626	$—	$45,713	$6,438,260
President and Chief Executive Officer	2020	$377,500	$1,527,170	$6,749,987	$—	$240,430	$—	$339,643	$9,234,730
Douglas W. Chambers	2021	$532,600	$110,119	$1,233,944	$—	$206,281	$367	$73,296	$2,156,607
Executive Vice President, Chief	2020	$469,600	$125,056	$771,251	$—	$149,544	$400	$70,045	$1,585,896
Financial Officer and Treasurer	2019	$190,000	$64,326	N/A	$—	$36,974	$126	$48,542	$339,968
Michael S. Irizarry	2021	$733,867	$174,587	$1,700,196	$—	$335,913	$3,396	$83,049	$3,031,008
Executive Vice President, Chief Technology Officer	2020	$712,500	$231,151	$1,691,601	$—	$268,149	$4,969	$79,924	$2,988,294
and Head of Engineering and Information Technology	2019	$691,530	$221,457	$1,582,799	$—	$222,043	$4,254	$90,874	$2,812,957
Deirdre C. Drake	2021	$542,844	$109,251	$1,257,684	$—	$210,249	$785	$74,804	$2,195,617
Executive Vice President -	2020	$501,400	$141,829	$1,164,430	$—	$159,671	$785	$75,034	$2,043,149
Chief People Officer and Head of Communications	2019	$474,528	$147,634	$1,087,483	$—	$152,366	$505	$78,022	$1,940,538

(a)Amounts reported in this column represent the discretionary portion of annual bonuses paid with respect to 2021. For 2021 bonuses paid in 2022, Laurent C. Therivel deferred 30% into UScellular deferred compensation stock units.
(b)In accordance with FASB ASC 718, this represents the aggregate grant date fair value. Assumptions made in the valuation of stock awards in this column are described in UScellular's financial statements included in the accompanying Annual Report to Shareholders for the year ended December 31, 2021.
The table below provides both the grant date fair value at target, and also at maximum, for the 2021 performance share unit awards using the April 5, 2021 grant date closing price of $37.68:

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Deirdre C. Drake
Grant Date Value (100%)	$2,303,793	$616,972	$850,098	$628,842
Maximum Value (200%)	$4,607,586	$1,233,944	$1,700,196	$1,257,684
(c)Represents the portion of the bonus that represents non-equity incentive plan compensation.

(d)Includes the portion of interest that exceeded the amount calculated utilizing 120% of the AFR at the time the interest rate was set. Each of the NEOs currently participates in, a supplemental executive retirement plan (SERP). In addition, column (d) includes interest on any deferred salary or bonus that exceeded that calculated utilizing 120% of the AFR, if any, as indicated in the below table.

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Deirdre C. Drake
Excess Earnings
SERP	$—	$367	$3,396	$640
Deferred Salary or Bonus	$—	$—	$—	$—
Total Excess Earnings	$—	$367	$3,396	$640
(e)Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is $10,000 or more.

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Deirdre C. Drake
Perquisites:
Corporate automobile allowance, personal travel and health related expenses	$15,367	$18,128	$14,029	$17,413
Total Perquisites if $10,000 or more	$15,367	$18,128	$14,029	$17,413
Contributions to Benefit Plans
TDSP	$11,020	$11,020	$11,020	$11,020
TDS Pension Plan	$13,116	$13,116	$13,116	$13,116
SERP	$6,210	$31,032	$44,884	$33,255
Total, including perquisites if $10,000 or more	$45,713	$73,296	$83,049	$74,804
Column (e) includes the following in 2021: (1) the total of any perquisites and personal benefits that equal or exceed $10,000, summarized by type or any perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of these benefits for each NEO and (2) contributions by UScellular for the benefit of the NEO under (a) the TDSP, (b) the TDS Pension Plan, and (c) the SERP.

Information Regarding Plan-Based Awards
The following table shows, as to the NEOs, certain information regarding plan-based awards in 2021.
2021 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
					(a)	(b)	(c)
Laurent C. Therivel
Non-Equity Incentive Plan Awards (1):		$42,419	$605,990	$1,118,052
Stock Awards:
UScellular Deferred Compensation
2020 Stock Match Units for 2020 Bonus Paid in 2021 (2):	3/4/2021							1,023	$31,067
Awards in Common Shares (3):
Restricted Stock Units:	4/5/2021							61,141	$2,303,793
Performance Share Units:	4/5/2021				30,571	61,141	122,282		$2,303,793
Douglas W. Chambers
Non-Equity Incentive Plan Awards (1):		$14,354	$205,051	$378,319
Awards in Common Shares (3):
Restricted Stock Units:	4/5/2021							16,374	$616,972
Performance Share Units:	4/5/2021				8,187	16,374	32,748		$616,972
Michael S. Irizarry
Non-Equity Incentive Plan Awards (1):		$23,374	$333,909	$616,062
Awards in Common Shares (3):
Restricted Stock Units:	4/5/2021							22,561	$850,098
Performance Share Units:	4/5/2021				11,281	22,561	45,122		$850,098
Deirdre C. Drake
Non-Equity Incentive Plan Awards (1):		$14,630	$208,995	$385,596
Awards in Common Shares (3):
Restricted Stock Units:	4/5/2021							16,689	$628,842
Performance Share Units:	4/5/2021				8,345	16,689	33,378		$628,842
Explanation of Columns:
(a) - (c)    The amounts shown under these columns reflect the number of UScellular Common Shares that may be earned by each UScellular officer as a result of the performance share units granted to such officer under the award. The actual number of UScellular Common Shares to be delivered to NEOs as a result of these performance share units will be determined by the performance of UScellular during the three-year performance period running January 1, 2021 through December 31, 2023, as measured against a single performance criteria selected by the Long-Term Incentive Compensation Committee.
Footnotes:
(1)Represents threshold, target and maximum payouts under the UScellular Officer Annual Incentive Plan.
(2)Represents the number of deferred compensation stock units in UScellular Common Shares awarded to such officer with respect to company match related to deferred bonus compensation. The aggregate grant date fair value computed in accordance with FASB ASC 718 of the match stock units is reported in the Summary Compensation Table under the "Stock Awards" column. See the "Nonqualified Deferred Compensation" table, below, for information regarding deferred compensation stock units.
(3)These amounts represent UScellular restricted stock units and performance share units which were granted on April 5, 2021 and become vested on April 5, 2024, subject to the NEO's continuous employment through such date (and in the case of the performance share units, subject to satisfaction of the performance measures at the threshold or higher level).

Information Regarding Outstanding Equity Awards at Year-End
The following table shows NEO outstanding equity awards at fiscal year-end.
2021 Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Laurent C. Therivel
Stock Unit Awards:
2021 RSUs (1)	4/5/2021					61,141	$1,927,164
2020 RSUs (2)	7/1/2020					72,510	$2,285,515
USM Bonus Match Units not vested (3)	3/4/2021					682	$21,497
Performance Share Units:
2021 PSUs (1)	4/5/2021							61,141	$1,927,164
2020 PSUs (4)	7/1/2020							145,021	$4,571,062
Total		—	—			134,333	$4,234,176	206,162	$6,498,226
Douglas W. Chambers
Stock Unit Awards:
2021 RSUs (1)	4/5/2021					16,374	$516,108
2020 RSUs (1)	4/6/2020					13,325	$420,004
Performance Share Units:
2021 PSUs (1)	4/5/2021							16,374	$516,108
2020 PSUs (1)	4/6/2020					14,363	$452,722
Total		—	—			44,062	$1,388,834	16,374	$516,108
Michael S. Irizarry
Options:
2016 Options	4/1/2016	18,683	—	$45.87	4/1/2026
Stock Unit Awards:
2021 RSUs (1)	4/5/2021					22,561	$711,123
2020 RSUs (1)	4/6/2020					29,226	$921,204
2019 RSUs (1)	4/1/2019					17,045	$537,258
Performance Share Units:
2021 PSUs (1)	4/5/2021							22,561	$711,123
2020 PSUs (1)	4/6/2020					31,503	$992,975
2019 PSUs (1)	4/1/2019					16,238	$511,822
Total		18,683	—			116,573	$3,674,382	22,561	$711,123
Deirdre C. Drake
Stock Unit Awards:
2021 RSUs (1)	4/5/2021					16,689	$526,037
2020 RSUs (1)	4/6/2020					20,118	$634,119
2019 RSUs (1)	4/1/2019					11,711	$369,131
Performance Share Units:
2021 PSUs (1)	4/5/2021							16,689	$526,037
2020 PSUs (1)	4/6/2020					21,685	$683,511
2019 PSUs (1)	4/1/2019					11,156	$351,637
Total		—	—			81,359	$2,564,435	16,689	$526,037

Footnotes:
(1)The restricted stock units, and performance share units, will vest on the third anniversary of the grant date. The 2021 performance share units are subject to the achievement of threshold performance measures over a three-year period relating to Return on Capital. The number of shares included in the above table is the target number of shares. The 2020 and 2019 performance share units have been adjusted for performance and are now time based.
(2)The initial CEO restricted stock units become vested July 1, 2026.
(3)Represents deferred compensation stock match units awarded to such NEO with respect to deferred bonus compensation. Represents the number of USM Common Shares underlying deferred compensation stock match units that have not vested. Generally, one-third of the deferred compensation stock match units become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such officer is an employee of UScellular or an affiliate on such date. Accordingly, 341 share units are scheduled to vest on each of December 31, 2022 and 2023. Upon separation from the Company, the company match is fully vested for employees who are retirement eligible under the TDS Pension Plan. Mr. Therivel does not qualify as retirement eligible under the TDS Pension Plan.
(4)The initial CEO performance share units represent a performance-based equity award granted to Laurent. C. Therivel on July 1, 2020 (the "Accomplishment Award"). The award has a variable vesting period which could range from 2.5 to 6.5 years dependent on attainment of performance conditions. The Accomplishment Award vests if during any two calendar year periods commencing no earlier than January 1, 2021 and ending no later than December 31, 2026, UScellular achieves both of the following performance conditions: (1) an average total revenue growth rate that exceeds the average total revenue growth rate of the wireless industry; and (2) an average annual return on capital that exceeds six percent. Both performance conditions must be satisfied during the same two calendar year period. The Accomplishment Award is binary. The award does not vest if both performance conditions are not satisfied.

Information Regarding 2021 Option Exercises and Stock Vested
The following table shows NEO information regarding option exercises and stock vested in 2021.
2021 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Laurent C. Therivel
Stock Awards Vested (Date of Vesting):
USM Bonus Match Units (1)			341	$10,748
Total	—	$—	341	$10,748
Douglas W. Chambers
Stock Awards Vested (Date of Vesting):
2018 Restricted Stock Units (4/2/21)			2,739	$100,795
2018 Performance Share Units (4/2/21)			4,256	$156,621
Total	—	$—	6,995	$257,416
Michael S. Irizarry
Stock Awards Vested (Date of Vesting):
2018 Restricted Stock Units (4/2/21)			18,867	$694,306
2018 Performance Share Units (4/2/21)			29,308	$1,078,534
Total	—	$—	48,175	$1,772,840
Deirdre C. Drake
Stock Awards Vested (Date of Vesting):
2018 Restricted Stock Units (4/2/21)			12,018	$442,262
2018 Performance Share Units (4/2/21)			18,669	$687,019
Total	—	$—	30,687	$1,129,281

Footnotes:
(1)Pursuant to the UScellular LTIP, the company match deferred compensation stock units relating to deferred bonus generally vests one-third on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided the award recipient is an employee of UScellular on such date. The stock price used to calculate the value realized on vesting was the closing price of USM Common Shares of $31.52 on December 31, 2021, the last trading day of 2021.
Upon separation from the Company, the company match is non-forfeitable for employees who are retirement eligible under the TDS Pension Plan. Mr. Therivel does not qualify as retirement eligible under the TDS Pension Plan.

Information Regarding 2021 Nonqualified Deferred Compensation
The following table shows NEO information regarding nonqualified deferred compensation for the year ended December 31, 2021.
2021 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE
Laurent C. Therivel
SERP
Company contribution		$6,210
Total Interest			$—
Balance at year end			$—		$6,210
Deferral of 2020 bonus paid in 2021 - 4,091 USM Shares (1)	$124,270
Company Match for 2020 bonus paid in 2021 - 1,023 USM Shares (1)		$31,067
Changes in value in 2021			$5,857
Accumulated Balance at Year End:
4,432 USM Vested Shares					$139,697
682 Unvested USM Shares					$21,497
Aggregate Total (2)	$124,270	$37,277	$5,857	$—	$167,404
Douglas W. Chambers
SERP
Company contribution		$31,032
Total Interest			$1,709
Balance at year end					$117,665
Aggregate Total (2)	$—	$31,032	$1,709	$—	$117,665
Michael S. Irizarry
SERP
Company contribution		$44,884
Total Interest			$15,814
Balance at year end					$846,635
Aggregate Total (2)	$—	$44,884	$15,814	$—	$846,635
Deirdre C. Drake
SERP
Company contribution		$33,255
Total Interest			$2,981
Balance at year end					$184,404
Aggregate Total (2)	$—	$33,255	$2,981	$—	$184,404

Footnotes:
(1)Represent deferrals of salary and/or bonus, if any. Such amounts can be deferred into an interest account, or the bonus can also be deferred into a deferred compensation stock unit deferral arrangement.
(2)The following is a summary of the total deferred compensation balances, which include compensation reported in the Summary Compensation Table in 2021 and in years prior to 2021. The below amounts do not include previously reported deferred compensation that has been distributed.

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Deirdre C. Drake
Aggregate Deferred Balances 12/31/20 (includes amounts reported as compensation in years prior to 2020)	$—	$84,925	$785,937	$148,168
Net amount reported in above table for 2021 (includes amounts reported as compensation in 2021)	$167,404	$32,740	$60,698	$36,236
Aggregate Deferred Balances 12/31/21	$167,404	$117,665	$846,635	$184,404

Change in Control
The following summarizes the change in control provisions of the 2013 LTIP:
Generally, a "change in control" is defined in the 2013 LTIP ("2013 LTIP Change in Control") as: (i) an acquisition by a person or entity of the then outstanding securities of UScellular (the "Outstanding Voting Securities") having sufficient voting power of all classes of capital stock of UScellular to elect at least 50% or more of the members of the board of directors or having 50% or more of the combined voting power of the Outstanding Voting Securities entitled to vote generally on matters (without regard to the election of directors), subject to certain exceptions; (ii) unapproved changes in the majority of the members of the board of directors; (iii) certain corporate restructurings, including certain reorganizations, mergers, consolidations or sales or other dispositions of all or substantially all of the assets of UScellular; or (iv) approval by the shareholders of UScellular of a plan of complete liquidation or dissolution of UScellular.
In the event of a 2013 LTIP Change in Control, the board of directors (as constituted prior to the 2013 LTIP Change in Control) may in its discretion, but will not be required to, make such adjustments to outstanding awards under the 2013 LTIP as it deems appropriate, including without limitation, (i) accelerating the vesting or exercisability of some or all outstanding awards, and/or to the extent legally permissible, causing any applicable restriction or performance period to lapse in full or part; (ii) causing any applicable performance measures to be deemed satisfied at the target, maximum or any other level determined by the board of directors (as constituted prior to the 2013 LTIP Change in Control); (iii) requiring that the shares of stock into which Common Shares are converted pursuant to the 2013 LTIP Change in Control be substituted for some or all of the Common Shares subject to outstanding awards, with an appropriate adjustment as determined by the LTICC; and/or (iv) requiring outstanding awards, in whole or part, to be surrendered to UScellular in exchange for a payment of cash, shares of capital stock of the company resulting from or succeeding to the business of UScellular in connection with the 2013 LTIP Change in Control, or the parent thereof, or a combination of cash and shares. Notwithstanding the above, if the awards are not assumed by the surviving or acquiring company in the 2013 LTIP Change in Control (including by reason of the surviving or acquiring company not being publicly traded), then a pro-rata portion of the award (based on the proportion of the vesting or performance period that has passed at the time of the 2013 LTIP Change in Control) will become vested or exercisable. Also, if the award is assumed but the award holder's employment is terminated within two years of the 2013 LTIP Change in Control by the Company without cause or by the award holder for good reason, then the award holder's outstanding awards will vest or become exercisable.
Therivel and Irizarry Letter Agreements
Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment terminates involuntarily without cause or upon the occurrence of a change in control, then, subject to his execution and non-revocation of a release of claims against USCellular and its affiliates (a “Release”), UScellular at that time will pay him any remaining cash retention awards due to him (otherwise scheduled to be paid on June 30, 2022 ($400,000), December 1, 2023 ($885,000) and December 1, 2024 ($295,000)), with such amounts to be paid in a lump sum within thirty days following such termination or change in control. In addition, in the event Mr. Therivel's employment terminates involuntarily without cause prior to April 1, 2027, and subject to his execution and non-revocation of a Release, UScellular will pay him a lump sum severance amount equal to his then current annual base salary.
Pursuant to a letter agreement entered into on March 31, 2020, between UScellular and Mr. Irizarry, in the event of his involuntary separation without cause prior to July 1, 2023, and subject to his execution and non-revocation of a Release, Mr. Irizarry is entitled to a lump sum payment in an amount equal to his then current annual base salary plus a prorated amount of his target bonus based on the number of months worked in the year in which the separation occurs.
Table of Potential Payments upon Termination or Change in Control
The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a NEO at, following, or in connection with any termination of employment including by resignation, severance, retirement, disability or a constructive termination of a NEO, or a change in control or a change in the NEO's responsibilities. Also, the following table does not repeat information disclosed above under the Nonqualified Deferred Compensation table or Outstanding Equity Awards at Fiscal Year-End table, except to the extent that the amount payable to the NEO would be enhanced or accelerated by the termination event or change in control.
The following table provides quantitative disclosure, assuming that the triggering event took place on December 31, 2021, the last business day of 2021 and, if applicable, that the price per share of the UScellular Common Shares was $31.52, the closing market price as of December 31, 2021.
Additional payments may become due under the 2013 LTIP as a result of the acceleration of the vesting of stock options, performance share units, restricted stock units and/or bonus match units upon the following triggering events: (i) a qualified disability (ii) death, (iii) a change in control, and (iv) a qualified retirement.

2021 Table of Potential Payments upon Termination or Change in Control

Name	Early Vesting of Options	Early Vesting of Stock Awards	Other	Total
Laurent C. Therivel
Unvested Stock Awards for 134,333 Common Shares (1)(2)		$4,234,176		$4,234,176
Unvested Performance Shares for 61,141 Common Shares (1)(2)		$1,927,164		$1,927,164
Unvested Initial Performance Shares for 48,340 Common Shares (1)(2)		$1,523,687		$1,523,687
Payment of Cash Retention Award (3)			$1,580,000	$1,580,000
One-Year of Current Salary as Severance (3)			$787,000	$787,000
Aggregate Totals	$—	$7,685,027	$2,367,000	$10,052,027
Douglas W. Chambers
Unvested Stock Awards for 29,699 Common Shares (1)		$936,112		$936,112
Unvested Performance Shares for 30,737 Common Shares (1)		$968,830		$968,830
Aggregate Totals	$—	$1,904,942	$—	$1,904,942
Michael S. Irizarry
Unvested Stock Awards for 68,832 Common Shares (1)		$2,169,585		$2,169,585
Unvested Performance Shares for 70,302 Common Shares (1)		$2,215,919		$2,215,919
One-Year of Current Salary and Pro-rated bonus as Severance (4)			$1,217,700	$1,217,700
Aggregate Totals	$—	$4,385,504	$1,217,700	$5,603,204
Deirdre C. Drake
Unvested Stock Awards for 48,518 Common Shares (1)		$1,529,287		$1,529,287
Unvested Performance Shares for 49,530 Common Shares (1)		$1,561,186		$1,561,186
Aggregate Totals	$—	$3,090,473	$—	$3,090,473
The amounts listed in the table above represent the maximum potential value of accelerated restricted stock units, performance share units and any bonus match units assuming that a Triggering Event took place on December 31, 2021 and that the price per share of the registrant's securities was $31.52, the closing market price of UScellular Common Shares as of December 31, 2021, the last business day of 2021.
Footnotes:
(1)Represents unvested restricted stock units, unvested performance share units and any unvested bonus match units.
(2)Pursuant to the Therivel Letter Agreement, in the event of a change in control of UScellular prior to April 1, 2027, the Chairman shall recommend that one-third of the Initial Performance Shares vest and all of his other outstanding equity awards vest in full.
(3)Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment terminates involuntarily without cause or upon the occurrence of a change in control, UScellular at that time shall pay him any remaining cash retention awards due to him (otherwise scheduled to be paid on June 30, 2022 ($400,000), December 1, 2023 ($885,000) and December 1, 2024 ($295,000)). Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment terminates involuntarily without cause prior to April 1, 2027, UScellular shall pay him a severance amount equal to his then current annual base salary.
(4)Pursuant to a letter agreement entered into on March 31, 2020, between UScellular and Mr. Irizarry related to his employment, Mr. Irizarry is entitled to an amount equal to his then current annual base salary plus a prorated amount of his target bonus for the number of months worked upon his involuntary separation without cause prior to July 1, 2023. The above amount represents Mr. Irizarry's base salary as of year-end 2021 and his target bonus based on such salary.

Long Term Incentive Compensation Committee
The principal functions of the LTICC are to discharge the board of directors' responsibilities relating to the long-term equity-based compensation of the executive officers and other key employees of UScellular; to perform all functions designated to be performed by a committee of the board of directors under UScellular's LTIP; to review and recommend to the board of directors the LTIPs for employees of UScellular (including changes thereto); and to report on long-term equity-based compensation in UScellular's annual proxy statement or otherwise to the extent required under any applicable rules and regulations. The charter for the LTICC provides that the committee will interpret and administer UScellular's LTIP, including selecting employees who will be granted awards, establishing performance measures and restriction periods, and determining the form, amount and timing of each grant of an award, the number of shares of stock subject to an award, the purchase price or base price per share of stock associated with an award, the exercise price of an option award, the time and conditions of exercise or settlement of an award and all other terms and conditions of an award.
Under its charter, the LTICC may delegate some or all of its responsibilities and duties with respect to UScellular's LTIP to the Chairman of UScellular or any executive officer of UScellular as the committee deems appropriate, to the extent permitted by law, applicable listing standards and the applicable LTIP, but not regarding any award to officers of UScellular who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended. The LTICC has not delegated any authority with respect to the officers identified in the Summary Compensation Table or any other executive officers identified in this 2022 Proxy Statement. The LTICC has delegated authority to the Chairman and the President and CEO of UScellular only with respect to persons who are not executive officers.
The Chairman, the President and CEO and/or the LTICC may rely on the services of UScellular's compensation and employee benefits consultant, Willis Towers Watson.
Compensation Consultant
Willis Towers Watson is UScellular's compensation consultant and is engaged by UScellular management. Although Willis Towers Watson is engaged by UScellular management, it also assists the LTICC with respect to long-term equity-based compensation, and the Chairman, who in effect functions as the compensation committee for executive compensation other than long-term equity-based compensation.
Willis Towers Watson provides external market compensation data to UScellular from its executive compensation survey database and, as requested, provides recommendations on the type and amount of compensation to be granted to officers and other award recipients. Willis Towers Watson generally does not provide other services to UScellular, except as may be requested from time to time with respect to specific matters. Willis Towers Watson did not provide any meaningful amount of other services to UScellular in 2021.
Willis Towers Watson also provides compensation consulting and other services to UScellular's parent company, TDS, which are described in the TDS proxy statement.
Compensation Consultant Conflicts of Interest
As required by SEC and NYSE rules, the Chairman and LTICC of UScellular considered if the work of Willis Towers Watson raised any conflict of interest. Based on their review, it was determined that the work did not raise any conflict of interest considering the factors identified in Rule 10C-1 under the Securities Exchange Act of 1934, as amended.
As indicated under "Compensation Consultant," UScellular management retained Willis Towers Watson to advise on compensation matters. Neither the UScellular LTICC nor the Chairman retained any compensation consultant but did receive advice from Willis Towers Watson.
Willis Towers Watson does not provide any advice as to director compensation.

Risks from Compensation Policies and Practices
Based on its assessment in 2021, UScellular does not believe that its compensation policies and practices risks are reasonably likely to have a material adverse effect on the Company or that any portion of its compensation policies and practices encourage excessive risk taking. UScellular's compensation policies and practices have been developed over time with the assistance of Willis Towers Watson.
UScellular believes that its compensation program does not encourage excessive risk taking for the following reasons:
•Our programs contain a mix of short and long-term compensation.
•A portion of compensation is fixed salary, discouraging any risk taking.
•Bonuses are not derived from a single performance measure which discourages risk taking. Individual and company performance components are utilized.
•Half of target long-term incentive compensation is awarded in restricted stock units which have value, unlike stock options which might be unexercisable due to stock price.
•Half of target long-term incentive compensation is awarded in performance share units.
•We historically granted stock options with a ten-year exercise period, which discourages short-term risk taking.
UScellular believes there is less risk related to compensation policies and practices for non-executive officers than executive officers.
In general, UScellular believes that its risks are similar to those at other publicly traded companies. As a wireless company, it also faces risks similar to other companies in the industry.
Another factor anticipated to discourage excessive risk taking is that, depending on the facts and circumstances, UScellular may seek to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Compensation of Directors
The following table shows, as to directors who are not executive officers of UScellular or TDS, certain information regarding director compensation paid for the fiscal year ended December 31, 2021.
2021 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards	Total
(a)	(b)	(c)
Walter C. D. Carlson	$92,250	$100,000	$192,250
J. Samuel Crowley	$138,750	$100,000	$238,750
Ronald E. Daly	$108,000	$100,000	$208,000
Harry J. Harczak, Jr.	$117,250	$100,000	$217,250
Gregory P. Josefowicz	$140,000	$100,000	$240,000
Cecelia D. Stewart	$133,000	$100,000	$233,000

(a)Includes each director unless such director is an executive officer whose compensation, including any compensation for service as a director, is fully reflected in the Summary Compensation Table, except for directors who do not receive any compensation directly from UScellular as discussed in the next paragraph. Accordingly, the above includes only non-employee directors. Directors who are employees of TDS or its subsidiaries do not receive directors' fees or any compensation directly from UScellular.
In 2021, LeRoy T. Carlson, Jr., and Peter L. Sereda did not receive any compensation directly from UScellular and instead were compensated by TDS in connection with their services as an officer of TDS and TDS subsidiaries, including UScellular. A portion of their compensation expense incurred by TDS for 2021 was allocated to UScellular by TDS, along with other expenses of TDS. The allocation by TDS to UScellular was done in the form of a single allocation of cost pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." There was no identification or quantification of the compensation of such persons, or of any other allocated expense in this allocation of cost to UScellular. The allocation of cost was recorded as a single expense by UScellular. UScellular did not obtain details of the components that make up this allocation of cost and did not separate any part of the allocation of cost to other accounts such as compensation expense. Accordingly, the compensation expenses incurred by TDS with respect to such persons were not reported in the above table. However, for purposes of disclosure, approximately 70% of the compensation expense incurred by TDS in 2021 with respect to such two persons was included by TDS in the total allocation of cost to UScellular for 2021. Information with respect to TDS compensation for LeRoy T. Carlson, Jr. and Peter L. Sereda is included in TDS' 2022 proxy statement since each is a NEO of TDS.
(b)Includes the aggregate dollar amount of all fees earned or paid in cash for services as a director during 2021, including annual retainer fees, committee and/or chairperson fees, and meeting fees.
(c)The amounts in this column represent the aggregate grant date fair value of the annual stock awards. Pursuant to the terms of the Compensation Plan for Non-Employee Directors, as amended (see "Narrative Disclosure to Director Compensation Table" below), each non-employee director was entitled to receive an annual stock award having a value of $100,000 (including cash paid in lieu of any fractional share). Based on the closing price of $29.77 of a UScellular Common Share on March 1, 2021, the first trading day in March 2021, a total of 3,359 shares were issued to each of the above directors. The cash amount attributable to the fractional share payable to the non-employee directors is included in the Director Compensation table above in column (b), Fees Earned or Paid in Cash.
Narrative Disclosure to Director Compensation Table
Non-employee directors of UScellular participate in a compensation plan for non-employee directors (the "Non-Employee Directors' Plan"). A non-employee director is a director who is not an employee of UScellular, TDS, TDS Telecommunications LLC ("TDS Telecom") or any other subsidiary of TDS. The purpose of the Non-Employee Directors' Plan is to provide appropriate compensation in connection with services of non-employee directors to UScellular and to ensure that qualified persons serve as non-employee members of our board of directors. The following describes the plan.
Non-employee directors received an annual director's retainer fee of $80,000 paid in cash and an annual stock award of $100,000 paid in UScellular Common Shares.
The annual stock award is distributed in March on or prior to March 15 of each year, for services performed during the 12 month period that commenced on March 1 of the immediately preceding calendar year and ended on the last day of February of the calendar year of payment. The number of shares is determined on the basis of the closing price of UScellular Common Shares for the first trading day in March of the calendar year of payment.
The Audit Committee Chairperson receives an annual committee retainer fee of $22,000, while all other Audit committee members receive an annual committee retainer fee of $11,000.
The LTICC Committee Chairperson receives an annual committee retainer fee of $14,000, while all other LTICC committee members receive an annual committee retainer fee of $7,000.
Non-employee directors also receive a meeting fee of $1,750 for each board or committee meeting attended.

Under the Non-Employee Directors' Plan, annual retainers are paid quarterly in cash along with any board or committee meetings fees for meetings that occurred in the same quarter.
Directors have the authority without further shareholder approval to amend the Non-Employee Directors' Plan from time to time, including amendments to increase the amount of the compensation payable in Common Shares, provided that the total number of Common Shares issued under the plan may not exceed the number previously approved by shareholders.
In 2013, the board of directors and shareholders approved 200,000 Common Shares for issuance pursuant to the Non-Employee Directors' Plan. Of such Common Shares, 137,754 have been issued and 62,246 remain available for issuance as of the proxy date.
Directors are also reimbursed for travel and expenses incurred in attending board and committee meetings, director education and other board or company related matters pursuant to UScellular's travel and expense reimbursement policy.
None of the non-employee directors had stock awards or stock option awards outstanding at December 31, 2021.

Compensation Committee Interlocks and Insider Participation

LeRoy T. Carlson, Jr. is a member of the board of directors of TDS and UScellular. Mr. Carlson is also the Chairman of UScellular and, as such, functions as the compensation committee of UScellular with respect to compensation other than long-term equity-based compensation. He is compensated by TDS for his services to TDS and all of its subsidiaries. However, as discussed above, a portion of Mr. Carlson's compensation paid by TDS is allocated to UScellular as part of the allocation of cost under the Intercompany Agreement described below. The President and CEO of UScellular also participates in executive compensation decisions for UScellular, other than with respect to the compensation of the President and CEO of UScellular.
Long-term equity-based compensation for executive officers is approved by our LTICC, which currently consists of Gregory P. Josefowicz (Chairperson), J. Samuel Crowley, Ronald E. Daly, and Cecelia D. Stewart. Our LTICC is comprised of members of our board of directors who are independent, as discussed above. None of such persons was, during 2021, an officer or employee of UScellular or its affiliates, was formerly an officer of UScellular or its affiliates or had any relationship requiring disclosure by UScellular under any paragraph of Item 404 of SEC Regulation S-K.
LeRoy T. Carlson, Jr. and Walter C. D. Carlson, directors of UScellular, are trustees and beneficiaries of the voting trust which controls TDS, which controls UScellular. See "Security Ownership of Certain Beneficial Owners and Management" below.
Walter C. D. Carlson is a director and non-executive Chairman of the Board of TDS and a director of UScellular.
In addition, the following persons had the following relationships at TDS and UScellular during all or part of 2021:
Laurent C. Therivel is a director of TDS and is also a director and President and Chief Executive Officer of UScellular and is compensated by UScellular. Deirdre C. Drake is a director and Executive Vice President and Chief People Officer and Head of Communications of UScellular and is compensated by UScellular. Michael S. Irizarry is a director and Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology of UScellular and is compensated by UScellular.
LeRoy T. Carlson, Jr., and Peter L. Sereda are UScellular directors and did not receive any compensation directly from UScellular in their capacities as directors and/or executive officers of UScellular in 2021. Such persons were compensated by TDS in connection with their services as officers of TDS and TDS subsidiaries, including UScellular as applicable. A portion of such persons' compensation expense incurred by TDS was allocated to UScellular by TDS, along with other expenses of TDS. This allocation by TDS to UScellular was done in the form of a single allocation of cost pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." There was no identification or quantification of the compensation of such two persons, or of any other allocated expense in this allocation of cost to UScellular. The allocation of cost was recorded as a single expense by UScellular. UScellular did not obtain details of the components that make up this allocation of cost and did not separate any part of the cost allocation to other accounts such as compensation expense. However, for purposes of disclosure, approximately 70% of the compensation expense incurred by TDS was included in the total allocation of cost to UScellular for 2021. Information with respect to TDS compensation for LeRoy T. Carlson, Jr. and Peter L. Sereda is included in TDS' proxy statement related to its 2022 annual meeting.

Other Relationships and Related Transactions
UScellular has entered into a number of arrangements and transactions with TDS. Some of these arrangements were established at a time prior to our initial public offering when TDS owned more than 90% of our outstanding capital stock and were not the result of arm's length negotiations. There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future. If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to us or will continue to provide us with the same level of support for our financing and other needs as TDS has provided in the past. The principal arrangements that exist between UScellular and TDS and the amounts paid by UScellular to TDS in 2021 are summarized below.
Exchange Agreement
UScellular and TDS are parties to an Exchange Agreement dated July 1, 1987, as amended as of April 7, 1988.
Common Share Purchase Rights; Potential Dilution. The Exchange Agreement granted TDS the right to purchase additional Common Shares of UScellular sold after our initial public offering, to the extent necessary for TDS to maintain its proportionate interest in our Common Shares. For purposes of calculating TDS' proportionate interest in our Common Shares, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to UScellular, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be reduced.
If TDS elects to exercise its purchase rights, it is required to pay cash for all Common Shares issued to it by us, unless otherwise agreed. In the case of sales by us of Common Shares for cash, TDS is required to pay the same price per Common Share as the other buyers. In the case of sales for consideration other than cash, TDS is required to pay cash equal to the fair market value of such other consideration as determined by our board of directors. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by us pursuant thereto could have a dilutive effect on our other shareholders. The purchase rights described above are in addition to the preemptive rights granted to TDS as a holder of Series A Common Shares under our Restated Certificate of Incorporation, as amended.
Funding of License Costs. Through the date of our initial public offering, TDS had funded or made provisions to fund all the legal, engineering and consulting expenses incurred in connection with the wireline application and settlement process and that portion of the price of cellular interests acquired by purchase that represented the cost of cellular licenses. Pursuant to the Exchange Agreement, TDS has agreed to fund as an additional capital contribution, without the issuance of additional stock or the payment of any other consideration to TDS, additional costs associated with the acquisition of the additional cellular interests that we had a right to acquire at the time of the initial public offering. Through 2021, TDS has funded approximately $67 million in license costs. TDS is obligated under the Exchange Agreement to make additional capital contributions to us under certain circumstances. Currently, TDS has no obligations with respect to additional capital contributions.
RSA Rights. Under the Exchange Agreement: (a) TDS retained all of its rights to file applications for and obtain the wireline licenses to operate cellular systems in Rural Service Areas ("RSAs"); (b) TDS retained the right to exchange these RSA rights for additional interests in cellular systems in which we have an interest or interests in cellular systems within the same or other Metropolitan Statistical Areas ("MSAs") or in RSAs; (c) TDS retained the right to acquire telephone, paging or other non-cellular companies with interests in cellular systems; (d) TDS retained the right to acquire interests in RSAs in which we indicated we did not desire to participate; and (e) the rights referred to in (a), (b), (c) and (d) above were to remain the property of TDS unless transferred to us for appropriate consideration.
Right of Negotiation. If TDS desires to sell certain of its RSA interests, TDS is required to give us the opportunity to negotiate for such interest, subject to TDS being legally able to transfer the interest free of any restrictions on its sale or transfer. If we desire to purchase any interest so offered, TDS is required to negotiate with us concerning the terms and conditions of the transaction, including the price and the method of payment. If we are unable to agree with TDS on the terms and conditions of the transaction during a 60-day negotiation period, TDS would thereafter be under no obligation to offer the interest to us, except if TDS proposed to sell the interest within a year after the end of the negotiation period at a price equal to or lower than our highest written offer during the negotiation period. In such case, we would have the right to purchase the interest at that price.
Corporate Opportunity Arrangements. Our Restated Certificate of Incorporation, as amended, provides that, so long as at least 500,000 UScellular Series A Common Shares are outstanding, we may not, without the written consent of TDS, engage in any non-cellular activities. We have been informed that TDS intends to give its consent to the acquisition of any non-cellular interest that is incidental to the acquisition of a cellular interest. However, TDS could impose conditions on any such consent, including a requirement that we resell any non-cellular interest to TDS or that we give TDS the right of first refusal with respect to such sale.

Our Restated Certificate of Incorporation, as amended, also restricts the circumstances under which we are entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be deemed to be a "corporate opportunity" of UScellular. In general, so long as at least 500,000 UScellular Series A Common Shares are outstanding, we will not be entitled to any such "corporate opportunity" unless it relates solely to the construction of, the ownership of interests in, and/or the management of, cellular telephone systems, and then only if such corporate opportunity did not arise in any way as a result of the rights otherwise retained by TDS. Our Restated Certificate of Incorporation, as amended, allows us to pursue future opportunities to provide cellular service and design, consulting, engineering and construction management services for cellular telecommunications systems located outside the United States. The foregoing provisions are also included in the Exchange Agreement.
Tax Allocation Agreement
We have entered into a Tax Allocation Agreement with TDS under which we have agreed to join in filing consolidated Federal income tax returns with the TDS affiliated group unless TDS requests otherwise. Pursuant to such agreement, TDS files Federal income tax returns and pays Federal income taxes for all members of the TDS consolidated group, including UScellular and its subsidiaries. UScellular and its subsidiaries pay TDS for Federal taxes based on the amount they would pay if they were filing a separate return as their own affiliated group and were not included in the TDS affiliated group. Any deficiency in tax thereafter proposed by the Internal Revenue Service for any consolidated return year that involves income, deductions or credits of UScellular or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at our expense. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of UScellular, such deficiency or refund will be payable by or to us. Under the Tax Allocation Agreement, UScellular made net payments of $1 million to TDS for federal income taxes in 2021.
If we cease to be a member of the TDS affiliated group, and for a subsequent year UScellular and its subsidiaries are required to pay a greater amount of Federal income tax than we would have paid if we had not been members of the TDS affiliated group after June 30, 1987, TDS will reimburse us for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by us or our subsidiaries after we leave the TDS affiliated group will be disregarded. No reimbursement will be required if fewer than 500,000 UScellular Series A Common Shares are outstanding. In addition, reimbursement will not be required on account of the income of any subsidiary of UScellular if (i) more than 50% of the value of the assets of such subsidiary, or (ii) more than 50% of the voting power in the election of directors of such subsidiary, is held by a person or group other than a person or group owning more than 50% of the voting power in the election of directors of TDS.
Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and UScellular and their subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis. Under such rules, UScellular made net payments of $5 million to TDS for such taxes in 2021.
Cash Management Agreement
We deposit our excess cash with TDS for investment under TDS' cash management program pursuant to the terms of a cash management and investment services agreement. Such deposits are available to us on demand and earn daily investment earnings based on our invested balance. Funds are invested in investments with the objective to preserve capital, provide adequate liquidity and earn a competitive rate of return.
Intercompany Agreement
In order to provide for certain transactions and relationships between the parties, UScellular and TDS have entered into an Intercompany Agreement, providing among other things, as follows:
Services. UScellular and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS subsidiaries. Payments by us to TDS, and TDS affiliates, for such services totaled $68 million in 2021. For services provided to TDS, we receive payment for the salaries of our employees and agents assigned to render such services (plus 40% of the cost of such salaries in respect of overhead) for the time spent rendering such services, plus out-of-pocket expenses. Payments by TDS to us for such services were nominal in 2021.
Equipment and Materials. We purchase materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Purchases by us from TDS affiliates totaled $11 million in 2021.

Accountants and Legal Counsel. We have agreed to engage the firm of independent registered public accountants selected by TDS for purposes of auditing our financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. We have also agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If we use the same counsel as TDS, each of UScellular and TDS is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.
Indemnification. We have agreed to indemnify TDS against certain losses, claims, damages or liabilities, including those arising out of: (1) the conduct of our business (except where the loss, claim, damage or liability arises principally from TDS' gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the Intercompany Agreement.
Disposal of Company Securities. TDS will not dispose of any of our securities held by it if such disposition would result in the loss of any license or other authorization held by us and such loss would have a material adverse effect on us.
Transfer of Assets. Without the prior written consent of TDS, we may not transfer (by sale, merger or otherwise) more than 15% of our consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.
Registration Rights Agreement; Other Sales of Common Shares
Under a Registration Rights Agreement, we have agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933 or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any of our debt or equity securities that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that we will pay the fees of any counsel, accountants, trustees, transfer agents or other agents retained by UScellular in connection therewith. TDS has the right to select the counsel we retain to assist it to fulfill any of its obligations under the Registration Rights Agreement.
There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that we will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of 1,000,000 shares or 1% of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5,000,000. We have also granted TDS the right to include our securities owned by TDS in certain registration statements covering offerings by us and will pay all costs of such offerings other than incremental costs attributable to the inclusion of our securities owned by TDS in such registration statements.
We will indemnify TDS and its officers, directors and controlling persons against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the Registration Rights Agreement. We have the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in our judgment, any offering by us then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any of our securities owned by TDS in any registration statement filed by us which, in the judgment of the managing underwriters, would materially adversely affect any offering by us. The rights of TDS under the Registration Rights Agreement are transferable to non-affiliates of TDS.
Insurance Cost Sharing Agreement
Pursuant to an Insurance Cost Sharing Agreement, we and our officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to us on the same basis as premiums were allocated before the Insurance Cost Sharing Agreement was entered into, if the policies are the same as or similar to the policies in effect before the Insurance Cost Sharing Agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with us before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. We believe that the amounts payable by us under the Insurance Cost Sharing Agreement are generally more favorable than the premiums we would pay if we were to obtain coverage under separate policies. Payments made by UScellular to TDS under the Insurance Cost Sharing Agreement totaled $10 million in 2021.
Employee Benefit Plans Agreement
Under an Employee Benefit Plans Agreement, our employees participate in certain TDS-sponsored employee benefit plans. We reimburse TDS for the costs associated with such participation. Payments made by UScellular to TDS under the Employee Benefit Plans Agreement were less than $1 million in 2021.

Certain Relationships and Related Transactions
In addition to the foregoing, UScellular may from time to time enter into certain arrangements and transactions with subsidiaries of TDS, including TDS Telecom and subsidiaries included in TDS' Non-Reportable Segment, including Hosted and Managed Services ("HMS") and Suttle-Straus, Inc. ("Suttle-Straus"), which provides printing and distribution services. The following describes certain relationships and related transactions between such TDS subsidiaries and UScellular since the beginning of 2021:
The following persons are partners of Sidley Austin LLP, the principal law firm of UScellular, TDS and their subsidiaries: Walter C. D. Carlson, a trustee and beneficiary of the voting trust that controls TDS, which controls UScellular, the non-executive Chairman of the Board and member of the board of directors of TDS and a director of UScellular; and John P. Kelsh, the General Counsel and an Assistant Secretary of TDS and UScellular and certain other subsidiaries of TDS. Walter C. D. Carlson does not provide legal services to UScellular, TDS or their subsidiaries. UScellular and its subsidiaries incurred legal costs from Sidley Austin LLP of $7 million, $9 million and $7 million in 2021, 2020 and 2019, respectively.
During 2021, Anthony Carlson, son of LeRoy T. Carlson, Jr., was employed and promoted to Senior Director at UScellular at an annual base salary of $195,000 and customary benefits. Anthony Carlson was granted 615 Restricted Stock Units on May 3, 2021 that will vest on May 3, 2024, and he received a 2021 bonus paid in 2022 in the amount of $59,674.
The Audit Committee of the board of directors is generally responsible for the review and evaluation of all related person transactions, as such term is defined by the rules of the SEC, except to the extent that the board of directors authorizes another committee to review specific related person transactions.
Other than as described above, UScellular has no related person policies or procedures relating to (i) the types of transactions that are covered by such policies or procedures; (ii) the standards to be applied pursuant to such policies and procedures; or (iii) the persons or groups of persons on the board of directors or otherwise who are responsible for applying such policies and procedures, and UScellular does not maintain any written document evidencing such policies and procedures.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2021 regarding UScellular Common Shares that may be issued under equity compensation plans currently maintained by UScellular.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	3,046,583	$42.18	5,805,982
Equity compensation plans not approved by security holders	—	—	—
TOTAL	3,046,583	$42.18	5,805,982

(a) Represents the number of securities to be issued upon the exercise of outstanding options or pursuant to unvested restricted stock units, unvested performance share units, and vested and unvested deferred compensation stock units.
Footnotes:
(1)This includes the following plans that have been approved by UScellular shareholders:

Plan	Number of securities to be issued upon the exercise of outstanding options and rights	Number of securities remaining available for future issuance (excluding securities reflected in prior column)	Total
Non-Employee Director Compensation Plan	—	84,350	84,350
2005 LTIP	28,557	—	28,557
2013 LTIP	3,018,026	5,721,632	8,739,658
TOTAL	3,046,583	5,805,982	8,852,565
The above is based on information as of December 31, 2021 and does not reflect any changes or additions after that date.
See Note 17—Stock-Based Compensation, in the notes to the consolidated financial statements in UScellular's Annual Report on Form 10-K for the year ended December 31, 2021, for additional information related to equity compensation plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
UScellular
On March 1, 2022, there were outstanding 52,767,156 Common Shares, par value $1.00 per share (excluding 2,301,063 Common Shares held by UScellular and a subsidiary of UScellular), and 33,005,877 Series A Common Shares, par value $1.00 per share, representing a total of 85,773,033 shares of common stock. As of March 1, 2022, the voting power of the Series A Common Shares with respect to matters other than the election of directors was 330,058,770 and the total voting power of all outstanding shares of capital stock was 382,825,926 votes, as of March 1, 2022.
Security Ownership of UScellular by Certain Beneficial Owners
The following table sets forth, as of March 1, 2022, or the latest practicable date, information regarding the person(s) who beneficially owned more than 5% of any class of our voting securities.

Shareholder's Name and Address	UScellular Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Telephone and Data Systems, Inc. 30 North LaSalle Street Chicago, Illinois 60602	Common Shares	37,782,826	71.6%	44.0%	9.9%
	Series A Common Shares(3)	33,005,877	100.0%	38.5%	86.2%
	Total	70,788,703	N/A	82.5%	96.1%

(1)The nature of beneficial ownership is sole voting and investment power unless otherwise specified.
(2)Represents voting power in matters other than the election of directors.
(3)The Series A Common Shares are convertible on a share-for-share basis into Common Shares. The above numbers of shares and percentages do not assume conversion because TDS has advised UScellular that it has no present intention of converting its Series A Common Shares.
Security Ownership of UScellular by Directors and Management
The table includes the number of shares which Directors or Named Executive Officers have the right to acquire or that become vested within 60 days of March 1, 2022, including options, restricted stock units, performance share units, vested deferred compensation stock units, and shares issuable under the Non-Employee Directors' Plan.
The ownership is as of March 1, 2022 or the latest practicable date.

Name of Individual or Number of Persons in Group	UScellular Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
LeRoy T. Carlson, Jr.	Common Shares	—	—	—	—
Walter C. D. Carlson	Common Shares	34,983	*	*	*
J. Samuel Crowley	Common Shares	10,197	*	*	*
Ronald E. Daly	Common Shares	10,093	*	*	*
Deirdre C. Drake (3)(4)(5)	Common Shares	22,867	*	*	*
Harry J. Harczak, Jr.	Common Shares	17,775	*	*	*
Esteban C. Iriarte	Common Shares	—	—	—	—
Michael S. Irizarry (3)(4)(5)	Common Shares	51,966	*	*	*
Gregory P. Josefowicz	Common Shares	20,815	*	*	*
Cecelia D. Stewart	Common Shares	23,030	*	*	*
Peter L. Sereda	Common Shares	—	—	—	—
Laurent C. Therivel (3)(4)(5)	Common Shares	4,432	*	*	*
Vicki L. Villacrez	Common Shares	—	—	—	—
Douglas W. Chambers (3)(4)(5)	Common Shares	4,758	*	*	*
All directors, director nominees and executive officers as a group (14 persons)(5)	Common Shares	200,916	*	*	*

* Less than 1%
(1)The nature of beneficial ownership is sole voting and investment power unless otherwise specified. Except with respect to customary brokerage agreement terms, none of the above shares is pledged as security, unless otherwise specified. Includes Common Shares as to which voting and/or investment power is shared and/or shares held by spouse and/or children.
(2)Represents the percent of voting power in matters other than the election of directors.
(3)Includes the following number of Common Shares that may be acquired pursuant to stock options which are currently vested or will vest within 60 days after March 1, 2022: Laurent C. Therivel, -0- Common Shares; Deirdre C. Drake, -0- Common Shares; Michael S. Irizarry, 18,683 Common Shares; and Douglas W. Chambers, -0- Common Shares.
Includes the following number of Restricted Stock Units that are vesting within 60 days after March 1, 2022: Laurent C. Therivel, -0- Common Shares; Deirdre C. Drake, 11,711 Common Shares; Michael S. Irizarry, 17,045 Common Shares; and Douglas W. Chambers, -0- Common Shares.
(4)Includes the following number of Performance Share Units that are vesting within 60 days after March 1, 2022: Laurent C. Therivel, -0- Common Shares; Deirdre C. Drake, 11,156 Common Shares; Michael S. Irizarry, 16,238 Common Shares; and Douglas W. Chambers, -0- Common Shares.
(5)Includes 18,683 Common Shares, 28,756 Restricted Stock Units and 27,394 Performance Share Units that are subject to vesting within 60 days after March 1, 2022 by all directors, director nominees and executive officers as a group. Includes the following number of Common Shares underlying vested deferred compensation stock units: Laurent C. Therivel, 4,432 Common Shares; Deirdre C. Drake, -0- Common Shares; Michael S. Irizarry, -0- Common Shares; and Douglas W. Chambers, -0- Common Shares; and all directors, director nominees and executive officers as a group, 4,432 Common Shares.

TDS
Several of our officers and directors also indirectly hold ownership interests in UScellular by virtue of their ownership of the capital stock of TDS.
Description of TDS Securities
On March 1, 2022, TDS had outstanding and entitled to vote 107,373,418 Common Shares, par value $.01 per share ("TDS Common Shares") (excluding 18,307,442 TDS Common Shares held by TDS), and 7,331,089 Series A Common Shares, par value $.01 per share ("TDS Series A Common Shares") (collectively representing a total of 114,704,507 shares of common stock).
In matters other than the election of directors, each of the TDS Series A Common Shares is entitled to ten votes and each of the TDS Common Shares is entitled to a vote per share that floats. The total voting power of the TDS Series A Common Shares was 73,310,890 votes at March 1, 2022 with respect to matters other than the election of directors. The total voting power of the TDS Common Shares was 55,949,389 votes at March 1, 2022 with respect to matters other than the election of directors. The total voting power of all outstanding shares of all classes of capital stock was 129,260,279 votes at March 1, 2022 with respect to matters other than the election of directors.
Beneficial Ownership of TDS by Directors, Director Nominees and Executive Officers of UScellular
The following table sets forth as of March 1, 2022, or the latest practicable date, the number of TDS Common Shares and TDS Series A Common Shares beneficially owned, and the percentage of the outstanding shares of each such class so owned, by each director and director nominee of UScellular, by each of the executive officers named in the Summary Compensation Table and by all directors, director nominees and executive officers of UScellular as a group. If a class of common stock is not indicated for an individual or group, no shares of such class are beneficially owned by such individual or group. For purposes of the following tables, includes the number of shares which Directors, Director Nominees or Executive Officers have the right to acquire or that become vested within 60 days of March 1, 2022, including options, restricted stock units, performance share units, vested deferred compensation stock units, and shares issuable under the Non-Employee Directors' Plan.

Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Trustees of TDS Voting Trust: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Letitia G. Carlson, M.D. and Prudence E. Carlson(3)	TDS Common Shares	6,214,149	5.8%	5.4%	2.5%
	TDS Series A Common Shares	7,016,544	95.7%	6.1%	54.3%
LeRoy T. Carlson, Jr.(4)(5)(6)	TDS Common Shares	1,540,933	1.4%	1.3%	*
	TDS Series A Common Shares	22,863	*	*	*
Walter C. D. Carlson(4)(5)	TDS Common Shares	73,743	*	*	*
	TDS Series A Common Shares	1,311	*	*	*
J. Samuel Crowley	TDS Common Shares	—	—	—	—
Ronald E. Daly	TDS Common Shares	—	—	—	—
Deirdre C. Drake (6)	TDS Common Shares	—	—	—	—
Harry J. Harczak, Jr.	TDS Common Shares	—	—	—	—
Esteban C. Iriarte	TDS Common Shares	—	—	—	—
Michael S. Irizarry	TDS Common Shares	—	—	—	—
Gregory P. Josefowicz	TDS Common Shares	—	—	—	—
Cecelia D. Stewart	TDS Common Shares	—	—	—	—
Peter L. Sereda(6)	TDS Common Shares	253,800	*	*	*
Laurent C. Therivel (6)	TDS Common Shares	—	—	—	—
Vicki L. Villacrez (6)	TDS Common Shares	66,237	*	*	*
Douglas W. Chambers(6)	TDS Common Shares	46,840	*	*	*
All directors, director nominees and executive officers as a group (14 persons)(6)	TDS Common Shares	8,195,702	7.5%	7.1%	3.3%
	TDS Series A Common Shares	7,040,718	96.0%	6.1%	54.5%
* Less than 1%

(1)The nature of beneficial ownership is sole voting and investment power, except as otherwise set forth in these footnotes. Except with respect to customary brokerage agreement terms, none of the above shares are pledged as security, unless otherwise specified. Includes shares as to which voting and/or investment power is shared, and/or shares held by spouse and/or children.
(2)Represents the percent of voting power in matters other than the election of directors.
(3)The shares listed are held by the persons named as trustees under the TDS Voting Trust which expires on June 30, 2035, created to facilitate long-standing relationships among the trust certificate holders. The trustees share voting and investment power. The address of the trustees of the TDS Voting Trust in their capacities as such is c/o LeRoy T. Carlson, Jr., Telephone and Data Systems, Inc., 30 N. LaSalle St., Suite 4000, Chicago, IL 60602. Under the terms of the TDS Voting Trust, the trustees hold and vote the TDS Common Shares and TDS Series A Common Shares held in the trust. If the TDS Voting Trust were terminated, the following individuals, directly or indirectly with their spouses, would each be deemed to own beneficially more than 5% of the outstanding TDS Series A Common Shares: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Prudence E. Carlson and Letitia G. Carlson, M.D. The above numbers of shares and percentages do not assume conversion of the TDS Series A Common Shares because the trustees have advised TDS that the TDS Voting Trust has no current intention of converting its TDS Series A Common Shares.
(4)Does not include TDS Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (1,880,554) and Walter C. D. Carlson (1,985,858).
Includes TDS Common Shares held outside the Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (296,461).
(5)Does not include TDS Series A Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (2,049,580) and Walter C. D. Carlson (2,308,302).
Includes TDS Series A Common Shares held outside the Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (22,863).
(6)Includes the following number of TDS Common Shares that may be acquired pursuant to stock options and/or restricted stock units which are currently vested or will vest within 60 days after March 1, 2022: LeRoy T. Carlson, Jr., 1,068,120 shares; Peter L. Sereda, 197,938 shares; Vicki L. Villacrez, 56,476 shares; Douglas W. Chambers, 39,437 shares and all directors, director nominees and executive officers as a group, 1,361,971 shares. Includes the following number of TDS Common Shares underlying vested deferred compensation stock units: LeRoy T. Carlson, Jr., 60,653 shares; Peter L. Sereda, -0- shares; Vicki L. Villacrez, -0- shares; Douglas W. Chambers, -0- shares; and all directors, director nominees and executive officers as a group, 60,653 shares.
Security Ownership by Certain Beneficial Owners
In addition to persons listed in the preceding table and the footnotes thereto, the following table sets forth as of March 1, 2022, or the latest practicable date, information regarding each person who is known to TDS to own beneficially more than 5% of any class of voting securities of TDS, based on publicly available information and TDS' stock records. Some of the information below is based on reports filed by the below shareholders reporting TDS shares held as of December 31, 2021 and, in the absence of any SEC filings indicating otherwise, it was assumed that there was no change to such information between year-end and March 1, 2022.

Shareholder's Name and Address	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022(3)	TDS Common Shares	16,427,947	15.3%	14.3%	6.6%
State Street Corporation One Lincoln Street Boston, MA 02111(4)	TDS Common Shares	14,036,721	13.1%	12.2%	5.7%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355 (5)	TDS Common Shares	11,046,287	10.3%	9.6%	4.5%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746(6)	TDS Common Shares	6,124,351	5.7%	5.3%	2.5%

(1)The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.
(2)Represents voting power in matters other than the election of directors.
(3)Based on the most recent Schedule 13G (Amendment No. 14) filed with the SEC, BlackRock, Inc. and its affiliates report sole voting authority with respect to an aggregate of 16,096,952 TDS Common Shares, and sole investment authority with respect to an aggregate of 16,427,947 TDS Common Shares.
(4)Based on the most recent Schedule 13G filed with the SEC, State Street Corporation reports shared investment authority with respect to an aggregate of 14,036,721 TDS Common Shares and shared voting authority with respect to 13,842,688 TDS Common Shares.

(5)Based on the most recent Schedule 13G (Amendment No. 9) filed with the SEC, The Vanguard Group reports sole voting authority with respect to 105,044 TDS Common Shares, sole investment authority with respect to 10,861,322 TDS Common Shares, and shared investment authority with respect to 184,965 TDS Common Shares.
(6)Based on the most recent Schedule 13G (Amendment No. 5) filed with the SEC, Dimensional Fund Advisors LP reports sole voting authority with respect to an aggregate of 6,007,644 TDS Common Shares, and sole investment authority with respect to an aggregate of 6,124,351 TDS Common Shares.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2023 ANNUAL MEETING
Pursuant to SEC Rule 14a-8, proposals of shareholders intended to be included in UScellular's proxy statement and form of proxy relating to the 2023 Annual Meeting must be received by UScellular at its principal executive offices not later than December 6, 2022.
In addition, pursuant to UScellular's bylaws, proposals by shareholders intended to be presented at the 2023 Annual Meeting (other than proposals submitted pursuant to SEC Rule 14a-8), must be received by UScellular at its principal executive offices not earlier than December 6, 2022 and not later than January 5, 2023 for consideration at the 2023 Annual Meeting and must otherwise comply with the procedures set for in UScellular's Bylaws.

To comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than UScellular’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2023.

OTHER MATTERS

The board of directors has no knowledge of any other proposals that may be properly presented at the Annual Meeting and no other proposals were received by UScellular by the date specified by the advance notice provision in UScellular's Bylaws. The proxy solicited by the board of directors for the 2022 Annual Meeting confers discretionary authority to the proxies named herein to vote on matters that may properly come before such meeting or any postponement, adjournment or recess thereof, in additional to the foregoing proposals, the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. If the meeting is adjourned or postponed, the named proxies can vote such shares at the adjournment or postponement.

SOLICITATION OF PROXIES
Proxies are being solicited by your board of directors and its agents, and the cost of solicitation will be paid by UScellular. Officers, directors and regular employees of UScellular, acting on behalf of the UScellular board of directors, may also solicit proxies by mail, email, advertisement, telephone, press release, employee communication, postings on UScellular's Internet website and Intranet website or in person. We will not pay such person's additional compensation for their proxy solicitation efforts. UScellular will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons. UScellular's parent, TDS, has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. The standard fee charged by MacKenzie Partners, Inc. to TDS for proxy solicitation in connection with an uncontested annual meeting is $12,500 plus reimbursement of out-of-pocket expenses.

FINANCIAL AND OTHER INFORMATION
We will furnish you or any shareholder as of the record date without charge a copy of our Form 10-K Annual Report for the year ended December 31, 2021, including the financial statements and the schedules thereto, upon written or oral request, and will provide copies of the exhibits to any such documents upon payment of a reasonable fee that will not exceed our reasonable expenses incurred in connection therewith. Requests for such materials should be directed to United States Cellular Corporation, c/o Telephone and Data Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602, Attention: Investor Relations, telephone (312) 630-1900.
In addition, to the extent that, as permitted by SEC rules, UScellular delivers only one copy of an annual report to shareholders, proxy statement or notice of Internet availability of proxy materials to an address that is shared by separate persons who are shareholders (addressed to such shareholders as a group), UScellular shall deliver promptly additional copies of any of such documents without charge to any shareholder located at such shared address upon written or oral request by such shareholder. Requests should be directed as indicated in the preceding paragraph.

OTHER BUSINESS
It is not anticipated that any action will be asked of the shareholders other than those set forth above, but if other matters are properly brought before the 2022 Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

By order of the Board of Directors

JANE W. MCCAHON Vice President—Corporate Relations and Corporate Secretary

All shareholders are urged to sign, date and mail their proxy card promptly or vote on the Internet in accordance with the instructions set forth on the proxy card

EXHIBIT A

UNITED STATES CELLULAR CORPORATION
2022 LONG-TERM INCENTIVE PLAN

UNITED STATES CELLULAR CORPORATION
2022 LONG-TERM INCENTIVE PLAN

ARTICLE I
PURPOSE
The purposes of this United States Cellular Corporation 2022 Long-Term Incentive Plan (the “Plan”) are (i) to align the interests of the stockholders of the Company and recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining officers and other employees of the Company and certain of its Affiliates, and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.
ARTICLE II
DEFINITIONS
For purposes of the Plan, the following capitalized terms shall have the meanings set forth in this Article.
2.1 “Affiliate” shall mean (i) TDS, (ii) a Person of which the Company or TDS, directly or indirectly, owns or controls shares or securities or other interests having combined voting power sufficient to permit the Company or TDS to elect at least a majority of the members of the board of directors or other governing body of such Person or (iii) a corporation at least 50% of whose outstanding stock or the combined voting power of such outstanding stock is owned, directly or indirectly, by the Company or by TDS.
2.2 “Agreement” shall mean a written or electronic agreement between the Company and an award recipient evidencing an award granted hereunder.
2.3 “Board” shall mean the board of directors of the Company.
2.4 “Bonus Stock” shall mean shares of Common Stock awarded hereunder that are not subject to a Restriction Period or Performance Measures.
2.5 “Bonus Stock Award” shall mean an award of Bonus Stock.
2.6 “Change in Control” shall have the meaning set forth in Section 7.9(b).
2.7 “Code” shall mean the Internal Revenue Code of 1986, as amended.
2.8 “Committee” shall mean a committee designated by the Board, consisting of two or more members of the Board, each of whom is intended to be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act.
2.9 “Common Stock” shall mean the class of shares of the Company designated as “Common Shares” in its Restated Certificate of Incorporation.
2.10 “Company” shall mean United States Cellular Corporation, a Delaware corporation, or any successor thereto.
2.11 “Employer” shall mean the Company, USCC Payroll Corporation or any Affiliate designated by the Committee and approved by the Board.
2.12 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
2.13 “Fair Market Value” of a share of Common Stock shall mean its closing sale price on the principal stock exchange on which the Common Stock is traded on the date as of which such value is being determined, or, if there shall be no reported sale for such date, on the next preceding date for which a sale was reported; provided, however, that if the Common Stock is not listed on a stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with section 409A of the Code.
2.14 “Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, a Stock Option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock, cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.
2.15 “Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of section 422 of the Code (or any successor provision) and that is designated as intended to constitute an incentive stock option.

2.16 “Non-Qualified Stock Option” shall mean an option to purchase shares of Common Stock that is not an Incentive Stock Option.
2.17 “Officer” shall mean an individual who is designated as an officer of an Employer by the board of directors of the Employer or by the By-laws of the Employer.
2.18 “Other Stock Award” shall mean an award granted pursuant to Section 5.3 of the Plan.
2.19 “Performance Award” shall mean a right, contingent upon the attainment of specified Performance Measures within a specified Performance Period, to receive payment in cash or in shares of Common Stock of a specified amount.
2.20 “Performance Measures” shall mean criteria and objectives established by the Committee that must be attained (i) as a condition to the grant or exercisability of certain Stock Options or SARs, (ii) as a condition to the grant of certain Stock Awards or (iii) during the applicable Restriction Period or Performance Period as a condition to (A) in the case of certain Restricted Stock Awards, the vesting of the award recipient’s interest in the Common Stock subject to such awards or (B) in the case of certain Restricted Stock Unit Awards, Performance Awards or Other Stock Awards, the award recipient’s receipt of the Common Stock subject to such awards or the cash amount payable with respect to such awards (or a combination thereof). One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company, or on an individual basis, may be used by the Committee in establishing Performance Measures under this Plan: the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time; earnings per share; return to stockholders (including dividends); increase in stockholder value; return on or net assets; return on equity; return on capital or invested capital; earnings or income before or after taxes and/or interest; return on investments; interest expense; cash flow, cash flow per share, cash flow margin or free cash flow; revenues; sales; costs; expenses; economic value created; operating profit or margin; gross profit or margin; net income before or after taxes; earnings before interest, depreciation and/or amortization; earnings before interest, taxes, depreciation, amortization and/or accretion; operating earnings either before or after interest expense and either before or after incentives; market share; attainment of cost or expense reduction goals; customer count; cost per gross or net customer addition; revenue per customer; customer turnover rate; return on operating costs; net cash provided by operations; price-to-earnings growth; ratios of employees to volume of business measures and population in licensed or operating markets; financing costs; ratios of capital spending and investment to volume of business measures; and strategic business criteria, consisting of one or more objectives based on meeting specified goals related to market penetration, geographic business expansion, cost targets, customer acquisition, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency, acquisitions or divestitures; any combination thereof; or such other goals as the Committee may determine, whether or not listed herein. Each such goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a Performance Measure or determining the achievement of a Performance Measure, the Committee may provide that achievement of the applicable Performance Measures may be amended or adjusted to include or exclude components of any Performance Measure, including, without limitation, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance Measures shall be subject to such other rules and conditions as the Committee may establish at any time.
2.21 “Performance Period” shall mean a period designated by the Committee during which (i) Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.
2.22 “Permitted Transferee” shall mean (i) the award recipient’s spouse or former spouse, (ii) any of the award recipient’s children, stepchildren, grandchildren, parents, stepparents, grandparents, nieces, nephews or siblings, including adoptive relationships, (iii) any of the award recipient’s mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, (iv) a trust of which the award recipient or one or more of the Persons described in clauses (i), (ii) or (iii) hereof are the only beneficiaries during the term the award is held by a Permitted Transferee, (v) a partnership in which no Person is a partner other than the award recipient or one or more of the Persons described in clauses (i)-(vii) hereof, (vi) a limited liability company in which no Person is a member other than the award recipient or one or more of the Persons described in clauses (i)-(vii) hereof, or (vii) any other Person who would be eligible to exercise Stock Options and SARs under Form S-8, issued under the Securities Act of 1933, as amended, and who is approved in writing by the Committee prior to any transfer of an award, provided that any Person described in clauses (i) - (vii) hereof has entered into a written agreement with the Company to withhold shares of Common Stock or cash which would otherwise be delivered or payable to such Person to satisfy any federal, state, local or other taxes that may be required to be withheld or paid in connection with the award in the event that the award recipient does not provide for an arrangement satisfactory to the Company to assure that such taxes will be paid.

2.23 “Person” shall mean any individual, group, firm, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust or other entity.
2.24 “Prior Plan” shall mean the United States Cellular Corporation 2013 Long-Term Incentive Plan, as amended from time to time, and any similar plan maintained by the Company for the benefit of employees or officers of the Employers under which equity compensation awards remain outstanding as of the effective date of the Plan.
2.25 “Restricted Stock” shall mean shares of Common Stock that are subject to a Restriction Period, and which may, in addition, be subject to the attainment of specified Performance Measures within a specified Performance Period.
2.26 “Restricted Stock Award” shall mean an award of Restricted Stock.
2.27 “Restricted Stock Unit” shall mean a right to receive a share of Common Stock or, in lieu thereof and to the extent set forth in the applicable Agreement, cash equal to the Fair Market Value of a share of Common Stock, which shall be contingent upon the expiration of a specified Restriction Period, and which may, in addition, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.
2.28 “Restricted Stock Unit Award” shall mean an award of Restricted Stock Units.
2.29 “Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award shall not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in the Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award or Other Stock Award shall remain in effect.
2.30 “SAR” shall mean a stock appreciation right, which may be a Free-Standing SAR or a Tandem SAR.
2.31 “Separation from Service” shall mean a termination of employment with the Employers and their affiliates within the meaning of Treasury Regulation §1.409A-1(h) (without regard to any permissible alternative definition thereunder). “Affiliate” for this purpose shall mean (i) a corporation that is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as an Employer or (ii) a trade or business (whether or not incorporated) under common control (within the meaning of section 414(c) of the Code) with an Employer, but in each case substituting a 50% ownership level for the 80% ownership level specified therein.
2.32 “Specified Employee” shall have the meaning set forth in the “Section 409A Specified Employee Policy of Telephone and Data Systems, Inc. and its Affiliates,” which policy hereby is incorporated herein by reference.
2.33 “Stock Award” shall mean a Bonus Stock Award, a Restricted Stock Award, a Restricted Stock Unit Award or an Other Stock Award.
2.34 “Stock Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.
2.35 “Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, a Stock Option, which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such Stock Option, shares of Common Stock, cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to the Stock Option, or portion thereof, which is surrendered.
2.36 “TDS” shall mean Telephone and Data Systems, Inc., a Delaware corporation, or any successor thereto.
ARTICLE III
ELIGIBILITY AND ADMINISTRATION
3.1 Eligibility. Participants in the Plan shall consist of such employees of the Employers as the Committee in its sole discretion may select from time to time. The Committee’s selection of an employee to participate in the Plan at any time shall not require the Committee to select such employee to participate in the Plan at any other time. Except as otherwise provided in an Agreement, for purposes of this Plan, references to employment by an Employer shall also mean employment by an Affiliate.

3.2 Administration. (a) In General. The Plan shall be administered by the Committee in accordance with the terms of the Plan. The Committee, in its discretion, shall select employees for participation in the Plan and shall determine the form, amount and timing of each grant of an award and, as applicable, the number of shares of Common Stock subject to an award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form and terms of the Agreement evidencing the award. Any one or a combination of the following awards may be made under the Plan to eligible individuals: (i) Stock Options in the form of Incentive Stock Options or Non-Qualified Stock Options, (ii) SARs in the form of Free-Standing SARs or Tandem SARs, (iii) Stock Awards in the form of Bonus Stock, Restricted Stock, Restricted Stock Units or Other Stock Awards and (iv) Performance Awards.
Notwithstanding any other provision of the Plan, the approval by the full Board, including the affirmative vote of a majority of the members of the Committee, shall be required with respect to any grant of an award under this Plan or a similar stock-based compensation plan if the number of shares of Common Stock which could be issued pursuant to such award, when added to the then currently outstanding shares of Common Stock plus the number of shares of Common Stock then subject to purchase or receipt pursuant to all grants of stock options, employee stock purchase plans, restricted stock or restricted stock unit awards and any other plan or program pursuant to which shares of Common Stock have been optioned or granted, whether vested or not, would result in the Company no longer satisfying the eligibility requirements, under section 1504 of the Code, to file a consolidated tax return with TDS.
The Committee may, in its sole discretion and for any reason at any time, take action such that (A) any or all outstanding Stock Options and SARs shall become exercisable in part or in full, (B) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award shall terminate or shall be of a shorter duration, (C) all or a portion of the Performance Period applicable to any outstanding Performance Award or any other award shall terminate or shall be of a shorter duration, and (D) the Performance Measures applicable to any outstanding Performance Award or any other award shall be deemed to be satisfied at the target, maximum or any other level.
The Committee shall interpret the Plan and establish any rules and procedures the Committee deems necessary or desirable for the administration of the Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as restricting or limiting competitive employment or other activities. All such interpretations, rules, procedures and conditions shall be final, conclusive and binding on all parties. A majority of the members of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.
(b) Delegation. To the extent legally permissible, the Committee may delegate some or all of its power and authority hereunder to the Board (or any member(s) thereof) or to the President and Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the President and the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer or other individual subject to section 16 of the Exchange Act, or decisions concerning the timing, pricing or number of shares subject to an award granted to such an officer or other individual.
(c) Indemnification. No member of the Board or Committee, and neither the President and Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan and each member of the Board and the Committee and the President and Chief Executive Officer and each other executive officer who is designated by the Committee to exercise any power or authority hereunder shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law, except as otherwise may be provided in the Company’s certificate of incorporation and/or by-laws, and under any directors’ and officers’ liability insurance which may be in effect from time to time.
3.3 Shares Available.
(a) In each case subject to adjustment as provided in Section 7.8, 7,000,000 shares of Common Stock initially shall be available under the Plan, of which (i) no more than 7,000,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options and (ii) no more than 350,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Bonus Stock Awards. Such shares shall be reduced by the sum of the aggregate number of shares of Common Stock then subject to outstanding awards under the Plan.
(b) To the extent that shares of Common Stock subject to an outstanding award under this Plan are not issued or delivered or are returned to the Company by the holder of the award by reason of (i) the expiration, termination, cancellation or forfeiture of such award, (ii) the settlement of such award in cash or (iii) the withholding by the Company of shares of Common Stock to pay all or a portion of the purchase price of such award, if any, or to satisfy all or a portion of the tax withholding obligations relating to such award, then such shares of Common Stock shall again be available under this Plan. Notwithstanding anything in this Section 3.3 to the contrary, shares of Common Stock subject to an award under this Plan may not again be made available for issuance under this Plan if such shares are shares that were subject to a stock-settled SAR and were not issued upon the net settlement of such SAR.

(c) Shares of Common Stock to be delivered under the Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.
(d) At the time that the Plan becomes effective, none of the shares of Common Stock otherwise available for grant under the Prior Plans shall be available for future grant under such Prior Plans or this Plan, except that future grants may be made under the Prior Plans with respect to annual bonus deferrals and related Employer Match Awards (as defined in the Prior Plans) for calendar years commencing prior to January 1, 2023.
ARTICLE IV
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
4.1 Stock Options. (a) In General. The Committee may, in its discretion, grant Stock Options to such employees as may be selected by the Committee; provided, however, that an employee of an Affiliate may be granted a Stock Option only if the underlying Common Stock qualifies, with respect to the employee, as “service recipient stock” within the meaning set forth in section 409A of the Code. Each Stock Option, or portion thereof, that is not an Incentive Stock Option shall be a Non-Qualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which Stock Options designated as Incentive Stock Options are exercisable for the first time by a Stock Option holder during any calendar year (under the Plan or any other plan of the Company or any related corporation (as defined in Treasury Regulation §1.421-1(i)(2)) exceeds the amount (currently $100,000) established by the Code, such Stock Options shall constitute Non-Qualified Stock Options. Stock Options shall be subject to the applicable terms and conditions set forth in this Article IV and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.
(b) Number of Shares and Purchase Price. The number of shares of Common Stock subject to a Stock Option and the purchase price per share of Common Stock purchasable upon exercise of the Stock Option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of a Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date such Stock Option is granted; provided further, that if an Incentive Stock Option shall be granted to an employee who, at the time the option is granted, owns (or is treated as owning) capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company (or of any related corporation (as defined in Treasury Regulation §1.421-1(i)(2)) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of its Fair Market Value) required by the Code in order for the Stock Option to constitute an Incentive Stock Option.
(c) Option Period and Exercisability. The period during which a Stock Option may be exercised shall be determined by the Committee; provided, however, that no Stock Option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such Stock Option shall be exercised no later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which must be attained as a condition either to a grant of a Stock Option or to the exercisability of all or a portion of a Stock Option. The Committee shall determine whether a Stock Option shall become exercisable in cumulative or non-cumulative installments or in part or in full at any time. A Stock Option may be exercised only with respect to whole shares of Common Stock. Prior to the exercise of a Stock Option, the holder of such Stock Option shall have no rights as a stockholder of the Company with respect to the Common Stock subject to such Stock Option.
(d) Method of Exercise. A Stock Option may be exercised (i) by giving notice in accordance with procedures established by the Company specifying the number of whole shares of Common Stock to be purchased and by arranging for the payment therefore in accordance with this Section 4.1(d) and (ii) by executing such documents and taking any other actions as the Company may reasonably request. The holder of a Stock Option may pay for the shares of Common Stock to be purchased pursuant to the exercise of such Stock Option (A) in cash, (B) by authorizing the Company to withhold whole shares of Common Stock which otherwise would be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise or (D) by a combination of (A) and (B), in each case to the extent set forth in the Agreement; provided, however, that the holder of a Stock Option that is an Officer at the time of grant may pay for the shares of Common Stock to be purchased pursuant to the exercise of such Stock Option only via (B). No shares of Common Stock shall be issued or delivered until the full purchase price therefor and the withholding taxes thereon, as described in Section 7.6, have been paid (or arrangement has been made for such payment to the Company’s satisfaction).
4.2 Stock Appreciation Rights. (a) In General. The Committee may, in its discretion, grant SARs to such employees as may be selected by the Committee; provided, however, that an employee of an Affiliate may be granted an SAR only if the underlying Common Stock qualifies, with respect to the employee, as “service recipient stock” within the meaning set forth in section 409A of the Code. The Agreement relating to an SAR shall specify whether the SAR is a Free-Standing SAR or a Tandem SAR. SARs shall be subject to the applicable terms and conditions set forth in this Article IV and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

(b) Number and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR shall be granted on the same date that the related Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share subject to the related Stock Option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR.
(c) Exercise Period and Exercisability. The Agreement relating to an award of SARs shall specify whether such award may be settled in shares of Common Stock or cash or a combination thereof. The period during which an SAR may be exercised shall be determined by the Committee; provided, however, that no SAR shall be exercised later than ten years after its date of grant; provided, further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related Stock Option. The Committee may, in its discretion, establish Performance Measures that must be attained as a condition either to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR shall become exercisable in cumulative or non-cumulative installments or in part or in full at any time. An SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. Prior to the exercise of an SAR for shares of Common Stock, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.
(d) Method of Exercise. An SAR may be exercised (i) by giving notice in accordance with procedures established by the Company specifying the number of whole SARs which are being exercised, (ii) in the case of a Tandem SAR, by surrendering to the Company any Stock Options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents and taking any other actions as the Company may reasonably request. No shares of Common Stock shall be issued or delivered, and no cash shall be paid, until the withholding taxes thereon, as described in Section 7.6, have been paid (or arrangement has been made for such payment to the Company’s satisfaction).
4.3 Termination of Employment. Subject to the requirements of the Code, all of the terms relating to the exercise, cancellation or other disposition of a Stock Option or SAR upon an employee’s termination of employment with an Employer, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in an Agreement. Notwithstanding the foregoing, if an award recipient ceases to be employed by an Employer or an Affiliate on account of such award recipient’s negligence or willful misconduct, in each case as determined by the Company in its sole discretion, then the Stock Option or SAR shall terminate immediately upon such termination of employment.
4.4 No Repricing. Notwithstanding any provision in the Plan to the contrary, the Committee shall not, without the approval of the stockholders of the Company (i) reduce the purchase price or base price of any previously granted Stock Option or SAR; (ii) cancel any previously granted Stock Option or SAR in exchange for another Stock Option or SAR with a lower purchase price or base price; or (iii) cancel any previously granted Stock Option or SAR in exchange for cash or another award if the purchase price of such Stock Option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 7.8.
4.5 No Dividend Equivalents. The holder of a Stock Option or SAR shall not be entitled to receive dividend equivalents with respect to the shares of Common Stock subject to such Stock Option or SAR.
ARTICLE V
STOCK AWARDS
5.1 Stock Awards. The Committee may, in its discretion, grant Stock Awards to such employees as may be selected by the Committee. The Agreement relating to a Stock Award shall specify the number of shares of Common Stock or Restricted Stock Units subject to the award, the Restriction Period or Performance Period (if any) applicable to the award, the Performance Measures (if any) applicable to the award and whether the Stock Award is a Bonus Stock Award, Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award. A grant of a Stock Award may be made to an employee upon the attainment of Performance Measures or for any other reason. Stock Awards shall be subject to the applicable terms and conditions set forth in this Article V and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.
5.2 Terms of Stock Awards. (a) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award or a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, (i) for the vesting of the shares of Common Stock subject to such Restricted Stock Award or the vesting of such Restricted Stock Unit Award upon (w) the attainment of specified Performance Measures (if any) during the specified Performance Period and/or (x) the award recipient’s continuous period of employment with an Employer during the specified Restriction Period, and (ii) for the forfeiture of the shares of Common Stock subject to such Restricted Stock Award or the forfeiture of such Restricted Stock Unit Award (y) if specified Performance Measures (if any) are not attained during the specified Performance Period or (z) if the award recipient terminates such employment during the specified Restriction Period.

(b) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the award recipient shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends or other distributions and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a dividend or distribution with respect to shares of Common Stock subject to a Restricted Stock Award, including a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the Common Stock with respect to which such dividend or distribution was made.
(c) Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award (i) shall specify whether such award may be settled in Common Stock or cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of any deferred dividend equivalents, with respect to the Common Stock subject to such award. Any dividend equivalents with respect to Restricted Stock Units shall be subject to the same vesting conditions as such Restricted Stock Units. Prior to the settlement of a Restricted Stock Unit Award in Common Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the Common Stock subject to such award.
(d) Custody and Delivery of Common Stock. During the Restriction Period, at the Company’s sole discretion, the shares of Restricted Stock either (i) shall be held by a custodian in book entry form, with the restrictions on the shares duly noted, or (ii) shall be represented by a certificate or certificates registered in the award recipient’s name, which may bear a legend, in addition to any legend which may be required pursuant to Section 7.7, indicating that the ownership of the shares represented by such certificate is subject to the restrictions, terms and conditions of the Plan and the Agreement relating to the Restricted Stock Award. Any such certificates shall be deposited with the Company or its agent, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, that would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any Restriction Period and the satisfaction of any Performance Measures applicable to a Restricted Stock Award, subject to the employee’s timely payment of any taxes in accordance with Section 7.6, the restrictions shall be removed from the requisite number of shares of Common Stock that are held in book entry form or, alternatively, certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award. Upon settlement of a Restricted Stock Unit Award in Common Stock or upon the grant of a Bonus Stock Award, in each case subject to the employee’s timely payment of any taxes in accordance with Section 7.6, the Common Stock subject to such Restricted Stock Unit Award or Bonus Stock Award shall be issued in book entry form or, alternatively, in a certificate or certificates registered in the award recipient’s name.
5.3 Other Stock Awards. Subject to the limitations set forth in the Plan, the Committee is authorized to grant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, including without limitation dividend equivalents, deferred stock units, stock purchase rights and shares of Common Stock issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Committee. The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Any distribution, dividend or dividend equivalents with respect to Other Stock Awards shall be subject to the same vesting conditions as the underlying awards. Prior to the settlement of an Other Stock Award in Common Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the Common Stock subject to such award.
5.4 Termination of Employment. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award, or any forfeiture and cancellation of such award upon an employee’s termination of employment with an Employer, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in an Agreement. Notwithstanding the foregoing, if an award recipient ceases to be employed by an Employer or an Affiliate on account of such award recipient’s negligence or willful misconduct, in each case as determined by the Company in its sole discretion, then the Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award shall terminate immediately upon such termination of employment.
ARTICLE VI
PERFORMANCE AWARDS
6.1 Performance Awards. The Committee may, in its discretion, grant Performance Awards to such employees as may be selected by the Committee. Performance Awards shall be subject to the terms and conditions set forth in this Article VI and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.
(a) Amount of Performance Award, Performance Measures and Performance Period. The amount of a Performance Award and the Performance Measures and Performance Period applicable to such award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, for the vesting of such award upon the attainment of specified Performance Measures during the specified Performance Period, and for the forfeiture of such award if specified Performance Measures are not attained during the specified Performance Period.
(c) Settlement of Vested Performance Awards. The Agreement relating to a Performance Award (i) shall specify whether such award may be settled in Common Stock (including shares of Restricted Stock) or cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of any deferred dividend equivalents, with respect to the Common Stock subject to such award. Any dividend equivalents with respect to Performance Awards shall be subject to the same restrictions as such Performance Awards. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be held by a custodian in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 5.2(d), and the holder of such shares of Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 5.2(b). Prior to the settlement of a Performance Award in Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to any Common Stock subject to such award.
6.2 Termination of Employment. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award, upon an employee’s termination of employment with an Employer, whether by reason of disability, retirement, death, or any other reason, shall be determined by the Committee and set forth in an Agreement. Notwithstanding the foregoing, if an award recipient ceases to be employed by an Employer or Affiliate on account of such award recipient’s negligence or willful misconduct, in each case as determined by the Company in its sole discretion, then the Performance Award shall terminate immediately upon such termination of employment.
ARTICLE VII
GENERAL
7.1 Effective Date and Term of Plan. The Plan shall be submitted to the stockholders of the Company for approval at the Company’s 2022 annual meeting of stockholders. If the Plan is approved, the Plan shall become effective as of the date on which the Plan was approved by stockholders. If the Plan is not approved, then the Plan and any awards hereunder shall be void and of no effect. The Plan shall terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of its effective date, unless terminated earlier by the Board. Termination of the Plan shall not affect the terms or conditions of any award granted prior to termination.
Awards hereunder may be made at any time prior to the termination of the Plan, provided that no Incentive Stock Option may be granted later than ten years after the date on which the Plan was approved by the Board.
7.2 Amendment. The Board may amend the Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the principal stock exchange on which the Common Stock is then traded, or (ii) such amendment seeks to modify the prohibition on repricing set forth in Section 4.4; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.
7.3 Agreement. Each award granted under the Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and, unless otherwise specified by the Company, accepted by the recipient by electronic or such other means approved by the Company. Upon such execution by the Company and acceptance by the recipient, such award shall be effective as of the effective date set forth in the Agreement.
7.4 Designation of Beneficiaries. Each employee may designate a beneficiary or beneficiaries (both primary and contingent) in the event of the employee’s death with respect to his or her awards by executing and filing with the Company during his or her lifetime a beneficiary designation in such form as prescribed by the Company. The employee may change or revoke any such designation by executing and filing with the Company during his or her lifetime a new beneficiary designation in such form as prescribed by the Company. To the extent that an outstanding Stock Option or SAR is exercisable, upon the employee’s death such beneficiary or beneficiaries shall be entitled to exercise such Stock Option or SAR pursuant to procedures established by the Company. If all designated beneficiaries predecease the employee, and if each corporation, partnership, trust or other entity which is a designated beneficiary is terminated, dissolved, becomes insolvent, or is adjudicated bankrupt prior to the date of the employee’s death, or if the employee fails to designate a beneficiary, then the following Persons in the order set forth below shall be the designated beneficiary or designated beneficiaries of such employee:
i) the employee’s spouse, if living; or if none,
ii) the employee’s then living descendants, per stirpes; or if none,
iii) the employee’s estate.

7.5 Transferability. No Incentive Stock Option shall be transferable other than to a beneficiary determined pursuant to Section 7.4 and effective on the recipient’s death. No Restricted Stock Unit Award, Performance Award, or Other Stock Award shall be transferable other than (a) to a beneficiary determined pursuant to Section 7.4 and effective on the recipient’s death or (b) pursuant to a court order entered in connection with a dissolution of marriage or child support. No other award under the Plan shall be transferable other than (a) to a beneficiary determined pursuant to Section 7.4 and effective on the recipient’s death, (b) pursuant to a court order entered in connection with a dissolution of marriage or child support, or (c) to the extent permitted under (i) securities laws relating to the registration of securities subject to employee benefit plans and (ii) the Agreement evidencing the grant of such award, by gift to a Permitted Transferee. Except as permitted by the preceding provisions of this Section 7.5, no award under the Plan may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any such attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.
7.6 Tax Withholding. Prior to (i) the issuance or delivery of any shares of Common Stock pursuant to an award made hereunder or (ii) the payment of any cash pursuant to an award made hereunder, the Company shall have the right to require payment by the holder of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. Such obligation shall be satisfied by the Company withholding whole shares of Common Stock which would otherwise be delivered to the holder, having an aggregate Fair Market Value, determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withholding an amount of cash which would otherwise be payable to the holder, in either case equal to the amount necessary to satisfy such obligation (or by a cash payment to the Company, to the extent related to employment taxes owed prior to settlement of the award); provided, however, that an Agreement evidencing a Stock Option granted to an employee who is not an Officer may provide for the withholding to be satisfied by any of the following means: (A) a cash payment to the Company, (B) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) a cash payment by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise or (D) any combination of (A) and (B). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable Internal Revenue Service withholding rules). No share of Common Stock shall be delivered until the withholding taxes thereon have been paid (or arrangement has been made for such payment to the Company’s satisfaction).
7.7 Restrictions on Shares. Each award granted hereunder shall be subject to the requirement that if at any time the Company determines that it is necessary or desirable as a condition of or in connection with the delivery of shares pursuant to such award (i) to list, register or qualify the shares of Common Stock subject to such award upon any securities exchange or under any law, (ii) to obtain the consent or approval of any governmental body, or (iii) to take any other action, such shares shall not be delivered unless the listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.
7.8 Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under the Plan, the maximum aggregate number of securities that may be issued under the Plan in connection with Incentive Stock Options, the maximum aggregate number of securities that may be issued under the Plan in connection with Bonus Stock Awards, the terms of each outstanding Stock Option and SAR (including the number and class of securities subject thereto and the purchase price or base price per share), and the terms of each outstanding Stock Award or Performance Award (including the number and class of securities subject thereto) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Stock Options and SARs in accordance with section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
7.9 Change in Control. (a) Notwithstanding any other section of the Plan or any provision of any Agreement, but subject to the final two paragraphs of this Section 7.9(a), in the event of a Change in Control, the Board (as constituted prior to such Change in Control) may in its discretion, but shall not be required to, make such adjustments to outstanding awards hereunder as it deems appropriate, including, without limitation:

(1) (i) causing some or all outstanding Stock Options and SARs to become exercisable in full, either immediately or upon a subsequent termination of employment; (ii) causing some or all outstanding Restricted Stock Awards to become nonforfeitable and the Restriction Periods applicable to some or all outstanding Restricted Stock Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iii) causing some or all outstanding Restricted Stock Unit Awards to become nonforfeitable, and to the extent permissible under section 409A of the Code, causing the Restriction Periods applicable to some or all outstanding Restricted Stock Unit Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iv) causing some or all outstanding Other Stock Awards to become nonforfeitable, and to the extent permissible under section 409A of the Code, causing the Restriction Periods applicable to some or all outstanding Other Stock Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (v) causing some or all outstanding Performance Awards to become nonforfeitable, and to the extent permissible under section 409A of the Code, causing the Performance Periods applicable to some or all outstanding Performance Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; and (vi) causing the Performance Measures applicable to some or all outstanding Performance Awards, Restricted Stock Awards, Restricted Stock Unit Awards or Other Stock Awards (if any) to be deemed to be satisfied at the target, maximum or any other level, as determined by the Board (as constituted prior to such Change in Control), either immediately or upon a subsequent termination of employment; and/or
(2) substituting for some or all of the Common Stock available under the Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding share of such Common Stock shall be converted pursuant to such Change in Control, with an appropriate and equitable adjustment to such award as determined by the Board (as constituted prior to such Change in Control) in accordance with the methodology set forth in Section 7.8; and/or
(3) requiring that outstanding awards, in whole or in part, be surrendered to the Company by the holder, and be immediately cancelled by the Company, and providing for the holder to receive, in accordance with the requirements of section 409A of the Code, to the extent applicable: (i) a cash payment in an amount equal to (A) in the case of a Stock Option or an SAR, the number of shares of Common Stock then subject to the portion of such Stock Option or SAR surrendered, to the extent such Stock Option or SAR is then exercisable or becomes exercisable pursuant to this Section 7.9(a), multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such Stock Option or SAR, (B) in the case of a Stock Award, the number of shares of Common Stock or Restricted Stock Units, as the case may be, then subject to the portion of such award surrendered, to the extent the Restriction Period and Performance Period, if any, applicable to such Stock Award has lapsed or will lapse pursuant to this Section 7.9(a) and to the extent that the Performance Measures, if any, have been satisfied or are deemed satisfied pursuant to this Section 7.9(a), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (C) in the case of a Performance Award, the amount payable with respect to the portion of such award surrendered, to the extent the Performance Period applicable to such award has lapsed or will lapse pursuant to this Section 7.9(a) and to the extent that the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to this Section 7.9(a); (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares pursuant to clause (ii) above.
Notwithstanding the foregoing or any provision in an Agreement to the contrary, if the award is not effectively continued or assumed by a surviving or acquiring company in a Change in Control (including by reason of the surviving or acquiring company not being publicly traded in the United States), as determined by the Board (as constituted prior to such Change in Control), effective at the time of the Change in Control (i) a pro-rata portion of Stock Option or SAR awards held by award recipients shall immediately become exercisable and shall be cancelled by the Company, and each award recipient shall receive, with respect to such pro-rata portion of the award, a cash payment in accordance with Section 7.9(a)(3)(i)(A) and (ii) a pro-rata portion of Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards or Other Stock Awards held by award recipients shall immediately become nonforfeitable and shall be cancelled by the Company, and each award recipient shall receive, with respect to such pro-rata portion of the award, a cash payment in accordance with subsection (B) or (C), as applicable, of Section 7.9(a)(3)(i) (with any Performance Measures applicable to the award deemed to have been satisfied based on the greater of actual achievement through the date of the occurrence of the Change in Control and target achievement (or in the case of a Change in Control that occurs following the last day of the Performance Period but before settlement, actual achievement)). Such pro-rata portion shall be measured by a fraction, of which the numerator is the number of whole months of the original vesting period prior to the occurrence of the Change in Control, and the denominator is the number of whole months of the original vesting period, as reduced by the portion of the award that otherwise was exercisable or nonforfeitable at the time of the Change in Control, if any. Such cash payment shall be made within sixty (60) days following the occurrence of the Change in Control; provided, however, that if the award is considered “nonqualified deferred compensation” within the meaning of section 409A of the Code, and such accelerated payment is not permitted by section 409A of the Code, then payment shall be made at the same time payment would have been made had the Change in Control not occurred.

Notwithstanding the foregoing or any provision in an Agreement to the contrary, if the award is effectively continued or assumed by a surviving or acquiring company in a Change in Control, but, within two years following the Change in Control, the award recipient’s employment is terminated by the Employers and Affiliates without Cause or by the award recipient for Good Reason, then upon such termination any Stock Option or SAR awards held by the award recipient shall immediately become exercisable in full, and any Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards or Other Stock Awards held by the award recipient shall immediately become nonforfeitable in full (with any Performance Measures applicable to the award at the time of such employment termination deemed to have been satisfied at target (or in the case of an employment termination that occurs following the last day of the Performance Period but before settlement, based on actual achievement).
(b) For purposes of the Plan, “Change in Control” shall mean:
(1) the acquisition by any Person, including any “person” within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of the then outstanding securities of the Company (the “Outstanding Voting Securities”) (x) having sufficient voting power of all classes of capital stock of the Company to elect at least 50% or more of the members of the Board or (y) having 50% or more of the combined voting power of the Outstanding Voting Securities entitled to vote generally on matters (without regard to the election of directors), excluding, however, the following: (i) any acquisition directly from the Company or an Affiliate (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege, unless the security being so exercised, converted or exchanged was acquired directly from the Company or an Affiliate), (ii) any acquisition by the Company or an Affiliate, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 7.9(b), or (v) any acquisition by the following Persons: (A) any child of LeRoy T. Carlson or the spouse of any such child, (B) any grandchild of LeRoy T. Carlson, including any child adopted by any child of LeRoy T. Carlson, or the spouse of any such grandchild, (C) the estate of any of the Persons described in clauses (A)-(B), (D) any trust or similar arrangement (including any acquisition on behalf of such trust or similar arrangement by the trustees or similar Persons) provided that all of the current beneficiaries of such trust or similar arrangement are Persons described in clauses (A)-(B) or their lineal descendants, or (E) the voting trust established by the Amended and Restated Voting Trust Agreement dated as of June 30, 1989, which expires on June 30, 2035 (the “Voting Trust”), or any successor to such Voting Trust, including the trustees of such Voting Trust on behalf of such Voting Trust (all such Persons, collectively, the “Exempted Persons”);
(2) individuals who, as of March 15, 2022, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company after March 15, 2022 whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board;
(3) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the Persons who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, (x) sufficient voting power to elect at least a majority of the members of the board of directors of the corporation resulting from the Corporate Transaction and (y) more than 50% of the combined voting power of the outstanding securities which are entitled to vote generally on matters (without regard to the election of directors) of the corporation resulting from such Corporate Transaction (including in each of clauses (x) and (y), without limitation, a corporation which as a result of such transaction owns, either directly or indirectly, the Company or all or substantially all of the Company’s assets), in substantially the same proportions relative to each other as the shares of Outstanding Voting Securities are owned immediately prior to such Corporate Transaction, (ii) no Person (other than the following Persons: (v) the Company or an Affiliate, (w) any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (x) the corporation resulting from such Corporate Transaction, (y) the Exempted Persons, and (z) any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the Outstanding Voting Securities) will beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding securities of such corporation entitled to vote generally on matters (without regard to the election of directors) and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
(4) approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

(c) For purposes of this Section 7.9, “Cause” shall have the meaning set forth in the employment agreement between the award recipient and an Employer as in effect on the date of grant of the award, if any. If the award recipient is not a party to such an employment agreement that contains such definition, “Cause” shall mean, with respect to the award recipient (as reasonably determined in good faith by the Committee):
(1) any conviction of, or plea of nolo contendere to, a felony;
(2) the theft, conversion, embezzlement or misappropriation by the award recipient of funds or other assets of the Employers and Affiliates or any other act of fraud or dishonesty with respect to the Employers and Affiliates;
(3) a material breach by the award recipient of his or her employment duties and responsibilities (other than as a result of incapacity due to physical or mental illness) (A) which is the result of the award recipient’s gross negligence or (B) which is demonstrably willful and deliberate on the award recipient’s part and which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Employers and Affiliates; or
(4) the award recipient’s material violation of a restrictive covenant made by the award recipient for the benefit of the Employers and Affiliates, including without limitation any competition, misappropriation, solicitation or disparagement restrictions set forth in an Agreement.
(d) For purposes of this Section 7.9, “Good Reason” shall have the meaning set forth in the employment agreement between the award recipient and an Employer as in effect on the date of grant of the award, if any. If the award recipient is not a party to such an employment agreement that contains such definition, “Good Reason” shall mean the occurrence of any of the following events without the award recipient’s written consent and which is not remedied by the Employers and Affiliates within thirty (30) days after receipt of written notice from the award recipient specifying such event:
(1) a material diminution in the award recipient’s authority, duties or responsibilities with the Employers and Affiliates as in effect immediately prior to the Change in Control;
(2) a material diminution in the authority, duties or responsibilities of the person at the Employers and Affiliates to whom the award recipient is required to report as in effect immediately prior to the Change in Control;
(3) a reduction in the award recipient’s rate of base salary, target annual bonus, target long-term incentive opportunity or retirement, welfare or other benefits as in effect immediately prior to the Change in Control (other than a reduction in retirement, welfare or other benefits similarly affecting all or substantially all similarly situated persons); or
(4) the relocation of the office at which the award recipient was principally employed immediately prior to the Change in Control to a location more than fifty (50) miles from the location of such office (except for required travel on business substantially consistent with the award recipient’s business travel obligations immediately prior to the Change in Control).
“Good Reason” shall exist only if (i) the award recipient provides to the applicable Employer or Affiliate the written notice specifying such event, as referenced above, within sixty (60) days following the initial existence of the event and (ii) the award recipient terminates employment due to Good Reason within one hundred twenty (120) days following the initial existence of the event.
7.10 Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the settlement of all or a portion of any award made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of section 409A of the Code.
7.11 No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no Person shall have any right to participate in the Plan. Neither the Plan nor any award granted hereunder shall confer upon any individual any right to continued employment by or service with the Company or any of its subsidiaries or affiliates or affect in any manner the right of the Company or any of its subsidiaries or affiliates to terminate the employment or service of any individual at any time without liability hereunder.
7.12 Rights as Stockholder. No Person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity securities of the Company that are subject to an award granted hereunder unless and until such Person becomes a stockholder of record with respect to such shares of Common Stock or equity securities.

7.13 Governing Law. The Plan, each award granted hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
7.14 Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.
7.15 Awards Subject to Clawback. The awards granted under the Plan and any cash payment or shares of Common Stock delivered pursuant to such an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
7.16 Compliance with Section 409A of the Code. It is intended that the Plan be exempt from the requirements of section 409A of the Code to the maximum extent possible. To the extent the Plan is subject to the requirements of section 409A of the Code, it is intended that the Plan comply with such requirements to the maximum extent possible. The Plan shall be administered and interpreted in a manner consistent with this intent. Notwithstanding the foregoing, no particular tax result for an employee with respect to any income recognized by the employee in connection with the Plan is guaranteed under the Plan, and the employee solely shall be responsible for any taxes, interest, penalties or other amounts imposed on the employee in connection with the Plan. A termination of employment for purposes of any provision of the Plan or an Agreement providing for the payment of any amounts upon or following termination of employment with respect to any award subject to section 409A of the Code shall be deemed to mean a Separation from Service to the extent required by section 409A.

uscellular™ VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by May 17, 2022 at 1:00 A.M., central time. Internet voting for shares underlying units held in your 401(k) Plan must be received by 1:00 A.M., central time on May 13, 2022.

Online
Go to **www.investorvote.com/USM** or scan the QR code — login details are located in the shaded bar below.

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/USM

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR its nominees in Proposal 1 and FOR Proposals 2 – 4.

1. Election of Directors:

	For	Withhold
01 - J. S. Crowley	☐	☐
02 - G. P. Josefowicz	☐	☐
03 - C. D. Stewart	☐	☐

	For	Against	Abstain
2. Ratify accountants for 2022	☐	☐	☐
3. United States Cellular Corporation 2022 Long-Term Incentive Plan	☐	☐	☐
4. Advisory vote to approve executive compensation	☐	☐	☐

5. In accordance with their discretion, to vote upon all other matters that may properly come before the Annual Meeting and any postponement, adjournment or recess thereof, including matters incidental to the Conduct of the meeting, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appear(s) hereon. Joint owners must each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03LYGC

The 2022 Annual Meeting of Shareholders of United States Cellular Corporation will be held on May 17, 2022 at 8:30 A.M. CT, at UScellular Plaza, 8410 W. Byrn Mawr Avenue, Chicago, Illinois 60631

This proxy statement is available at: investors.uscellular.com/proxy-vote/

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/USM

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — United States Cellular Corporation

Proxy for COMMON SHARES Solicited on Behalf of the Board of Directors for the Annual Meeting of the Shareholders of UNITED STATES CELLULAR CORPORATION To Be Held on May 17, 2022

The undersigned hereby appoints LeRoy T. Carlson, Jr. and Laurent C. Therivel, or either of them acting in the absence of the other, with full power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 2022 Annual Meeting of the Shareholders of United States Cellular Corporation, to be held on Tuesday, May 17, 2022, or at any postponement, adjournment or recess thereof, as set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby revokes any and all other proxies heretofore given by the undersigned to vote at such Annual Meeting of Shareholders and any postponement, adjournment or recess thereof.

The Board of Directors unanimously recommends a vote "FOR" its nominees in Proposal 1 and "FOR" Proposals 2, 3, and 4.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If no direction is made, this proxy will be voted "FOR" its nominees in Proposal 1 and "FOR" Proposals 2, 3, and 4.

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card, and mail the card in the enclosed postage paid envelope addressed to United States Cellular Corporation, c/o Computershare Trust Company, N.A. If "401K" is indicated next to the share amount on the reverse side, this is a ballot for instructing The Northern Trust Company, the trustee of the 401(k) Plan ("Trustee") how to vote the shares of United States Cellular Corporation stock underlying units allocated to your Tax-Deferred Savings Plan ("401(k) Plan") account. Indicate your voting instructions for the proposal on the ballot, sign and date it, and return it in the envelope provided. Your ballot must be received on or before May 12, 2022 in order to be counted. Internet voting for shares underlying units held in your 401(k) Plan will be available until 1:00 A.M. central time on May 13, 2022. Your voting instructions will be kept confidential. If you properly sign and return your ballot, The Northern Trust Company, as Trustee of the 401(k) Plan, will vote your shares according to your instructions, except as otherwise provided in accordance with applicable law or the 401(k) Plan's governing documents. If this voting instruction card is not properly completed and signed, or if it is not timely received by the designated tabulator, shares underlying units allocated to your account for the 401(k) Plan will be voted as directed by the Investment Management Committee for the 401(k) Plan, which shall act in the best interests of the Plan participants.

(Continued and to be signed on Reverse Side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.